EXHIBIT 2.4

Execution

Copy

ASSET PURCHASE AGREEMENT

Between

SCM MICROSYSTEMS, INC.

and

DAZZLE MULTIMEDIA, INC.

collectively as Seller

and

PINNACLE SYSTEMS, INC.

as Purchaser

Dated as of June 29, 2003

i

(continued)

(continued)

(continued)

EXHIBITS

EXHIBIT 1.1(a)	FORM OF ASIC AGREEMENT

EXHIBIT 1.1(b)	FORM OF CROSS-LICENSE AGREEMENT

EXHIBIT 1.1(c)	FORM OF DAZZLE TRADEMARK LICENSE AGREEMENT

EXHIBIT 1.1(d)	FORM OF MEDIA READER LICENSE AGREEMENT

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of June 29, 2003, between SCM MICROSYSTEMS, INC., a Delaware corporation (“Parent”), DAZZLE MULTIMEDIA, INC., a Delaware corporation sometimes dba DAZZLE, INC. (“Sub,” and together with Parent, “Seller”), and PINNACLE SYSTEMS, INC., a California corporation (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller and its subsidiaries are engaged in the business of providing certain hardware and software products for creating and sharing digital media content to the worldwide retail market at various locations in the United States and other countries, including Japan, India and certain countries in Europe; and

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all right, title and interest of Seller and its subsidiaries in and to certain properties and assets of such business, and in connection therewith Purchaser is willing to assume certain liabilities of Seller and its subsidiaries relating thereto, all upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound hereby, Purchaser and Seller (on behalf of itself and its subsidiaries) hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Certain Defined Terms. Unless the context otherwise requires, the following terms, when used in this Agreement, shall have the respective meanings specified below:

“Acquisition Documents” shall mean this Agreement, the Ancillary Agreements, and any certificate, report or other document delivered pursuant to this Agreement or the transactions contemplated hereby.

“Action” shall mean any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” or “this Agreement” shall mean this Asset Purchase Agreement, dated as of June 29, 2003, between Seller and Purchaser (including the Exhibits hereto and the Disclosure Schedule and other Schedules delivered herewith) and all amendments, modifications or supplements hereto made in accordance with the provisions of Section 11.9.

“Ancillary Agreements” shall mean the ASIC Agreement, the Assumption Agreement, the Bill of Sale, the Cross-License Agreement, the Dazzle Trademark License Agreement, the Media Reader License Agreement, the Registration Rights Agreement and the Transition Services Agreement.

“ASIC Agreement” shall mean the ASIC Supply Agreement in the form of Exhibit 1.1(a) hereto between Seller and Purchaser pursuant to which Seller agrees to supply and sell to Purchaser, and Purchaser agrees to purchase from Seller, an ASIC and related firmware that are incorporated in certain Media Reader Business products that are incorporated in certain of the Transferred Products.

“Assets” shall have the meaning specified in Section 2.1(a).

“Assumed Liabilities” shall have the meaning specified in Section 2.2(a).

“Assumption Agreement” shall mean the Assumption Agreement to be executed by Purchaser, Parent and any subsidiary of Parent which owns any Assets, including but not limited to the Business Subsidiaries on the Closing Date in a customary form to be mutually agreed to prior to Closing.

“Backlog” shall mean the aggregate sales price of Transferred Products constituting currently released products to be sold pursuant to valid and effective Sales Orders containing pricing for such Transferred Products that is in accordance with past pricing practices conducted in the ordinary course of the Business that (i) have not been shipped as of the close of business on the day immediately preceding the Closing Date, (ii) are to be shipped on or before thirty (30) days after the Closing Date to (x) bona fide Distribution Channel Participants with which Seller has done business prior to the date hereof or (y) new bona fide Distribution Channel Participants approved by Purchaser, which approval shall not be unreasonably withheld, and (iii) are not subject to extended payment terms inconsistent with the past practices of the Business.

“Bill of Sale” shall mean the General Conveyance, Transfer, Assignment and Bill of Sale to be executed by Parent and any subsidiary of Parent which owns any Assets, including but not limited to the Business Subsidiaries in a customary form to be mutually agreed to prior to Closing.

“Blackout Period” shall mean any period during which the effectiveness of the Registration Statement is suspended pursuant to the Registration Rights Agreement.

“Business” shall mean the business that is currently being conducted by Seller that consists of the design, development, manufacture, sale, licensing, distribution and support of the Transferred Products. For the avoidance of doubt, the Business shall not include (i) the sale, licensing, distribution and support of the Media Reader Products, except as permitted under the Media Reader License Agreement, or (ii) the SCM Security Business.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

“Business Intellectual Property” shall mean any and all Intellectual Property used in the Business, in the manner currently conducted, including, without limitation, in connection with the design, development, manufacture, use, import, sale licensing or other exploitation of Transferred Products.

“Business Subsidiaries” shall mean Dazzle Incorporated, a Delaware corporation, Dazzle International, a Cayman Islands corporation, Dazzle Europe, a corporation organized under the laws of Germany, MicroTech International, a Delaware corporation, SCM Micro Group Limited, a U.K. company, SCM Microsystems, Asia Pte Ltd., a company under the laws of Singapore, SCM Micro Limited, a U.K. company and SCM Micro India, a corporation organized under the laws of India.

“Closing” shall have the meaning specified in Section 2.4.

“Closing Date” shall have the meaning specified in Section 2.4, provided, however, that for purposes of the Closing Statement of Backlog, the Closing Statement of Inventory, the Seller Statement of Backlog, and the Seller Statement of Inventory as of the “Closing Date” shall mean the relevant information as of the close of business, Eastern Daylight time, on the Business Day immediately preceding the Closing Date.

“Closing Statement of Backlog” shall mean the statement of Backlog of Seller, to be prepared pursuant to Section 2.8(b) and the definition of Backlog and Section 2.10 and to be dated as of the Closing Date.

“Closing Statement of Inventory” shall mean the audited statement of Inventory of Seller, to be prepared pursuant to Section 2.7 and Section 2.10 and to be dated as of the Closing Date.

“Closing Stock Price” shall mean the average closing price of a share of Purchaser Common Stock on the Nasdaq National Market for the thirty (30) consecutive trading days ending on and including the date three (3) Business Days immediately prior to the Closing Date.

“Code” shall mean the Internal Revenue Code of 1986, as amended through the date hereof.

“Confidentiality Agreement” shall mean the letter agreement previously entered into between Seller (or an Affiliate) and Purchaser.

“Contract” shall mean any agreement, joint venture agreement, partnership agreement, assignment, lease, sublease or other occupancy agreement, license, sublicense, settlement agreement, consent decree, stipulation, promissory note, evidence of indebtedness, loan agreement, credit agreement, indenture, security agreement, loan document, insurance policy, purchase order or other contract, arrangement, understanding or conduct giving rise to any binding commitment (whether written or oral), including any amendments, supplements or modifications thereto.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Cross License Agreement” shall mean the Cross-License Agreement in the form of Exhibit 1.1(b) hereto under which Purchaser and Seller grant a royalty free and fully paid, perpetual and irrevocable license: (i) in the case of the license granted by Purchaser, to use the Video Business Shared IP that is currently being used in the SCM Security Business or the Media Reader Business, which license will (A) exclude any right to use such Video Business Shared IP in connection with Video Products, (B) be exclusive in the fields of Security-Related Products and media reader products that enable the reading and writing of digital content directly to flash memory media cards, and (C) non-exclusive in all other fields (subject to the exclusion set forth in the foregoing clause (A)), (ii) in the case of the license granted by Seller, to use Seller Cross License IP, which license will (x) exclude any right to use Seller Cross License IP in connection with the fields of Security-Related Products and media reader products that enable reading and writing of digital content directly to flash memory media cards, (y) be exclusive in the Video Products field, and (z) non-exclusive in all other fields (subject to the exclusion set forth in the foregoing clause (z)) and (iii) in the case of the license granted by Purchaser, to use Transferred IP (other than Trademarks or Video Business Shared IP) that is currently being used in the SCM Security Business or the Media Reader Business, which license will (A) be exclusive in the fields of Security Related Products and media reader products that enable the reading and writing of digital content directly to flash memory media cards, once Seller demonstrates that for particular Intellectual Property, such Intellectual Property was used on the Closing Date in the SCM Security Business or the Media Reader Business, and provided that licenses granted to such Intellectual Property prior to such demonstration shall not be affected by such exclusivity; and (B) exclude all other fields.

“Dazzle Trademark License Agreement” shall mean the Trademark License Agreement in the form of Exhibit 1.1(c) hereto under which Purchaser grants to Seller and any

Affiliate of Seller a royalty-free and fully-paid, exclusive license to use the Dazzle Trademark in connection with the marketing and sale of Media Reader Products or derivatives thereof.

“Development Tools” shall mean development tools and environments, libraries, utilities, and other Software used to design, develop, modify, compile, operate or support any of the Transferred Products, excluding any Video Product Testing Software.

“Disclosure Schedule” shall mean the Disclosure Schedule, dated as of the date hereof, delivered herewith and forming a part of this Agreement.

“Distribution Channel Participant” shall mean a distributor, customer, value added reseller, sales representative, broker, dealer, manufacturer’s representative, franchisee, agent, retailer or other participant in a distribution channel related to Transferred Products, other than end-users.

“Employment Candidates” shall mean the employees of Seller and its subsidiaries set forth on Schedule 6.1 delivered herewith.

“Encumbrance” shall mean any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement, or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall have the meaning specified in Section 2.1(b).

“Excluded Liabilities” shall have the meaning specified in Section 2.2(b).

“Governmental Authority” shall mean any U.S. or foreign, national, federal, state, municipal or local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indemnification Claim” shall mean any matter which an Indemnified Party has determined has given rise to a right of indemnification under this Agreement.

“Indemnified Party” shall have the meaning specified in Section 9.2(a).

“Independent Accounting Firm” shall mean an independent accounting firm of international reputation mutually acceptable to Purchaser and Seller, other than Purchaser’s Accountants and Seller’s Accountants.

“Infrastructure Technology” shall mean Software and other Technology used by Seller in support of its business operations generally, including without limitation, office desktop software applications, operating system software, communications and networking software, accounting and financial software, enterprise resource planning software, enterprise application integration software, “middleware” and any software not used in connection with the design, development, manufacture, sale, licensing, distribution and support of Transferred Products.

“Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) United States and foreign patents and utility models and applications therefor and all reissues, divisions, reexaminations, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) inventions (whether patentable or not), improvements, trade secrets, proprietary information, know-how, and any rights in technology, invention disclosures, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) domain names, uniform resource locators (“URLs”), other names and locators associated with the Internet, and applications or registrations therefor (“Domain Names”); (v) industrial designs and any registrations and applications therefor; (vi) trade names, logos, common law trademarks and service marks, trademark and service mark registrations, related goodwill and applications therefor throughout the world (“Trademarks”); (vii) all rights in databases and data collections; (viii) all moral and economic rights of authors and inventors, however denominated; and (ix) any similar or equivalent rights to any of the foregoing (as applicable).

“Intellectual Property Contracts” shall have the meaning specified in Section 3.11(a)(iii).

“Inventory” or “Inventories” shall mean all inventory, merchandise, finished goods, raw materials, work in process, packaging and parts inventory related to Transferred Products, maintained, held or stored by or for Seller and its subsidiaries on the Closing Date and any prepaid deposits for any of the same.

“IRS” shall mean the Internal Revenue Service of the United States.

“knowledge” shall mean, with respect to Seller, deemed “knowledge” of a particular fact or other matter if (i) any of Andrew Vought, Robert Schneider, Andrew Warner, Jack Battaglia or Steve Moore (the “Seller Knowledge Group”) is actually aware of such fact or other matter, or (ii) any member of the Seller Knowledge Group would reasonably be expected to discover or otherwise become aware of such fact or other matter after due inquiry of senior managers of Seller and its subsidiaries who manage the functions relevant to such fact or other matter.

“Law” shall mean any national, federal, state, municipal or local or other statute, law, treaty, ordinance, regulation, rule, code, order, other requirement or rule of law.

“Liabilities” shall mean any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law (including, without limitation, any Environmental Law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Licensed Media Reader IP” shall mean the copyrights, Trade Secrets and other Intellectual Property that are used for the development and manufacture of Media Reader Products that are incorporated in any Transferred Products, other than copyrights, Trade Secrets, and other Intellectual Property embodied in the ASICs and embedded firmware to be supplied by Seller and Purchaser under the ASIC Agreement.

“Loss” shall have the meaning specified in Section 9.2(a).

“Material Adverse Effect” shall mean any circumstance, change in, or effect on, the Business or Seller and its subsidiaries that, individually or in the aggregate with any other circumstances, changes in, or effects on, Seller and its subsidiaries or the Business (x) is, or could reasonably be expected to be, materially adverse to the Business, Assets or Assumed Liabilities, or to the Distribution Channel Participant or vendor relationships, results of operations or condition (financial or otherwise) of the Business, taken as a whole, or (y) could reasonably be expected to materially adversely affect the ability of Purchaser to operate or conduct the Business in the manner in which it is currently operated or conducted by Seller and its subsidiaries, taken as a whole, provided, however, that a “Material Adverse Effect” shall not be deemed to have occurred if such circumstance, change or effect (i) was principally caused by, or resulted from, operational changes or other actions approved in writing by Purchaser (unless otherwise specified in such written consent), (ii) was principally the result of actions taken, or intended to be taken, by the parties in connection with, or which are attributable to, the execution and announcement of this Agreement or to the identity of Purchaser, including effects upon agreements, Distribution Channel Participant or vendor relationships or Transferred Employees, (iii) was principally caused by, or was a result of, general economic conditions or conditions in the consumer electronics industry, or (iv) was principally caused by, or was the result of, the failure to convey any Excluded Asset.

“Material Contracts” shall have the meaning specified in Section 3.10(a).

“Media Reader Business” shall mean the business currently conducted by the Seller that consists of the design, development, manufacture, sale, licensing, distribution and support of the Media Reader Products.

“Media Reader IP” shall mean the copyrights, Trade Secrets and other Intellectual Property, other than Trademarks that are embodied in the Media Reader Products.

“Media Reader License Agreement” shall mean the license agreement in the form of Exhibit 1.1(d) hereto under which Seller grants to Purchaser an irrevocable, perpetual, royalty-free and fully-paid, exclusive license to use the Licensed Media Reader IP solely to make, have made, use, sell, offer for sale, import, reproduce, distribute, and create derivative works of Media Reader Products solely for incorporation in Transferred Products or derivatives thereof, and for the sale, licensing, distribution and support of Transferred Products or derivatives thereof which incorporate the Media Reader Products.

“Media Reader Products” shall mean the media reader products of Seller or its subsidiaries that enable consumers to read or write digital content directly from and to flash memory media cards and that are listed on Section 1.1(a) of the Disclosure Schedule.

“Objection Notice” shall have the meaning specified in Section 9.2(b).

“Officer’s Certificate” shall have the meaning specified in Section 9.2(b).

“Permitted Encumbrances” shall mean such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) liens for taxes, assessments and governmental charges or levies not yet due and payable; (b) Encumbrances imposed by Law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than thirty (30) days and (ii) are not in excess of $25,000 individually in the case of a single property or $100,000 in the aggregate at any time; and (c) pledges or deposits to secure public or statutory obligations.

“Person” shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Product Returns” shall mean Transferred Products that were shipped by Seller prior to the Closing Date and that have not been sold to end-user customers as of the Closing Date that are returned after the Closing and which (i) are suitable for and capable of resale, (ii) do not constitute all or part of a line of discontinued Transferred Products, and (iii) are either (x) returned after December 31, 2003 and on or prior to the date that is the twelve (12) month anniversary of the Closing Date in an amount not less than $20,000 in the aggregate from any Distribution Channel Participant, or (y) returned on or prior to December 31, 2003.

“Purchase Orders” shall mean contracts, orders or commitments for the purchase of Inventory that has not been received.

“Purchase Price” shall have the meaning specified in Section 2.3(a).

“Purchaser” shall have the meaning specified in the recitals to this Agreement.

“Purchaser Common Stock” shall mean shares of common stock, no par value, of Purchaser.

“Purchaser’s Accountants” shall mean KPMG LLP, independent accountants of Purchaser.

“Receivables” shall mean any and all accounts receivable, notes and other amounts receivable from customers arising from the conduct of the Media Reader Business and the Business by Seller and its subsidiaries before the Closing Date, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon.

“Reference Statement of Inventory” shall mean the unaudited statement of Inventory of Seller, dated as of May 26, 2003, a copy of which is set forth in Section 3.6(a) of the Disclosure Schedule.

“Registered Intellectual Property” shall mean all United States, international and foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) copyright registrations and applications to register copyrights; (iv) registered mask works and applications to register mask works; (v) domain name registrations; and (vi) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any private, state, government or other public or quasi-public legal authority at any time.

“Registration Rights Agreement” shall mean a mutually agreeable Registration Rights Agreement to be executed by Purchaser and Seller prior to the earlier of seven (7) calendar days from the date hereof or the Closing Date.

“Regulations” shall mean the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

“Returns” shall have the meaning specified in Section 7.2.

“Sales Orders” shall mean contracts, orders or commitments for the purchase of Transferred Products.

“SCM Security Business” shall mean the business of the Seller that consists of the design, development, manufacture, sale, licensing, distribution and support of products and technology for access control systems deployed on the digital television and PC platforms, including without limitation conditional access modules and interface technology used by digital television operators and smart card readers and interface technology used to control access to PCs, computer networks and the Internet as currently conducted and as may be conducted by the Seller in the future but, in any event, excluding Video Products.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security-Related Products” shall mean any products now existing or hereafter created or developed that conditionally limit, restrict or monitor access to any tangible or intangible property, including, without limitation, any access control system for use with digital television or broadband content delivery or that controls access to PCs, computer networks, the Internet or other devices that receive or transmit digital data, including without limitation, any products that currently are marketed by Seller as part of the SCM Security Business and any other products, the primary function of which is to enable secure exchange of electronic applications or that otherwise form a part of any security encryption platform. For the avoidance of doubt, Seller’s “StarKey” product line is included in this definition.

“Seller” shall have the meaning specified in the recitals to this Agreement.

“Seller Benefit Plan” shall have the meaning specified in Section 3.13(a)(ii).

“Seller Benefits Liabilities” shall have the meaning specified in Section 3.13(a)(ii).

“Seller Cross License IP” shall mean Seller Owned Intellectual Property other than Transferred IP excluding any Trademarks, Development Tools and Infrastructure Technology.

“Seller Owned Intellectual Property” shall mean all Business Intellectual Property that is owned by Seller or any of its direct and indirect subsidiaries.

“Seller Statement of Backlog” shall mean the statement of Backlog of Seller, to be prepared by Seller pursuant to Section 2.8(a) and the definition of Backlog and to be dated as of the Closing Date.

“Seller Statement of Inventory” shall mean the statement of Inventory of Seller, to be prepared by Seller pursuant to Section 2.7(a) and to be dated as of the Closing Date.

“Seller’s Accountants” shall mean Deloitte & Touche LLP, independent accountants of Seller.

“Shares” shall mean all shares of Purchaser Common Stock issued to Parent pursuant to Section 2.3 hereof.

“subsidiaries” shall mean any and all corporations, partnerships, joint ventures, associations and other entities controlled by the applicable Person directly or indirectly through one or more intermediaries including in the case of Parent, the Business Subsidiaries.

“Tax” or “Taxes” shall mean any and all taxes, fees, levies, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax with respect thereto) imposed by any government or taxing authority, including, without limitation, (i) taxes or other charges on or with respect to income, franchises, concessions, windfall or other profits, gross receipts, property, sales, use, capital, gains, capital stock or shares, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; and (ii) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes.

“Technology” shall mean all tangible instantiations of technology, including all techniques, design rules, algorithms, routines, files, databases, works of authorship (including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise), documentation, designs, files, net lists, records, data, processes, designs, prototypes, schematics, breadboards, netlists, test methodologies and hardware development tools.

“Third Party Claims” shall have the meaning specified in Section 9.2(c).

“Third Party Licensed IP” shall mean any and all Intellectual Property licensed to Seller under any Intellectual Property Contracts.

“Trade Secrets” shall mean information and data, including without limitation, information and technical data relating to Technology, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, excluding any copyrights or patents that may cover or protect the foregoing.

“Transferred Copyrights and Trade Secrets” shall mean all copyrights and Trade Secrets owned by Seller or any of its direct and indirect subsidiaries and embodied in the Transferred Products other than any Media Reader IP.

“Transferred Contracts” shall mean (i) Contracts, including Purchase Orders outstanding as of the Closing Date and Sales Orders outstanding as of the Closing Date, to which Seller or a subsidiary is a party that are listed on Schedule 2.1(a)(iii), (ii) any Sales Orders comprising Backlog, and (iii) any other Contracts entered into after the date hereof with the consent of Purchaser which Purchaser shall agree to assume.

“Transferred Employee” shall have the meaning specified in Section 6.1.

“Transferred IP” shall mean Transferred Product Copyrights and Trade Secrets, the Transferred Trademarks and Domain Names and the Transferred Non-Product IP.

“Transferred Non-Product IP” shall mean (i) the copyrights and Trade Secrets owned by Seller that are embodied in (a) any hardware reference designs for any of the Transferred Products that constitute hardware products, (b) the Video Product Testing Programs or (c) the Technology identified in Schedule 2.5(xiv) and (ii) the Video Business Shared IP.

“Transferred Product Copyrights and Trade Secrets” shall mean all of the copyrights and Trade Secrets owned by Seller and embodied in the Transferred Products other than any Media Reader IP.

“Transferred Products” shall mean the products or service offerings of Seller, including all previously marketed and currently marketed versions thereof and any similar products or service offerings of Seller that are under development or that have been developed but not yet marketed, in each case that are set forth in Section 1.1(b) of the Disclosure Schedule.

“Transferred Products in Inventory” shall mean each version of the Transferred Products that is included in the Inventories that are included in the Assets.

“Transferred Technology” shall mean all Technology owned or controlled by Seller or its subsidiaries used in the Business, other than Development Tools and Infrastructure Technology.

“Transition Services Agreement” shall mean the Agreement by and between Seller and Purchaser whereby Seller shall provide certain services to Purchaser following the Closing Date in a form to be mutually agreed to prior to Closing.

“Transferred Trademarks and Domain Names” shall mean the Trademarks and Domain Names owned by Seller or any of its direct or indirect subsidiaries that are listed on Section 1.1(c) of the Disclosure Schedule, or any Trademarks and Domain Names that incorporate “DAZZLE,” and any intent-to-use applications for any Trademarks that incorporate “DAZZLE,” together with the goodwill associated with each of the foregoing.

“U.S. GAAP” shall mean United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“Video Business Shared IP” shall mean any copyrights or Trade Secrets embodied in any Technology (other than Infrastructure Technology or Development Tools) that is primarily used in the conduct of the Business, excluding any copyrights or Trade Secrets included in the Transferred IP.

“Video Product Testing Programs” shall mean test suites and other software testing tools owned by Seller, or any of its direct or indirect subsidiaries, that specifically relate to any Transferred Products.

“Video Products” shall mean the Transferred Products or any consumer or any prosumer products intended for use on a PC, the primary function of which is to capture, edit and share video content, including without limitation, any consumer or prosumer products intended for use on a PC, the primary function of which is the same as, or similar to, any of the Transferred Products.

ARTICLE II

PURCHASE AND SALE

SECTION 2.1. Assets to Be Sold.

(a) On the terms and subject to the conditions of this Agreement, Seller shall, on the Closing Date, sell, assign, transfer, convey and deliver to Purchaser or cause to be sold, assigned, transferred, conveyed and delivered to Purchaser, and Purchaser shall purchase from Seller and its subsidiaries, on the Closing Date, all of Seller’s and its subsidiaries’ right, title and interest in, to and under the following assets and properties (the assets to be purchased by Purchaser being collectively referred to as the “Assets”):

(i) all Inventories as of the Closing Date;

(ii) all of Seller’s and its subsidiaries’ right, title and interest in, to and under the Transferred IP, including but not limited to the Dazzle trademark;

(iii) tooling and test equipment related to Transferred Products;

(iv) all rights of Seller and its subsidiaries under all Transferred Contracts as of the Closing Date, except to the extent required consents have not been obtained with respect to those Transferred Contracts listed in Part II of Schedule 8.2(f);

(v) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind (including rights to insurance proceeds if any, pertaining to Inventory included on the Closing Statement of Inventory), rights under and pursuant to all warranties, representations and guarantees made by vendors of products, materials or equipment, or components thereof that relate to any of the Assets or Assumed Liabilities, and rights to past, present and future damages for breach, infringement or misappropriation), pertaining to, arising out of, and inuring to the benefit of Seller and its subsidiaries to the extent that they relate to any of the Assets (including all rights to enforce and rights to past, present and future damages for breach, infringement or misappropriation under all proprietary rights agreements pursuant to which employees of Seller and its subsidiaries, including Transferred Employees, have assigned Transferred IP to the Seller and its subsidiaries) or Assumed Liabilities, other than Tax attributes, prepaid Taxes and claims for refunds or credits of Taxes relating to Seller’s operation of the Business prior to the Closing;

(vi) copies of all Distribution Channel Participant, vendor and other mailing or contact lists, including but not limited to lists of registered users of Transferred Products, owned, used, associated with or employed by Seller and its subsidiaries currently used in the Business;

(vii) all labels, packaging materials, promotional materials, point-of-purchase displays, sales literature, advertising, brochures, user manuals, graphics and artwork (in each case, in paper and electronic format), and UPC codes (or, in each case, the applicable portions thereof) to the extent they relate to the sale of Transferred Products;

(viii) copies of all shipping, purchasing, sales and similar records, correspondence, documents and files (in each case in paper or electronic format) owned, associated with or employed by Seller or its subsidiaries or in Seller’s or its subsidiaries’ care, custody, or control used in, or reasonably relating to, the Assets or Assumed Liabilities at the Closing Date, other than organization documents, minute and stock record books and the corporate seal of Seller; and

(ix) all municipal, state and federal franchises, permits, licenses, agreements, waivers and authorizations held or used by Seller and its subsidiaries in connection with, or required for, the conduct of the Business, to the extent that they relate exclusively to the Business and are transferable.

The Transferred Contracts shall be assumed by Purchaser free and clear of any Excluded Liabilities related thereto, including any accounts payable and intercompany Liabilities that arise out of events occurring prior to the Closing.

(b) The Assets shall exclude the following assets owned by Seller and its subsidiaries (the “Excluded Assets”):

(i) all cash, cash equivalents and bank accounts owned by Seller and its subsidiaries at the Closing Date;

(ii) all Receivables;

(iii) all furniture, equipment, computers, machinery and other tangible personal property used, owned or held for use by Seller and its subsidiaries at the Closing Date for use in the conduct of the Business, other than tooling and test equipment related to Transferred Products;

(iv) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind (including rights under and pursuant to all warranties, representations and guarantees made by vendors of products, materials or equipment, or components thereof, and rights to past, present and future damages for breach, infringement or misappropriation) to the extent that they relate to any of the Excluded Assets or Excluded Liabilities and any rights to insurance proceeds other than those described in Section 2.1(a)(v);

(v) all of the real property owned or leased by Seller and its subsidiaries, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of Seller and its subsidiaries attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing;

(vi) all other assets, intangible or tangible, real or personal that are not included in the Assets;

(vii) the capital stock and all other equity interests of each subsidiary of Seller;

(viii) Tax attributes, prepaid Taxes and claims for refunds or credits of Taxes relating to Seller’s operation of the Business prior to the Closing;

(ix) the rights to receive all royalty credits, rebates or paybacks arising under any Transferred Contract with respect to Product Returns of Transferred Products that were shipped prior to the Closing;

(x) all assets, rights and claims of every kind and nature used or intended to be used in the operation of, or residing with, the Media Reader Business or the SCM Security Business other than the Video Business Shared IP;

(xi) all Contracts other than Transferred Contracts; and

(xii) all rights of Seller under this Agreement and the Ancillary Agreements.

SECTION 2.2. Assumption and Exclusion of Liabilities.

(a) On the terms and subject to the conditions of this Agreement, Purchaser shall, on the Closing Date, assume and shall pay, perform and discharge when due the following, and only the following, Liabilities of Seller and its subsidiaries (the “Assumed Liabilities”):

(i) any Liabilities to be paid or performed after the Closing Date that arise from or out of the performance or non-performance by Purchaser after the Closing Date of any Transferred Contracts;

(ii) any Liabilities to be paid or performed after the Closing Date under any warranty, customer support, upgrade or product delivery Contracts for Transferred Products and Liabilities related to product returns other than Product Returns (whether sold before or after the Closing), other than (x) any Liabilities arising from or out of a breach by Seller or any of its subsidiaries (other than a breach giving rise to customer warranty or support obligations in the ordinary course of the Business), and (y) any Liabilities giving rise to Product Returns;

(iii) any Liabilities related to rebate obligations, that may become payable to end-user purchasers of Inventory after the Closing Date, including pursuant to end-user rebate programs implemented by Seller prior to the date hereof;

(iv) any Liabilities relating to Transferred Employees that arise from or out of Purchaser’s employment or termination of the Transferred Employees after the Closing Date; and

(v) any Liabilities incurred, arising from or out of, in connection with or as a result of claims made by or against Purchaser or Seller or any of its subsidiaries with respect to the operation of the Business by or on behalf of Purchaser that arise out of events occurring on or after the Closing.

(b) Except for the Assumed Liabilities specifically set forth in Section 2.2(a) above, the Assumed Liabilities expressly exclude, Seller and its subsidiaries shall retain, and shall be responsible for paying, performing and discharging when due, and Purchaser shall not assume or have any responsibility for, all Liabilities of Seller and its subsidiaries as of the Closing Date, whether known or unknown, fixed or contingent (the “Excluded Liabilities”), including, without limitation:

(i) all Taxes now or hereafter owed by Seller or any Affiliate of Seller, or attributable to the Assets or the Business relating to any period, or any portion of any period, ending on or prior to the Closing Date, as provided in Section 7.1;

(ii) any Contracts relating to Excluded Assets or which are not Transferred Contracts, including all Liabilities under any Contracts that are not Transferred Contracts providing a rebate, refund, payment or credit to a Distribution Channel Participant to the extent based on Transferred Products sold or shipped prior to the Closing;

(iii) any Liabilities incurred, arising from or out of, in connection with or as a result of claims made by or against Purchaser or Seller or any of its subsidiaries with respect to the operation of the Excluded Assets by or on behalf of Seller or any of its subsidiaries, including any lease termination or other Liabilities related to Seller or any of its subsidiaries closing any facilities, severance Liabilities, if any, for employees (including Transferred Employees) who are terminated, and any Liabilities related to the dissolution of any corporate entity associated with the Business;

(iv) any Liabilities incurred, arising from or out of, in connection with or as a result of claims made by or against Purchaser or Seller or any of its subsidiaries with respect to the operation of the Business by or on behalf of Seller or any of its subsidiaries that (i) arise out of events occurring prior to the Closing, including any license fees, royalties, accounts payable, including accounts payable related to the purchase of Inventory, Product Returns, marketing development fund obligations, rebates or other payments related to products shipped prior to the Closing or (ii) arise out of the obligation to pay license fees or royalties due in respect of the transfer of the Inventory to Purchaser as contemplated by this Agreement; provided, however, that Purchaser shall be obligated to reimburse Seller for any such license fees or royalties to the extent Purchaser obtains a credit, offset or other reduction that otherwise would be due from Purchaser upon its resale of such Inventory, net of any Taxes.

(v) any Liability to indemnify any person by reason of the fact that such person was a director, officer, employee or agent of Seller or its subsidiaries prior to the Closing;

(vi) any intercompany loans, payables or Liabilities between or among Seller and any of its subsidiaries;

(vii) all Seller Benefits Liabilities, whether incurred before, on or after the Closing;

(viii) any Liability of Seller, or any Affiliate of Seller, as a result of any legal or equitable action or judicial or administrative proceeding initiated at any time caused by Seller’s operation of the Business on or prior to the Closing Date and in respect of anything done, suffered to be done, or omitted to be done by Seller, or any Affiliate of Seller, or any of their directors, officers, employees or agents, except for such actions or proceedings arising from or directly related to those specific Liabilities constituting Assumed Liabilities;

(ix) all Liabilities which arise out of allegations of personal injury or tangible property damage suffered by any third party (x) on or prior to the Closing Date or (y) attributable to Transferred Products or Inventory sold or shipped, or activities or omissions that occur prior to the Closing;

(x) all Liabilities related to rebate obligations that may become payable to end-user purchasers of Transferred Products pursuant to end-user rebate programs implemented by Seller prior to the Closing Date, except to the extent provided in Section 2.2(a)(iii);

(xi) all Liabilities related to environmental matters arising out of the operation of the Business prior to the Closing; and

(xii) any Liabilities of Seller under this Agreement and the Ancillary Agreements, and the transactions contemplated hereby, including all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred by Seller and any of its subsidiaries.

SECTION 2.3. Purchase Price; Allocation of Purchase Price; Tax Treatment.

(a) Purchase Price. Subject to the adjustments set forth in Section 2.7, Section 2.8 and Section 2.10 of this Agreement, the purchase price for the Assets and for the covenants contained in Section 5.8 of this Agreement shall be a number of shares of Purchaser Common Stock equal to the quotient obtained by dividing (i) Twenty-One Million Five Hundred Fifty Thousand dollars ($21,550,000) (the “Purchase Price”) by (ii) the Closing Stock Price; provided, however, that any adjustment to the Purchase Price after the Closing shall be payable in cash as provided herein. The number of shares of Purchaser Common Stock issued to Parent as the Purchase Price shall be (i) equitably adjusted to reflect fully the effect of any stock split, reverse split, stock combination, stock dividend (including any dividend or distribution of securities convertible into Purchaser Common Stock), reorganization, reclassification, recapitalization or other like change with respect to Purchaser Common Stock the effective date of which occurs after the date hereof and prior to the Closing Date, and (ii) rounded to the nearest whole share.

(b) Allocation. Purchaser and Seller shall cooperate in good faith to mutually agree within ninety (90) days following the Closing Date to an allocation of the Purchase Price and the Assumed Liabilities among the Assets and the covenants contained in Section 5.8 of this Agreement. Any subsequent adjustments to the sum of the Purchase Price and Assumed Liabilities shall be reflected in the allocation hereunder in a manner consistent with Section 1060 of the Code and the Regulations thereunder. If an allocation is mutually agreed to, then for all Tax purposes, Purchaser and Seller agree to report the transactions contemplated in this Agreement in a manner consistent with the terms of this Agreement, including the allocation under this Section 2.3(b), and that none of them will take any position inconsistent therewith in any Tax Return, in any refund claim, in any litigation, or otherwise.

(c) Acknowledgement. The parties acknowledge that the sale of the Assets contemplated herein is intended to be a taxable transaction to the extent governed by U.S. federal income tax law. None of the parties hereto or any of their Affiliates will report any of the transactions contemplated herein as a reorganization within the meaning of Section 368(a) of the Code. Seller has no plan or intention to liquidate or to cause any of the Business Subsidiaries to liquidate, and within the two-year period following the Closing, Seller will not liquidate or cause any of Business Subsidiaries to liquidate.

SECTION 2.4. Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304 not

later than 10:00 A.M. California time on the third Business Day following the satisfaction or waiver of all other conditions to the obligations of the parties set forth in Article VIII (other than those conditions which by their terms are to be satisfied or waived as of the Closing), or at such other place or at such other time or on such other date as Seller and Purchaser may mutually agree upon in writing; provided, however, that the Closing shall not occur prior to July 1, 2003 (the day on which the Closing takes place being the “Closing Date”).

SECTION 2.5. Closing Deliveries by Seller.

(a) At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

(i) an executed counterpart of the ASIC Agreement;

(ii) an executed counterpart of the Assumption Agreement;

(iii) the Bill of Sale;

(iv) an executed counterpart of the Cross-License Agreement;

(v) an executed counterpart of the Dazzle Trademark License Agreement;

(vi) an executed counterpart of the Media Reader License Agreement;

(vii) an executed counterpart of the Transition Services Agreement;

(viii) the Seller Statement of Backlog;

(ix) the Seller Statement of Inventory;

(x) an executed counterpart of the Registration Rights Agreement;

(xi) the payment of Seller’s share of Conveyance Taxes as provided in Section 7.7;

(xii) with respect to the Transferred IP, assignments, instruments of conveyance and transfer documents including assignments of registered trademarks in the forms provided by Purchaser and reasonably acceptable to Seller for filing with the relevant governmental authorities in form and substance as Purchaser may reasonably request to vest in Purchaser all right, title and interest in, to, and under the Transferred IP;

(xiii) with respect to the Transferred Contracts, (i) a complete, accurate and legible copy of each Transferred Contract (including all amendments and supplements thereto), and (ii) all required consents and waivers to the assignment of Transferred Contracts set forth on Part I of Schedule 8.2(f) such that Purchaser shall be able to secure the benefits of such Transferred Contracts directly without the incurrence by Purchaser of any Liability (other than performance obligations under such Transferred Contract existing at the Closing Date and which are Assumed Liabilities);

(xiv) all Transferred Technology set forth on Schedule 2.5(xiv) delivered herewith;

(xv) consents necessary from applicable third party licensors, reasonably satisfactory to Purchaser, to enable Purchaser to distribute Inventory containing Intellectual Property licensed by Seller under Intellectual Property Contracts that are not Transferred Contracts other than those set forth on Schedule 2.5(xv);

(xvi) lists of registered users of the Transferred Products, all delivered in electronic form;

(xvii) instructions to retailers and vendors jointly prepared by Purchaser and Seller in accordance with Section 2.7(a)(i) and Section 2.7(a)(ii);

(xviii) a list of all inbound royalties payable upon sale or shipment of all Inventory, including class, company, product family, a description of the product and the total royalty.

(xix) the opinions, certificates and other documents required to be delivered pursuant to Section 8.2; and

(xx) the release of any security interest in any of the Transferred Trademarks and Domain Names.

(b) Concurrent with the Closing, Seller and its subsidiaries, through their officers, agents and employees, will put Purchaser into full possession and enjoyment of all tangible Assets, delivery to be made at the applicable facilities of Seller and its subsidiaries, or, in the case of Inventory consigned to retailers or vendors or located at warehouses or processing facilities not owned or leased by Seller or its subsidiaries, by notifying such retailers or vendors or the operator of such warehouses and other processing facilities of the sale of such Inventory to Purchaser pursuant to Section 8.2(d) hereof. Any such notification to retailers or vendors shall also include a request that such retailer or vendor provide the confirmations of Inventory required pursuant to Section 2.7(a). Seller and its subsidiaries shall clearly mark all such tangible Assets, including Inventory held in Seller’s Connecticut facility, so that they can be identified by Purchaser’s packers within fourteen (14) calendar days following the Closing Date. Except to the extent provided for in the Transition Services Agreement, Purchaser shall be responsible for packing, crating and shipping the tangible Assets from such facilities, and for any transportation costs, and shall bear any risk of loss in connection therewith after such tangible Assets leave such facilities. Purchaser shall not ship Inventory from warehouses or processing facilities located in the United States (excluding

Connecticut), Ireland and Germany or from Seller’s Connecticut facility until Seller’s and Purchaser’s Accountants conduct the physical counts pursuant to Section 2.7 hereof.

SECTION 2.6. Closing Deliveries by Purchaser.

(a) At the Closing, Purchaser shall deliver to Parent:

(i) the Purchase Price by delivering to Parent a certificate representing the applicable number of whole shares of Purchaser Common Stock;

(ii) an executed counterpart of the ASIC Agreement;

(iii) an executed counterpart of the Assumption Agreement;

(iv) an executed counterpart of the Cross-License Agreement;

(v) an executed counterpart of the Dazzle Trademark License Agreement;

(vi) an executed counterpart of the Media Reader License Agreement;

(vii) an executed counterpart of the Transition Services Agreement;

(viii) instructions to retailers and vendors jointly prepared by Purchaser and Seller as required by Section 2.7(a)(i) and Section 2.7(a)(ii);

(ix) the payment of Purchaser’s share of Conveyance Taxes as provided in Section 7.7; and

(x) an executed counterpart of the Registration Rights Agreement; and

(xi) the opinions, certificates and other documents required to be delivered pursuant to Section 8.1.

(b) Seller and Purchaser shall cooperate to minimize the amount of any sales, use, transfer, value added and stamp taxes, and any transfer, recording, registration, and other fees, and any similar Taxes imposed upon the sale of the Assets to Purchaser or the assumption of the Assumed Liabilities by Purchaser (other than value added Taxes, “Conveyance Taxes”). Such cooperation shall include (i) the delivery of appropriate resale certificates by Purchaser, (ii) the parties obtaining all applicable exemption certificates and (iii) transferring Intellectual Property or Technology by remote electronic transmission or other reasonable means of transferring Intellectual Property or Technology capable of being so transferred in other than tangible form. All such Conveyance Taxes and value added Taxes shall be borne and paid provided in Section 7.7.

SECTION 2.7. Adjustment of Purchase Price for Inventory. The Purchase Price shall be subject to adjustment after the Closing with respect to Inventory as specified in this Section 2.7:

(a) Seller Statement of Inventory. Seller shall deliver to Purchaser on the Closing Date the Seller Statement of Inventory.

(b) Closing Statement of Inventory. Purchaser’s Accountants shall conduct a physical inventory of the Inventories in the presence of Seller’s Accountants as follows:

(i) for Inventory that has been consigned to Distribution Channel Participants, Seller will provide an inventory report as to such Inventory as of the Closing Date, itemized by Distribution Channel Participants, and Seller will obtain such confirmations from such retailers as is necessary to reconcile the same within fourteen (14) days after the Closing Date;

(ii) for Inventory that has been consigned to vendors, Seller will provide an inventory report as to such Inventory as of the Closing Date, itemized by vendor, and Purchaser will obtain such confirmations from such vendors as is necessary to reconcile the same within thirty (30) days after the Closing Date (including reconciliation tracking of Inventory in transit from such vendors);

(iii) for Inventory that is held in warehouse/processing facilities located in the United States (excluding Connecticut), Ireland, and Germany, Seller will provide an inventory report as to such Inventory as of the Closing Date, itemized by facility, Purchaser will not make shipments of such Inventory pending completion of a physical count of such Inventory, and Purchaser’s Accountants and Seller’s Accountants shall conduct a physical count of such Inventory within twenty one (21) days after the Closing Date; and

(iv) for Inventory that is held in Seller’s Connecticut facility, Seller will provide an inventory report as to such Inventory as of the Closing Date, Seller will physically separate Inventory from inventory of Media Reader Products within fourteen (14) calendar days of the Closing Date, Purchaser will not make shipments of such Inventory pending completion of a physical count of such Inventory, and Purchaser’s Accountants and Seller’s Accountants shall conduct a physical count of such Inventory within thirty (30) days after the Closing Date.

Until the completion of the physical counts of Inventory referred to in (iii) and (iv) above, Seller will segregate, and will use commercially reasonable efforts to cause the warehouse/ processing facilities referred to in clause (iii) above to segregate, all Inventory and Product Returns received at Seller’s Connecticut facility or such warehouse/processing facilities, as applicable, after the closing, whether from returned consignments, on fulfillment of Purchase Orders, or otherwise, and will implement commercially reasonable procedures to ensure that such Inventory is not accounted for more than once in (i) through (iv) above.

Within forty five (45) calendar days after the Closing Date, Purchaser shall deliver to Seller the Closing Statement of Inventory, together with a report thereon of Purchaser’s Accountants stating that the Closing Statement of Inventory was prepared in accordance with the Reference Statement of Inventory and the terms hereof.

(c) Post-Closing Inventory Purchase Price Adjustment. The Closing Statement of Inventory shall be deemed final for the purposes of this Section 2.7 upon the earliest of (A) the failure of Seller to notify Purchaser of a dispute within thirty (30) calendar days of Purchaser’s delivery of the Closing Statement of Inventory to Seller, (B) the resolution of all disputes, pursuant to Section 2.10, by Purchaser’s Accountants and Seller’s Accountants and (C) the resolution of all disputes, pursuant to Section 2.10, by the Independent Accounting Firm. Within three (3) Business Days of the Closing Statement of Inventory being deemed final, the Purchase Price shall be adjusted as provided in (i) and (ii) below, and Purchaser or Seller, as applicable, shall make a payment in respect of such adjusted purchase price in the manner provided in Section 2.9:

(i) in the event that the Inventory reflected on the Reference Statement of Inventory exceeds the Inventory reflected on the Closing Statement of Inventory, then the Purchase Price shall be adjusted downward in an amount equal to such excess and Seller shall pay the amount of any such deficiency to Purchaser in accordance with Section 2.9 of this Agreement; and

(ii) in the event that the Inventory reflected on the Closing Statement of Inventory exceeds the Inventory reflected on the Reference Statement of Inventory, then the Purchase Price shall be adjusted upward in an amount equal to such excess and Purchaser shall pay the amount of any such excess to Seller in accordance with Section 2.9 of this Agreement.

For purposes of this post-Closing Inventory purchase price adjustment, Inventory set forth on the Closing Statement of Inventory shall be valued in the manner set forth on Schedule 2.7(b) delivered herewith.

SECTION 2.8. Adjustment of Purchase Price for Backlog. The Purchase Price shall be subject to adjustment after the Closing with respect to Backlog as specified in this Section 2.8:

(a) Seller Statement of Backlog. Seller shall deliver to Purchaser on the Closing Date the Seller Statement of Backlog, which statement shall be prepared in accordance with the definition of Backlog and shall set forth the customer name, Sales Order number, shipment date, SKU number, amount and price for each Sales Order.

(b) Closing Statement of Backlog. As promptly as practicable, but in any event within fifteen (15) calendar days following the Closing Date, Purchaser shall deliver to Seller the Closing Statement of Backlog, which statement shall be prepared in a manner consistent with Section 2.8(a).

(c) Backlog Purchase Price Adjustment. The Closing Statement of Backlog shall be deemed final for the purposes of this Section 2.8 upon the earliest of (A) the failure of Seller to notify Purchaser of a dispute within thirty (30) calendar days of Purchaser’s delivery of the Closing Statement of Backlog to Seller, (B) the resolution of all disputes, pursuant to Section 2.10, by Purchaser’s Accountants and Seller’s Accountants and (C) the resolution of all disputes, pursuant to Section 2.10, by the Independent Accounting Firm. Within three (3) Business Days of the delivery of the Closing Statement of Backlog, subject to the resolution of any dispute regarding any disputed amount pursuant to Section 2.10, the Purchase Price shall be adjusted upward in an amount equal to fifty percent (50%) of the aggregate value of the Backlog reflected on the Closing Statement of Backlog, if any, up to a maximum of One Million Five Hundred Thousand dollars ($1,500,000). Purchaser shall pay any Backlog adjustment required by this Section 2.8 in accordance with Section 2.9 of this Agreement.

SECTION 2.9. Payments; Offset. Any payments owing by Seller to Purchaser pursuant to Section 2.7(b)(i) or Section 5.13 of this Agreement shall be offset against any payments then owing by Purchaser to Seller pursuant to Section 2.7(b)(ii), Section 2.8(c), Section 5.13 or Section 5.14 of this Agreement, and vice-versa. Seller shall pay any amount due pursuant to Section 2.7(b)(i) or Section 5.13 of this Agreement to Purchaser when due (after offsetting any amounts then owing by Purchaser to Seller) by wire transfer in immediately available funds to an account directed by Purchaser and Purchaser shall pay any amount due pursuant to Section 2.7(b)(ii), Section 2.8(c), Section 5.13 or Section 5.14 of this Agreement to Seller when due (after offsetting any amounts then owing by Seller to Purchaser) by wire transfer in immediately available funds to an account directed by Seller. Each of Purchaser and Seller shall pay to the other party interest on any amount not paid when due pursuant to Section 2.7(b), Section 2.8(c), Section 5.13 or Section 5.14 of this Agreement at a rate of five percent (5%) beginning on the date following the applicable due date.

SECTION 2.10. Disputes.

(a) Subject to subsection (b) of this Section 2.10, each of the Closing Statement of Inventory and the Closing Statement of Backlog delivered by Purchaser to Seller shall be deemed to be and shall be final, binding and conclusive on the parties hereto.

(b) Seller may dispute any amounts reflected on either the Closing Statement of Inventory or the Closing Statement of Backlog, but only on the basis that the amounts reflected or not reflected on the Closing Statement of Inventory or the Closing Statement of Backlog, as applicable, were not arrived at in accordance with the terms hereof; provided, however, that Seller shall have notified Purchaser and Purchaser’s Accountants in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within thirty (30) calendar days of Purchaser’s delivery of the Closing Statement of Inventory or Closing Statement of Backlog, as applicable to Seller. In the event of such a dispute, Seller’s Accountants and Purchaser’s Accountants shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If Seller’s Accountants and Purchaser’s Accountants are unable to reach a resolution with such effect within twenty (20) Business Days after receipt by Purchaser and Purchaser’s Accountants of Seller’s written notice of dispute, Seller’s Accountants and Purchaser’s Accountants shall submit the items remaining in dispute for resolution to an Independent Accounting Firm, which shall, within thirty (30) Business Days after such submission, determine and report to Purchaser and Seller upon such remaining disputed items, and such report shall be final, binding and conclusive on the parties hereto. The fees and disbursements of the Independent Accounting Firm shall be allocated between Seller and Purchaser in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted. Notwithstanding anything to the contrary in this Section 2.10(b), each of Purchaser and Seller shall be required to pay any amounts not in dispute when due as provided in Section 2.9.

(c) In acting under this Agreement, including Section 2.7, Section 2.8 and Section 2.10 hereof, Purchaser’s Accountants, Seller’s Accountants and the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

SECTION 2.11. Registration on Form S-3. Promptly following the Closing, Purchaser shall use its commercially reasonable efforts to register for resale on a Form S-3 Registration Statement (the “Registration Statement”) under the Securities Act, the Shares within twenty (20) calendar days of the Closing Date in accordance with the Registration Rights Agreement to be mutually agreed and entered into between Purchaser and Seller prior to the earlier of seven (7) calendar days from the date hereof or the Closing Date. The plan of distribution set forth in the Registration Statement shall provide that U.S. Bancorp Piper Jaffray, Inc. or another broker-dealer designated by Seller as its authorized agent (the “Seller Broker-Dealer”) may conduct an orderly sale of the Shares pursuant to the Registration Statement. As soon as practicable after filing the Registration Statement, Purchaser shall use its commercially reasonable efforts to have the Registration Statement declared effective by the SEC and to keep such Registration Statement effective until the earliest to occur of (A) the date on which all of the Shares included in the Registration Statement have been sold and (B) the first anniversary of the date of the issuance of the Shares; provided, however, that Purchaser shall not be obligated to have the Registration Statement declared effective by the SEC until after it shall have publicly released its earnings for the quarter ended June 30, 2003.

SECTION 2.12. Adjustment of Purchase Price for Price Protection.

(a) Seller shall appoint the Seller Broker-Dealer as its authorized agent to conduct an orderly sale of the Shares in accordance with the trading plan set forth on Schedule 2.12 delivered herewith (the “Trading Plan”) on the open market over the sixty (60) trading day period (or such shorter period as provided herein) commencing on the first trading day following the day on which the Registration Statement has been declared effective (the “Open Market Period”); provided, however, that:

(i) if for any reason, as of the date that is one hundred twenty (120) calendar days after the Closing Date, the Registration Statement shall not have been declared effective by the SEC, Seller may direct the Seller Broker-Dealer to sell the Shares in an all-cash private transaction (a “Private Sale”), to be completed within ten (10) calendar days after such instructions have been given;

(ii) if the SEC shall have declared the Registration Statement effective during the period that is less than sixty (60) trading days before the date that is one hundred twenty (120) calendar days after the Closing Date, the Open Market Period shall be reduced to a number of trading days equal to that number of trading days between the effective date of the Registration Statement and the date that is one hundred twenty (120) calendar days after the Closing Date, but to not less than a period of thirty (30) trading days (but in no event shall the end of the Open Market Period be later than one hundred fifty (150) calendar days after the Closing Date), after the expiration of which Seller may direct the Seller Broker-Dealer to sell all or the remaining Shares in a Private Sale as provided herein;

(iii) if for any reason the Registration Statement is not continuously effective during the Open Market Period or is subject to a Blackout Period during the Open Market Period, the Open Market Period shall be suspended until such time as the Registration Statement becomes effective or is no longer subject to a Blackout Period, at which time the Open Market Period will resume for that number of days then remaining in the Open Market Period; provided, however, that if the Registration Statement remains subject to a Blackout Period or is not continuously effective for sixty (60) trading days by the date that is one hundred fifty (150) calendar days after the Closing Date, Seller may direct the Seller Broker-Dealer to sell all or the remaining Shares in a Private Sale as provided herein.

(b) Prior to any Private Sale, Seller and the Seller Broker-Dealer must (i) provide Purchaser with prior written notice of any such Private Sale, including the proposed purchase price of the Shares (a “Private Sale Notice”), and (ii) effect any such Private Sale only after consultation with Purchaser and subject to Purchaser’s right to purchase such Shares at the same or a higher purchase price than that offered by the proposed purchaser by providing Seller and the Seller Broker-Dealer with notice of intention to effect any such purchase within two (2) Business Days of receipt of the Private Sale Notice and completing such purchase within two (2) Business Days thereafter.

(c) In the case that some or all of the Shares are sold in a Private Sale, the Seller Broker-Dealer shall conduct such Private Sale on a basis and at such price as it deems reasonable, provided that in no event shall Seller have any obligations or liabilities in respect thereof apart from customary representations as to compliance with applicable securities law requirements in respect of such sale.

(d) The Seller Broker-Dealer shall promptly pay to Seller, as and when received, all proceeds of all sales, before deduction of brokerage commissions and any other reasonable costs of sale (“Gross Proceeds”), up to an amount equal to the Purchase Price as adjusted through the Closing Date, and shall pay any Gross Proceeds in excess of such amount to Purchaser within fifteen (15) calendar days after receiving such excess proceeds, provided however, that Seller shall bear the Seller Broker-Dealer’s brokerage commission on open market sales and Purchaser shall bear any incremental commissions or costs incurred in any Private Sale in excess of the commissions that would be payable in connection with an open market sale of such Shares, if applicable. In the event the Gross Proceeds received by Seller at the end of the Open Market Period, together, if applicable, with the Gross Proceeds received by Seller from a Private Sale, are less than the Purchase Price as adjusted through the Closing Date (the amount of such shortfall being the “Realization Shortfall”), Purchaser shall make a cash payment to Parent equal to the Realization Shortfall within fifteen (15) calendar days after Seller has notified Purchaser of such shortfall and provided a summary calculation of the determination thereof; provided, however, that Seller shall not be entitled to payment of any Realization Shortfall with respect to any Shares which were not sold in compliance with the Trading Plan if Seller shall have instructed the Seller Broker Dealer to sell Shares other than in accordance with the Trading Plan.

SECTION 2.13. Effect of Existence of Certain Patents Primarily Relating to the Business. If, notwithstanding Seller’s representations and warranties in Section 3.11 hereof, Seller owns as of the date hereof, any Patent (or subsequently patented inventions existing as of the date hereof) with claims that (i) necessarily would be infringed by the use, manufacture, sale, offer for sale or enforcing of any Transferred Products in Inventory, and (ii) relate primarily to the Business Seller agrees that, effective as of the Closing Date, it will assign to Purchaser all of Seller’s right, title and interest in and to such Patent, promptly following the final resolution of any dispute as to whether such Patent is subject to (i) and (ii) above, including, in the case of any litigation involving the application of this Section 2.13 to any Patent owned by Seller as of the date hereof (or any Patent issuing from any invention of Seller existing as of the date hereof), after the entry of a final and non-appealable judgment resolving in Purchaser’s favor any dispute as to whether such Patent is subject to (i) and (ii) above.

ARTICLE III

REPRESENTATIONS AND

WARRANTIES OF SELLER

As an inducement to Purchaser to enter into this Agreement, Seller hereby represents and warrants to Purchaser as follows:

SECTION 3.1. Organization, Authority and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each subsidiary of Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Seller and its subsidiaries have all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements, to carry out their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Seller and its subsidiaries are duly licensed or qualified to do business and are in good standing in each jurisdiction in which the properties owned or leased by them or their operation of the Business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not adversely affect (i) the ability of Seller and its subsidiaries to carry out their respective obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements and (ii) the ability of Seller and its subsidiaries to conduct the Business. The execution and delivery of this Agreement and the Ancillary Agreements to which they are a party by Seller and its subsidiaries, the performance by Seller and its subsidiaries of their respective obligations hereunder and thereunder and the consummation by Seller and its subsidiaries of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Seller and its subsidiaries. This Agreement has been, and upon their execution the Ancillary Agreements will be, duly executed and delivered by Seller and any subsidiary of Seller party thereto, and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes, and upon their execution the Ancillary Agreements will constitute, legal, valid and binding obligations of Seller and its subsidiaries enforceable against Seller and its subsidiaries in accordance with their respective terms.

SECTION 3.2. Subsidiaries; Conduct of Business. Except as set forth in Section 3.2 of the Disclosure Schedule, Parent does not own any subsidiaries other than the Business Subsidiaries. Parent beneficially owns, directly or indirectly, all of the outstanding securities of the Business Subsidiaries. Except as set forth in Section 3.2 of the Disclosure Schedule, Seller has always conducted the Business through the Business Subsidiaries or entities which have merged with or into, or transferred substantially all of their assets to, the Business Subsidiaries, and not through any other subsidiary or other entity.

SECTION 3.3. No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 3.4 have been obtained and all filings and notifications listed in Section 3.4 of the Disclosure Schedule have been made, the execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller and its subsidiaries do not and will not (a) violate, conflict with or result in the breach of any provision of the charter or by-laws (or similar organizational documents) of Seller or any of its subsidiaries party thereto, (b) conflict with or violate (or cause an event which could reasonably be expected to have a Material Adverse Effect as a result of) any Law or Governmental Order applicable to Seller or any of its subsidiaries or the Assets or the Business, or (c) except as set forth in Section 3.3(c) of the Disclosure Schedule, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any

Contract included in the Assets, or result in the creation of any Encumbrance on any of the Assets, other than a Permitted Encumbrance.

SECTION 3.4. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and each Ancillary Agreement by Seller and its subsidiaries do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except as described in Section 3.4 of the Disclosure Schedule.

SECTION 3.5. Receivables. Section 3.5 of the Disclosure Schedule is an aged list of the Receivables as of June 17, 2003 showing separately those Receivables that as of such date had been outstanding (i) 0 to 30 days, (ii) 31 to 60 days, (iii) 61 to 90 days, (iv) 91 to 120 days and (v) more than 120 days. Except to the extent, if any, disclosed or reserved for on Section 3.5 of the Disclosure Schedule, all Receivables reflected on Section 3.5 of the Disclosure Schedule arose from, and the Receivables existing on the Closing Date will have arisen from, the sale of Inventory or services or Media Reader Products to Persons not affiliated with Seller and in the ordinary course of the Business consistent with past practice and, except as reserved against on Section 3.5 of the Disclosure Schedule, constitute or will constitute, as the case may be, only valid, undisputed claims of Seller not subject to valid claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of the Business consistent with past practice.

SECTION 3.6. Inventories.

(a) Section 3.6(a)(i) of the Disclosure Schedule sets forth the Reference Statement of Inventory. The Reference Statement of Inventory was prepared in accordance with the books of account and other financial records of Seller and was prepared in accordance with the methodologies described thereon.

(b) Subject to amounts reserved therefor on the Reference Statement of Inventory, the values at which all Inventories are carried on the Reference Statement of Inventory reflect the historical inventory valuation policy of Seller of stating such Inventories at the lower of cost (determined on the first-in, first-out method) or market value. Except as set forth in Section 3.6 of the Disclosure Schedule, Seller has good and marketable title to the Inventories free and clear of all Encumbrances, other than Permitted Encumbrances. Except as set forth in Section 3.6 of the Disclosure Schedule, the Inventories do not consist of any items held on consignment. Seller is not under any obligation or liability with respect to accepting returns of items of Inventory or merchandise in the possession of its Distribution Channel Participants or vendors other than in the ordinary course of the Business consistent with past practice. No clearance or extraordinary sale of the Inventories has been conducted since the date of the Reference Statement of Inventory other than in the ordinary course of the Business consistent with past practice. Section 3.6 of the Disclosure Schedule sets forth all changes in the prices charged to customers or distributors for Inventory since the date of the Reference Statement of Inventory. Except as disclosed on Schedule 3.6(b) of the Disclosure Schedule, since the date of the Reference Statement of Inventory, Seller has not acquired or committed to acquire or manufactured or committed to manufacture Inventory for sale which is not of a quality and quantity usable in the ordinary course of the Business within a reasonable period of time and consistent with past practice, nor has Seller changed the price of any Inventory except for (i) reductions to reflect any reduction in the cost thereof to Seller, (ii) reductions and increases responsive to normal competitive conditions and consistent with Seller’s past sales practices, (iii) increases to reflect any increase in the cost thereof to Seller, (iv) increases and reductions made with the written consent of Purchaser, and (v) reductions after the date hereof permitted pursuant to Section 5.1(a) hereof. Section 3.6 of the Disclosure Schedule contains a complete list of the addresses of all warehouses and other facilities in which the Inventories are located.

(c) Since the date of the Reference Statement of Inventory, the Inventories have not been destroyed or damaged in any manner that would cause them to not be merchantable.

SECTION 3.7. Purchase Orders. Section 3.7 of the Disclosure Schedule lists all Purchase Orders included in the Assumed Liabilities which have been issued by Seller and which were open as of June 26, 2003.

SECTION 3.8. Litigation. Except as set forth in Section 3.8 of the Disclosure Schedule (which, with respect to each Action disclosed therein, sets forth the parties, nature of the proceeding, date and method commenced, amount of damages or other relief sought), there are no Actions by or against Seller or any of its subsidiaries related to or affecting any of the Assets or the Business, pending before any Governmental Authority (or, to the knowledge of Seller, threatened to be brought by or before any Governmental Authority). None of the matters disclosed in Section 3.8 of the Disclosure Schedule could reasonably be expected to affect the legality, validity or enforceability of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby. Except as set forth in Section 3.8 of the Disclosure Schedule, neither Seller nor any of its subsidiaries, nor any of the Assets, is subject to any Governmental Order (nor, to the knowledge of Seller, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which has had or could reasonably be expected to have a Material Adverse Effect.

SECTION 3.9. Compliance with Laws.

(a) Except as set forth in Section 3.9(a) of the Disclosure Schedule, Seller and its subsidiaries have conducted and continue to conduct the Business in accordance with all Laws and Governmental Orders applicable to Seller or any of its subsidiaries and the Assets and the Business, and neither Seller nor any of its subsidiaries is in violation of any such Law or Governmental Order.

(b) Section 3.9(b) of the Disclosure Schedule sets forth a brief description of each Governmental Order applicable to Seller or any of its subsidiaries and the Assets and the Business, and no such Governmental Order has had or could reasonably be expected to have a Material Adverse Effect.

SECTION 3.10. Material Contracts.

(a) Section 3.10(a) of the Disclosure Schedule lists each of the following Contracts of Seller and its subsidiaries relating to or used in the Business (such Contracts and all Contracts set forth in Section 3.11(a)(iii) of the Disclosure Schedule, being “Material Contracts”):

(i) each Contract (including Purchase Orders outstanding as of June 26, 2003) for the purchase of Inventory from any vendor;

(ii) each Contract for the furnishing of product support, warehousing, storage of Inventory or hardware manufacturing services to Seller or any of its subsidiaries relating to the Business;

(iii) each Contract (including Sales Orders outstanding as of June 13, 2003) for the sale of Inventory;

(iv) each Contract for the furnishing of services by Seller or any of its subsidiaries related to the Business which is likely to involve consideration of more than US$50,000 in the aggregate during any calendar year;

(v) all Contracts with a Distribution Channel Participant related to the Business to which Seller or any of its subsidiaries is a party;

(vi) all Contracts that limit or purport to limit the ability of Seller or any of its subsidiaries to compete in the Business with any Person or in any geographic area or during any period of time;

(vii) all Contracts with any Governmental Authority related to the Business to which Seller or any of its subsidiaries is a party;

(viii) all Contracts providing for a rebate, refund, payment or credit to a Distribution Channel Participant, based on sales or shipments of Transferred Products;

(ix) all Contracts with any Distribution Channel Participant providing for an increase in discounts or reduction in prices based on a graduated discount or pricing scale based on sales or shipments of Transferred Products; and

(x) all other Contracts, whether or not made in the ordinary course of the Business, the absence of which would have a Material Adverse Effect.

(b) Except as disclosed in Section 3.10(b) of the Disclosure Schedule, each Transferred Contract that is a Material Contract: (i) is legal, valid and binding on the respective parties thereto and is in full force and effect, (ii) is freely and fully assignable to Purchaser without penalty or other adverse consequences and (iii) upon consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, except to the extent that any consents set forth in Section 3.3 of the Disclosure Schedule are not obtained, shall continue in full force and effect without penalty or other adverse consequence. Except as disclosed in Section 3.10(b) of the Disclosure Schedule, neither Seller nor any of its subsidiaries is in breach of, or default under, any Transferred Contract that is a Material Contract nor, to the knowledge of Seller and its subsidiaries, is any third party in breach of, or default under, any Transferred Contract that is a Material Contact. Seller has made available to Purchaser true, correct and complete copies of each Material Contract.

(c) Except as disclosed in Section 3.10(c) of the Disclosure Schedule, there is no Contract granting any Person any preferential right to purchase, other than in the ordinary course of the Business consistent with past practice, any of the Assets.

(d) Except as disclosed in Section 3.10(d) of the Disclosure Schedule, Seller has not amended, modified or consented to the termination of any Transferred Contract or Seller’s or any of its subsidiaries’ rights thereunder.

SECTION 3.11. Intellectual Property.

(a) Business Intellectual Property.

(i) Transferred Products. Section 3.11(a)(i) of the Disclosure Schedule contains a complete and accurate list of all Transferred Products, including description and SKU number.

(ii) Registered Intellectual Property. The Trademarks included in the Transferred Trademarks and Domain Names that are Registered Intellectual Property (the “Registered Transferred Trademarks”) constitute the only Registered Intellectual Property owned by Seller or its direct or indirect subsidiaries, and used primarily in connection with the Business. All patentable inventions or Patents of Seller used in the Business (other than Development Tools or Infrastructure Technology) are either Transferred IP or are licensed to Purchaser under the Cross-License Agreement. Section 3.11(a)(ii) of the Disclosure Schedule contains a complete and accurate list of any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to Registered Transferred Trademarks, of which Seller has knowledge, and any actions that must be taken within one hundred and fifty (150) days after the Closing Date for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Transferred Trademarks, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates, which actions, if not taken, would result in the abandonment or forfeiture of such Registered Transferred Trademarks. Notwithstanding the foregoing, no representations or warranties are made by Seller in this Section 3.11(a)(ii) with respect to the intent-to-use applications included in the Registered Transferred Trademarks, except for the representation that such intent-to-use applications are listed in Section 3.11(c)(ii) of the Disclosure Schedule.

(iii) Intellectual Property Contracts. Section 3.11(a)(iii) of the Disclosure Schedule contains a complete and accurate list of all Contracts (i) pursuant to which Seller has granted a license to any Transferred IP other than (A) nonexclusive end user “shrink wrap” or “click-wrap” licenses in customary form that were granted to consumers that have purchased any Transferred Products; (B) any support and maintenance agreements entered into in the ordinary course of the Business and in substantially the forms set forth in Section 3.11(a)(iii)(B) of the Disclosure Schedule delivered herewith), or (iii) pursuant to which a third party has licensed any Business Intellectual Property to Seller or any of its subsidiaries other than Development Tools or Infrastructure Technology (“Intellectual Property Contracts”). Seller has not granted any license under the Licensed Media Reader IP that authorizes the licensee to incorporate such Licensed Media Reader IP in any Video Products.

(iv) Intellectual Property Indemnities. Section 3.11(a)(iv) of the Disclosure Schedule contains a complete and accurate list of all Transferred Contracts whereby Seller or any of its direct or indirect subsidiaries has agreed to, or assumed, any obligation or duty to indemnify, reimburse, hold harmless, defend or otherwise assume or incur any obligation or liability with respect to the infringement or misappropriation of any Intellectual Property Rights other than indemnification obligations imposed under any license or support and maintenance agreements described in 3.11(a)(iii)(A) and 3.11(a)(iii)(B).

(b) Validity. Except as set forth in Section 3.11(b) of the Disclosure Schedule, to the knowledge of Seller each Registered Transferred Trademark is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Transferred Trademark have been made and all necessary documents, recordations and certificates in connection with such Registered Transferred Trademark have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, perfecting and maintaining such Registered Transferred Trademark (excluding any defects or deficiencies that would not reasonably be expected to materially impair the validity and enforceability of such Registered Transferred Trademark or that relates to a Registered Transferred Trademark that is registered in a jurisdiction in which it reasonably would not be expected that a material amount of Inventory on which such Registered Transferred Trademark is displayed would be sold by Purchaser after the Closing Date. Neither Seller nor its subsidiaries has knowledge of any facts, or circumstances, including any information or fact that would constitute prior art, that would render any Registered Transferred Trademarks invalid or unenforceable, or would materially and adversely affect any pending application for any Registered Transferred Trademark, and neither Seller nor its subsidiaries has knowingly misrepresented, or knowingly failed to disclose, any facts or circumstances in any application for any Registered Transferred Trademark that would constitute fraud or a misrepresentation with respect to such application or that would otherwise impair the validity or enforceability of any

Registered Transferred Trademark. Notwithstanding the foregoing, the representations and warranties of this Section 3.11(b) shall not apply to the intent-to-use applications for Trademarks included in the Registered Transferred Trademarks.

(c) Ownership.

(i) No Transferred IP, Seller Cross-License IP Licensed Media Reader IP or Transferred Product is subject to any proceeding or outstanding decree, order, judgment, or stipulation or Contract of which Seller is a named party or has knowledge restricting, in any material manner, the use, transfer, or licensing thereof by Seller or any of its subsidiaries, or which reasonably would be expected to materially impair the validity, use or enforceability of such Intellectual Property (in the case of Licensed Media Reader IP in connection with the incorporation of the Licensed Media Reader IP in Video Products) or Transferred Products in Inventory (or to the knowledge of Seller, with respect to Transferred Products other than Transferred Products in Inventory).

(ii) All Transferred IP will be fully transferable, alienable or licensable by Purchaser without restriction and without payment of any kind to any person.

(iii) Except as set forth in Section 3.11(c)(iii) of the Disclosure Schedule, Seller and its subsidiaries own, and have good and exclusive title to, each item of Transferred IP that is used in the Business as currently conducted (and to the knowledge of Seller, with respect to the Business conducted for Transferred Products which are not Transferred Products in Inventory), all Seller Cross License IP and all Licensed Media Reader IP, free and clear of any lien or encumbrance subject to the licenses described in Section 3.11(a)(iii)(A) and other than those disclosed in Section 3.11(a)(iii) of the Disclosure Schedule. Without limiting the foregoing: (i) Seller and its subsidiaries are the exclusive owners of all Transferred Trademarks and Domain Names.

(iv) No person other than Seller and its subsidiaries has ownership rights or license rights granted by Seller or its subsidiaries to improvements made by or for Seller or its subsidiaries in any Transferred IP.

(v) Except as set forth in Section 3.11(c)(v) of the Disclosure Schedule, within the past year, Seller has not (i) transferred ownership of, or granted any exclusive license of or exclusive right to use (except in the field of Media Reader Products and Security Related Products), or authorized the retention of any exclusive rights to use or joint ownership of, Seller Owned Intellectual Property (excluding Infrastructure Technology or Development Tools), to any other person, or (ii) permitted Seller’s rights in Transferred IP to lapse or enter the public domain, except to the extent such failure would not adversely affect Seller or resulted from a determination made by Seller, in its business judgment, to abandon such Intellectual Property.

(d) Non-Infringement.

(i) Except as set forth in Section 3.11(d)(i) of the Disclosure Schedule, the design, development, manufacture, use, import, sale, licensing or other exploitation of Transferred Products in Inventory does not, and will not, infringe or misappropriate any Intellectual Property (provided for Patents, this sentence applies to issued Patents that exist as of the Closing Date) of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction in which such products have been sold prior to the Closing Date. To the knowledge of Seller, the design, development, manufacture, use, import, sale, licensing or other exploitation of Transferred Products other than Transferred Products in Inventory not yet marketed does not and will not infringe or misappropriate any Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction. Neither Seller nor any of its subsidiaries has received written notice from any third party within the prior two (2) years alleging any such infringement, misappropriation, unfair competition or trade practices.

(ii) All Transferred IP incorporated into or embodied in any Transferred Product was developed solely by either (i) employees of Seller or its subsidiaries acting within the scope of their employment or (ii) by third parties who have validly and irrevocably assigned all of their rights, including all Intellectual Property rights therein, to Seller or its subsidiaries. To the extent any such Intellectual Property constitutes Registered Transferred Trademarks, Seller or its subsidiaries has recorded each such assignment with the relevant Governmental Entity in accordance with applicable laws and regulations.

(e) Software. No open source or public library software, including any version of any software licensed pursuant to any GNU public license, is, in whole or in part, embodied or incorporated into any Transferred Product excluding any such software that is distributed as a separate program in a manner that does not subject any software owned by Seller that is embodied or incorporated in such Transferred Product to any open source license terms. Section 3.11(e) of the Disclosure Schedule lists all licenses granted by Seller to third parties of Transferred Products in source code format.

(f) Intellectual Property Contracts.

(i) All Intellectual Property Contracts included in the Transferred Contracts are in full force and effect in accordance with their respective terms.

(ii) Seller and its subsidiaries are not in material breach of any of the Intellectual Property Contracts included in the Transferred Contracts, and, to Seller’s knowledge, no other party to any Intellectual Property Contract has materially failed to perform thereunder.

(iii) The consummation of the transactions contemplated by this Agreement will neither violate nor result in the material breach, modification, cancellation, termination or suspension of any Intellectual Property Contract included in the Transferred

Contracts. Following the Closing Date, Purchaser will be permitted to exercise all of Seller’s and its subsidiaries rights under all such Intellectual Property Contracts, to the same extent Seller and its subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments which Seller or its subsidiaries would otherwise be required to pay had such transactions contemplated hereby not occurred.

(iv) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Purchaser, of any Transferred Contracts will result in (i) any third party being granted rights or access to, or the placement in or release from escrow, of any software source code or other technology owned by Seller and included in the Transferred IP, (ii) Purchaser granting to any third party any right in any Intellectual Property (other than pursuant to licenses expressly granted by Seller under Transferred Contracts to improvements or future developments), (iii) Purchaser being bound by, or subject to, any non-compete or other restriction on the operation or scope of its businesses, or (iv) Purchaser being obligated to pay any royalties or other amounts to any third party at rates in excess of those payable by Seller or its subsidiaries prior to the Closing.

(g) Sufficiency of Intellectual Property Rights. Except for Infrastructure Technology, the Development Tools and as set forth in Section 3.11(g) of the Disclosure Schedule, the Transferred IP, along with the Seller Cross License IP, the Licensed Media Reader IP and the Third Party Licensed IP constitute all Intellectual Property used in the Business.

(h) Government Rights. No government funding, facilities of a university, college, other educational institution or research center or funding from third parties was directly used in the development of any Transferred IP, Seller Cross License IP and Licensed Media Reader IP developed by Seller, or to the knowledge of Seller, developed for Seller by any third party, including without limitation any independent contractor, which would be reasonably expected to adversely affect the Business. To the knowledge of Seller and its subsidiaries, no current or former employee, consultant or independent contractor of Seller or its subsidiaries, who was involved in, or who contributed to, the creation or development of any material Transferred IP, Seller Cross License IP and Licensed Media Reader IP, was performing services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also involved in the creation or development of such Intellectual Property.

(i) Third-Party Infringement. To the knowledge of Seller and its subsidiaries, no person has infringed or misappropriated, or is infringing or misappropriating, any Transferred IP, Seller Cross License IP and Licensed Media Reader IP in connection with the sale of Video Products, in a manner that would reasonably be expected to have a Material Adverse Effect.

(j) Trade Secret Protection. Seller and each of its subsidiaries has taken reasonable steps to protect the respective rights of Seller and its subsidiaries in Seller’s and such subsidiaries’ confidential information and trade secrets material to the Business (other than those relating to Development Tools and Infrastructure Technology), and any trade secrets or confidential information of third parties material to the Business (other than those relating to Development Tools and Infrastructure Technology) provided to Seller or any of its subsidiaries under an obligation of confidentiality, and, without limiting the foregoing, each of Seller and its subsidiaries has a policy requiring each employee and contractor involved in the development of Seller Owned IP to execute a proprietary information/confidentiality agreement in substantially the form of Section 3.11(j) of the Disclosure Schedule delivered herewith or such other form that does not include provisions that differ from those set forth in such form and that impair Seller’s rights in any such Trade Secrets or confidential information, to the knowledge of Seller and all current and former employees and contractors of Seller and any of its subsidiaries have executed such an agreement, except where the failure to do so would not reasonably be expected have an adverse effect on Seller. Except as disclosed in Section 3.11(j) of the Disclosure Schedule, since March 31, 2003, Seller has not disclosed any secret or confidential Business Intellectual Property (except by way of issuance of a patent) to which, or under which, Seller or any of its subsidiaries has any right, title, interest or license, which disclosure would have a Material Adverse Effect on the Business.

(k) Transferred Products. Each Transferred Product conforms in all material respects to the published specifications and documentation therefor and is otherwise in compliance with applicable law. Without limiting the foregoing:

(i) To the knowledge of Seller, Transferred Products in Inventory (i) will record, store, process, calculate and present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000, and will calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as the products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates, and (ii) lose no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000;

(ii) To the knowledge of Seller, Seller and its subsidiaries have secured any export licenses that are necessary for the distribution of Transferred Products in Inventory outside the United States in those countries in which the Transferred Products heretofore have been distributed; and

(iii) The Transferred Products in Inventory (and to the knowledge of Seller, Transferred Products other than Transferred Products in Inventory) do not contain any virus, Trojan horse, worm, or other undocumented software routines or hardware components designed to permit unauthorized access, to disable, erase, or otherwise harm software, hardware or data.

SECTION 3.12. Assets.

(a) Except as disclosed in Section 3.12(a) of the Disclosure Schedule, Seller and its subsidiaries have good and marketable title to, or in the case of leased property have valid leasehold interests in, or in the case of licensed property have a valid license to, all of the Assets, as the case may be. None of such Assets is subject to any Encumbrances, other than Permitted Encumbrances.

(b) The Assets and the Excluded Assets constitute all the properties, assets and rights forming a part of, used in or held in, and all such properties, assets and rights as are necessary in the conduct of, the Business.

(c) Except as set forth in Section 3.14(c) of the Disclosure Schedule, since March 31, 2003, Seller has not (i) amended, terminated, cancelled or compromised any material claims of Seller or its subsidiaries related to the Assets or waived any other rights or substantial value to Seller or its subsidiaries related to the Assets; or (ii) sold, transferred, leased subleased, licensed or otherwise disposed of any Assets, other than the sale of Inventories in the ordinary course of the Business consistent with past practice.

(d) Except as set forth in Sections 3.3, 3.11, 3.12(a), 3.12(c) or 3.12(d) of the Disclosure Schedule, Seller and its subsidiaries have the complete and unrestricted power and unqualified right to sell, assign, transfer, convey and deliver the Assets to Purchaser. At Closing, Seller will have transferred to Purchaser good, valid and marketable title, or to the extent applicable all right and interest, to and in each of its respective Assets, free and clear of any Encumbrances, other than Permitted Encumbrances, and without causing Purchaser to incur any penalty or other adverse consequence.

SECTION 3.13. Employee Benefit Matters.

(a) Definitions. The following terms, when used in this Section 3.13, shall have the following meanings:

(i) “Seller Benefit Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Seller or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Seller or any ERISA Affiliate has or may have any liability or obligation.

(ii) “Seller Benefits Liabilities” means, with respect to any Seller Benefit Plan, any and all claims, debts, liabilities, commitment and obligations, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever or however arising, including all costs and expenses relating thereto, and including those debts, liabilities and obligations arising under law, rule, regulation, permits, action or proceeding before any court or regulatory agency or administrative agency, order or consent decree or any award of any arbitrator of any kind, and those arising under contract, commitment or undertaking.

(iii) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(iv) “Employee” shall mean any current or former retired employee, consultant or director of Seller or any ERISA Affiliate.

(v) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(vi) “ERISA Affiliate” shall mean any other Person under common control with the Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

(vii) “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

(viii) “International Employee Plan” shall mean each Seller Benefit Plan that has been adopted or maintained by the Seller or any ERISA Affiliate, whether informally or formally, or with respect to which the Company or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States.

(ix) “Multiemployer Plan” shall mean any “Pension Plan” (as defined below) which is a “multiemployer plan,” as defined in Section 3(37) of ERISA.

(x) “Pension Plan” shall refer to each Seller Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(b) Pension Plans. Neither Seller nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(c) Seller Benefit Plans. Section 3.13(c) of the Disclosure Schedule contains a complete list of all Seller Benefit Plans. Copies of each material document comprising or related to the Benefit Plans, including but not limited to, any trust agreements and insurance contracts forming a part of any Benefit Plans, and all amendments thereto have been provided to Purchaser.

(d) Multiemployer Plans. At no time has Seller or any ERISA Affiliate contributed to or been requested to contribute to any Multiemployer Plan. Neither Seller nor any

ERISA Affiliate has at any time ever maintained, established, sponsored or participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

(e) No Post-Employment Obligations. No Seller Benefit Plan provides, or has any liability to provide, life insurance, medical or other employee benefits to any current or former Employee upon his or her retirement or termination of employment for any reason, except as may be required by statute, and neither Seller nor any of its ERISA Affiliates has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

(f) Compliance with Applicable Law. Each Seller Benefit Plan is now and always has been operated in all respects in accordance with the requirements of all applicable Laws, including, without limitation, ERISA and the Code, and all persons who participate in the operation of such Seller Benefit Plans and all Seller Benefit Plan “fiduciaries” (within the meaning of Section 3(21) of ERISA) have always acted in accordance with the provisions of all applicable Laws, including, without limitation, ERISA and the Code. Seller has performed all obligations required to be performed by it under, is not in any respect in default under or in violation of, and has no knowledge of any default or violation by any party to, any Seller Benefit Plan. No Action is pending or threatened with respect to any Seller Benefit Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could give rise to any such Action.

(g) Qualification of Certain Benefit Plans. Each Seller Benefit Plan which is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS after 1985 that it is so qualified and each trust established in connection with any Seller Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS after 1985 that it is so exempt, and no fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Seller Benefit Plan or the exempt status of any such trust. Each trust maintained or contributed to by Seller which is intended to be qualified as a voluntary employees’ beneficiary association and which is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code has received a favorable determination letter from the IRS that it is so qualified and so exempt, and no fact or event has occurred since the date of such determination by the IRS to adversely affect such qualified or exempt status.

(h) Absence of Certain Liabilities and Events. There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Seller Benefit Plan. Seller has not incurred any liability for any excise tax arising under Section 4971, 4972, 4980 or 4980B of the Code and no fact or event exists which could give rise to any such liability. Seller has not incurred any liability under, arising out of or by operation of

Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists which could give rise to any such liability. No complete or partial termination has occurred within the five years preceding the date hereof with respect to any Seller Benefit Plan. No reportable event (within the meaning of Section 4043 of ERISA) has occurred or is expected to occur with respect to any Seller Benefit Plan subject to Title IV of ERISA. No Seller Benefit Plan had an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Seller Benefit Plan. None of the properties or assets of Seller, including, without limitation, the Assets and the Business, is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; Seller has not been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and no fact or event exists which could give rise to any such lien or requirement to post any such security. Except as set forth in Section 3.17(h) of the Disclosure Schedule, since March 31, 2003, Seller has not implemented any early retirement, separation or program providing early retirement window benefits within the meaning of Section 1.401(a)-4 of the Regulations or announced or planned any such action or program for the future.

(i) Welfare Plan Compliance. Seller and, as applicable, its ERISA Affiliates, have, prior to the Closing, complied with the health care continuation requirements of COBRA, the requirement of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any similar provisions of state law applicable to its Employees.

(j) Warn Act. Seller is in compliance with the requirements of the Workers Adjustment and Retraining Notification Act (“WARN”) and has no liabilities pursuant to WARN.

(k) International Employee Plan. Each International Employee Plan has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Closing Date, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Seller or Purchaser from terminating or amending any International Employee Plan at any time for any reason without liability to the Seller or its ERISA Affiliates (other than ordinary administration expenses or routine claims for benefits).

(l) Effect of Transaction.

(i) The execution of this Agreement and the consummation of the transactions specifically contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Seller Benefit Plan, employee agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(ii) No payment or benefit which will or may be made by Seller or any of its ERISA Affiliates with respect to any Employee will be characterized as an “excess parachute payment,” within the meaning of Section 280G(b)(1) of the Code.

(m) Employment Matters. Seller and its ERISA Affiliates: (i) are in compliance with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) have withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to the wages, salaries and other payments to Employees by virtue employment, the transactions specifically contemplated by this Agreement or otherwise; (iii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) are not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the knowledge of Seller or any ERISA Affiliate any threatened or reasonably anticipated claims or actions against Seller or any ERISA Affiliate under any worker’s compensation policy or long-term disability policy with respect to any Employees.

(n) Labor. No work stoppage or labor strike against Seller is pending or, to the best knowledge of Seller, threatened by any Employees. Seller is not involved in or, to the knowledge of Seller, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in liability to the Purchaser. Seller has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act which would, individually or in the aggregate, directly or indirectly result in a liability to the Purchaser. Seller is not presently, nor has been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Seller or any ERISA Affiliate with respect to Employees.

(o) Effect. The representations and warranties in this Section 3.13 are solely for purposes of allocating risk between the Purchaser and Seller as to the matters covered hereby, and the parties accept that no failure to provide the required disclosure shall constitute fraud or willful misrepresentation.

SECTION 3.14. Taxes.

(a) (i) Seller has filed or caused to be filed all Tax Returns of Seller which have become due (taking into account valid extensions of time to file) prior to the date hereof, such returns are accurate and complete in all material respects and Seller have paid or caused to be paid all Taxes whether or not shown to be due on such Returns, in each case to the extent Purchaser or any Affiliate of Purchaser would incur liability for Sellers’ failure to file such returns or pay such Taxes, (ii) there are no outstanding Tax Liens that have been filed by any Tax authority against any property or assets of the Business (other than for Taxes not yet due and payable), and (iii) no claims are being asserted in writing with respect to any Taxes relating to the Business for which Purchaser reasonably could be held liable and Seller knows of no basis for the assertion of any such claim.

(b) Except as disclosed with reasonable specificity in Section 3.14(b) of the Disclosure Schedule there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which Purchaser or the Business may be subject following the Closing.

SECTION 3.15. Full Disclosure. No representation or warranty of Seller in this Agreement, nor any statement or certificate furnished or to be furnished to Purchaser pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

SECTION 3.16. Brokers. Except for U.S. Bancorp Piper Jaffray, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of Seller. Seller is solely responsible for the fees and expenses of U.S. Bancorp Piper Jaffray, Inc. (other than certain brokerage costs contemplated by Section 2.12.

SECTION 3.17. Investment Representations.

(a) Seller understands that the shares of Purchaser Common Stock comprising the Purchase Price are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Seller’s representations contained in the Agreement.

(b) Seller has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to Purchaser so that it is capable of evaluating the merits and risks of its investment in Purchaser and has the capacity to protect its own interests. Seller must bear the economic risk of this investment until the shares of Purchaser Common Stock comprising of the Purchase Price are registered pursuant to the Securities Act, or an exemption from registration is available.

(c) Seller is acquiring the shares of Purchaser Common Stock comprising the Purchase Price for Seller’s own account for investment purposes only, and not with a view towards a distribution.

(d) Seller represents that by reason of its, or of its management’s, business or financial experience, Seller has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement. Further, Seller is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement.

(e) Seller represents that it is an “accredited investor” within the meaning of Regulation D under the Securities Act.

(f) The shares of Purchaser Common Stock comprising the Purchase Price shall bear the following legend until such shares are covered by an effective registration statement filed with the SEC:

“THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR, IF APPLICABLE, STATE SECURITIES LAWS. THESE SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THESE SHARES UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.”

SECTION 3.18. Rebate Programs. Section 3.18 of the Disclosure Schedule contains a list of all of Seller’s current end-user rebate programs, including the product line, fulfillment house name and contact information, promotion number, promotion start date, promotion end date, rebate amount per product, retailer and processing fee.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to Seller to enter into this Agreement, Purchaser hereby represents and warrants to Seller as follows:

SECTION 4.1. Organization and Authority of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements by Purchaser, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Purchaser. This Agreement has been, and upon their execution the Ancillary Agreements will be, duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes, and upon their execution the Ancillary Agreements will constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.

SECTION 4.2. No Conflict. Assuming all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.3 have been made or obtained, except as may result from any facts or circumstances relating solely to Seller and/or its subsidiaries, the execution, delivery and performance of this Agreement and the Ancillary Agreements by Purchaser, do not and will not (a) violate, conflict with or result in the breach of any provision of the charter or by-laws (or other organizational documents) of Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to Purchaser or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of Purchaser pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Purchaser is a party or by which any of such assets or properties is bound or affected, which would have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement or by the Ancillary Agreements.

SECTION 4.3. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is a party by Purchaser do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except for the filing of the Registration Statement pursuant to Section 2.11 and 2.12 and as provided in the Registration Rights Agreement.

SECTION 4.4. Litigation. No claim, action, proceeding or investigation is pending or, to the actual knowledge of Purchaser, threatened, which could reasonably be expected to affect the legality, validity or enforceability of this Agreement or the Ancillary Agreements, or seeks to delay or prevent the consummation of, or which would be reasonably likely to materially adversely affect Purchaser’s ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

SECTION 4.5. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

SECTION 4.6. Purchaser Common Stock. The Purchaser Common Stock, when issued, sold and delivered at the Closing, will be validly issued, fully paid, nonassessable and free of any Encumbrances, will be free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws and, assuming the accuracy of Seller’s representations and warranties contained in Section 3.17, will be issued in compliance with the Securities Act.

SECTION 4.7. Financing. Purchaser has and will have at the Closing sufficient funds or available borrowing capacity to permit Purchaser to consummate all the transactions contemplated herein.

SECTION 4.8. Purchaser SEC Reports.

(a) Purchaser has made available via the SEC’s website to Seller a correct and complete copy of each report, registration statement and definitive proxy statement filed by Purchaser with the SEC on or after June 30, 2002 and prior to the date of this Agreement (the “Purchaser SEC Reports”), which are all the forms, reports and documents required to be filed by Purchaser with the SEC since such date. The Purchaser SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Purchaser’s subsidiaries is currently required to file any reports or other documents with the SEC.

(b) Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Purchaser SEC Reports was prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents in all material respects the consolidated financial position of Purchaser and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to be material in amount.

SECTION 4.9. Reliance. In executing this Agreement, Purchaser is not relying on any statements, presentations, representations, warranties or assurances of any kind made by Seller, its representatives or any other person, other than the representations, warranties, and other provisions expressly set forth in this Agreement or any schedule or exhibit hereto or delivered herewith.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.1. Conduct of Business Prior to the Closing.

(a) Seller covenants and agrees that, except as described in Section 5.1(a) of the Disclosure Schedule or as expressly permitted, required or intended by this Agreement and the Ancillary Agreements, between the date hereof and the Closing, Seller shall not, and shall cause its subsidiaries not to, conduct the Business other than in the ordinary course and consistent with Seller’s past practice. Without limiting the generality of the foregoing, except as described in Section 5.1(a) of the Disclosure Schedule, Seller shall, and shall cause its subsidiaries to, with respect to the Business, (i) continue its advertising and promotional activities, and pricing and purchasing policies, in accordance with past practice and notify Purchaser of any changes in pricing policies not in accordance with past practice (provided that any Transferred Products sold in accordance with such changed pricing practices, if any, shall not constitute “Backlog” hereunder), such changes to be subject to the approval of Purchaser and such approval not to be unreasonably withheld where such change in pricing policy is a result of the transactions contemplated in this Agreement; (ii) not shorten or lengthen the customary payment cycles for any of its Receivables; (iii) use commercially reasonable efforts to (A) preserve intact business organization of the Business, (B) keep available to Purchaser the services of the Transferred Employees, provided however, that the covenants and agreements set forth in this paragraph shall not require Seller to increase compensation, add additional Benefits or incur any additional expenses with respect to the Transferred Employees, (C) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of the Business and (D) preserve its current relationships with its Distribution Channel Participants, vendors and other persons with which it has significant business relationships; and (iv) not engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of Seller to be untrue or result in a breach of any covenant made by Seller in this Agreement.

(b) Except as described in Section 5.1(b) of the Disclosure Schedule or as expressly permitted, required or intended by this Agreement and the Ancillary Agreements, Seller covenants and agrees that, prior to the Closing, without the prior written consent of Purchaser, Seller will not, and will cause its subsidiaries not to, do any of the following:

(i) permit or allow any of the Assets (whether tangible or intangible) to be subjected to any Encumbrance, other than Permitted Encumbrances and Encumbrances that will be released at or prior to the Closing;

(ii) enter into any Purchase Order, Sales Order or other Material Contract that would constitute a Transferred Contract (which Material Contract shall permit the assignment thereof to Purchaser as of the Closing), other than acceptance of Sales Orders that constitute “Backlog” hereunder;

(iii) amend, modify, terminate, consent to the termination of, cancel or compromise any Transferred Contract or any other material claims of Seller or its subsidiaries related to the Business that are included in the Assets or that are Seller Cross License IP, or waive any other rights of substantial value to Seller or its subsidiaries related to the Business that are included in the Assets;

(iv) sell, transfer, lease, sublease, license or otherwise dispose of any Asset or Seller Cross License IP, other than the acceptance of Sales Orders that constitute “Backlog” hereunder or the fulfillment of Sales Orders;

(v) conduct the Business through any subsidiary or other entity other than Seller and the other Business Subsidiaries;

(vi) make any material changes in the customary methods of operations of the Business, including, without limitation, practices and policies relating to manufacturing, purchasing, Inventories, marketing, selling and pricing except for changes permitted, required or intended by this Agreement and the Ancillary Agreements.

(vii) (A) grant any increase, or announce any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable to Seller or any of its subsidiaries (whether in cash, stock or otherwise) to any Employment Candidates, including, without limitation, any increase or change pursuant to any Seller Benefit Plan, or (B) establish or increase or promise to increase any benefits for Employment Candidates of the Business, in either case except as required by law or as may be generally available to similarly situated employees of Seller;

(viii) disclose any secret or confidential Business Intellectual Property (except by way of issuance of a patent) except in the ordinary course of business in accordance with past practices, or permit to lapse or go abandoned any Business Intellectual Property (or any registration or grant thereof or any application relating thereto) to which, or under which, Seller or any of its subsidiaries has any right, title, interest or license;

(ix) fail to maintain the Assets in good repair and operating condition, ordinary wear and tear excepted; or

(x) amend, modify or supplement any end-user rebate programs implemented by Seller prior to the date hereof.

SECTION 5.2. Access to Information.

(a) From the date hereof until the Closing, upon reasonable notice, Seller shall and shall cause each of Seller’s subsidiaries that relate to the Business and each of their respective officers, directors, employees, agents and accountants to: (i) afford the officers, employees and authorized agents, accountants, counsel and representatives of Purchaser reasonable access, during normal business hours, to the offices, facilities, books and records of Seller and its subsidiaries that relate to the Business and to those officers, directors, employees, agents and accountants of Seller and its subsidiaries that relate to the Business who have any knowledge relating to the Business and (ii) furnish to the officers, employees and authorized agents, accountants, counsel and representatives of Purchaser such additional financial and operating data and other information regarding the Business and the Assets as Purchaser may from time to time reasonably request, including all information stored in Seller’s computer systems or otherwise in the possession or control of Seller related to Distribution Channel Participants and vendors from which Seller purchased Inventory.

(b) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing and in order for Seller to prepare audited financial statements, for a period of seven (7) years after the Closing, Purchaser shall (i) retain the books and records which are transferred to Purchaser pursuant to this Agreement relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of Seller reasonable access (including the right to make photocopies at Seller’s expense), during normal business hours, to such books and records.

(c) In order to facilitate the resolution of any claims made by or against or incurred by Purchaser after the Closing or for any other reasonable purpose, including to prepare audited financial statements, for a period of seven (7) years following the Closing, Seller shall, and shall cause its subsidiaries to, (i) retain all books and records which are in its possession as of the date hereof or the Closing Date and which are not transferred to Purchaser pursuant to this Agreement and which relate to the Business for periods prior to the Closing and which shall not otherwise have been delivered to Purchaser and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of Purchaser, reasonable access (including the right to make photocopies at Purchaser’s expense), during normal business hours, to such books and records.

SECTION 5.3. Confidentiality. Seller agrees to, and shall cause its subsidiaries and each of their respective agents, representatives, Affiliates, employees, officers and directors to: (i) treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to trade secrets, processes, patent or trademark applications, product development, price, Distribution Channel Participant and vendor lists, pricing and marketing plans, policies and strategies, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and any other confidential information with respect to the Business except, prior to the Closing Date, as may be necessary to conduct the Business in the ordinary course consistent with past practices (“Confidential Information”), (ii) in the event that Seller or any such subsidiary, agent, representative, Affiliate, employee, officer or director becomes legally compelled to disclose any such Confidential Information (including pursuant to the Exchange Act and any other securities Law, to the extent applicable to Seller), provide Purchaser with prompt written notice of such requirement so that Purchaser may seek a protective order or other remedy or waive compliance with this Section 5.3, (iii) in the event that such protective order or other remedy is not obtained, or Purchaser waives compliance with this Section 5.3, furnish only that portion of such Confidential Information which is legally required to be provided and exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Confidential Information, and (iv) promptly furnish (at, or as soon as practicable following, the Closing) to Purchaser copies of all such Confidential Information then in the possession of Seller or any of its subsidiaries and each of their respective agents, representatives, Affiliates, employees, officers and directors and, if requested by Purchaser based on Purchaser’s reasonable belief that possession of such Confidential Information by Seller would be harmful to the Business or the Assets or Purchaser’s operation or conduct thereof, destroy or deliver to Purchaser any and all additional copies then in the possession of Seller or any of its subsidiaries and each of their respective agents, representatives, Affiliates, employees, officers and directors of such Confidential Information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof, or such portions thereof that relate exclusively to the Business or the Assets, except that Seller may retain one copy of such Confidential Information for legal archival purposes; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by Seller, its subsidiaries and each of their respective agents, representatives, Affiliates, employees, officers or directors; provided further that specific information shall not be deemed to be within the foregoing exception merely because it is embraced in general disclosures in the public domain. In addition, any combination of features shall not be deemed to be within the foregoing exception merely because the individual features are in the public domain unless the combination itself and its principle of operation are in the public domain. Purchaser agrees to keep confidential any Confidential Information furnished to Purchaser insofar as it relates to the SCM Security Business or Media Reader Business, on the same basis set forth above. In the event this Agreement is terminated without a Closing, Purchaser shall promptly furnish to Seller any and all copies (in whatever form or medium) of all Confidential Information furnished by Seller and then in the possession of Purchaser and its agents, representatives, Affiliates, employees, officers and directors and shall destroy any and all additional copies thereof and any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof then in the possession of Purchaser or any of its agents, representatives, Affiliates, employees, officers and directors of such information. Each party agrees and acknowledges that remedies at Law for any breach of its obligations under this Section 5.3 are inadequate and that in addition thereto a disclosing party shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach, without the necessity of demonstrating the inadequacy of money damages.

Notwithstanding the preceding or any other agreement regarding confidentiality entered into by the parties hereto, each party hereto (and each employee, representative, or other agent of each party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure; provided, however (i) that this provision shall not permit such disclosure until the date of the public announcement of the transactions contemplated by this Agreement; (ii) that this provision shall not permit disclosure to the extent information is required to be kept confidential to comply with any applicable federal or state securities laws; (iii) that this provision shall not permit the disclosure of the identity of any of the parties or any sensitive business information (including, without limitation, the name and other specific information about any party’s intellectual property or other proprietary assets) unless such business information is necessary to understand the purported or claimed federal income tax treatment of the transaction; and (iv) that nothing in this provision shall limit in any way any party’s ability to consult any tax advisor (including a tax advisor independent from all other entities involved in the transactions contemplated by this Agreement) regarding the tax treatment or tax structure of such transactions.

SECTION 5.4. Regulatory and Other Authorizations; Notices and Consents.

(a) Each party hereto shall use all commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements and each such party will cooperate fully with the other parties hereto in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b) Seller shall give promptly such notices to third parties and use its commercially reasonable efforts to obtain such third party consents and estoppel certificates as Purchaser may in its sole and absolute discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, including, without limitation, all third party consents that are necessary or desirable in connection with the transfer of the Transferred Contracts, provided, however, that Seller shall have no obligation to give any guarantee or other consideration of any nature in connection with any such consent or estoppel certificate.

(c) Purchaser shall cooperate and use commercially reasonable efforts to assist Seller in giving such notices and obtaining such consents and estoppel certificates; provided, however, that Purchaser shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any Transferred Contract which Purchaser in its sole and absolute discretion may deem adverse to the interests of Purchaser or the Business.

(d) Anything in this Agreement or the Assumption Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Transferred Contract listed on Part II of Schedule 8.2(f) if an attempted assignment thereof, without the consent of the other party thereto, would constitute a breach or other contravention thereof, noncompliance by Seller or its Affiliates thereunder or in any way adversely affect the rights of Purchaser thereunder. Seller and Purchaser agree that, in the event any consent, approval or authorization necessary or desirable to preserve for the Business or Purchaser any right or benefit under any such Transferred Contract is not obtained prior to the Closing, Seller will, subsequent to the Closing, cooperate with Purchaser in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Seller will use commercially reasonable efforts to provide Purchaser with the rights and benefits of such affected Transferred Contract for the term of such Transferred Contract, and, if Seller provides such rights and benefits, Purchaser shall assume the obligations and burdens thereunder in accordance with this Agreement, including, subcontracting, sublicensing, or subleasing to Purchaser, or under which Seller would enforce for the benefit of Purchaser, with Purchaser assuming Seller’s obligations, any and all rights of Seller against a third party thereto.

SECTION 5.5. Notice of Developments. Prior to the Closing, (a) Seller shall promptly notify Purchaser in writing of (i) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant of Seller in this Agreement or which could have the effect of making any representation or warranty of Seller in this Agreement untrue or incorrect in any respect and (ii) all other material developments affecting the Assets, Assumed Liabilities, business, financial condition, operations, results of operations, Distribution Channel Participant or vendor relations, employee relations, projections or prospects of the Business, and (b) Purchaser shall promptly notify Seller in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any breach of representation or warranty or covenant of Purchaser in this Agreement or which could have the effect of making any representation or warranty of Purchaser in this Agreement untrue or incorrect in any respect.

SECTION 5.6. No Solicitation or Negotiation. Seller agrees that between the date of this Agreement and the earlier of (i) the Closing and (ii) the termination of this Agreement, neither Seller nor any of its subsidiaries nor any of their respective Affiliates, officers, directors, representatives or agents will (a) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (other than Purchaser) (i) relating to any acquisition or purchase of all or any portion of the Assets (other than Inventory to be sold in the ordinary course of the Business consistent with past practice), (ii) to enter into any business combination with Seller that could reasonably be expected to affect the Business or the Assets or that would delay or interfere with the transactions contemplated by this Agreement; (iii) to enter into any other extraordinary business transaction involving or otherwise relating to the Business or the Assets or that could reasonably be expected to delay or interfere with the transactions contemplated by this Agreement, or (iv) release any Person from, or waive any provision of, any confidentiality agreement that relates to the Business or the Assets or any standstill agreement to which Seller is a party, or (b) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person (other than Purchaser) any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. Seller immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. Seller shall notify Purchaser promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to Purchaser, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the principal terms and conditions of such proposal, offer, inquiry or other contact.

SECTION 5.7. Use of Intellectual Property.

(a) Except as set forth in Section 5.7(a) of the Disclosure Schedule, from and after the Closing, Seller and its subsidiaries shall not use any of the Transferred Intellectual Property, other than Intellectual Property licensed to Seller pursuant to the Cross License Agreement or pursuant to the Dazzle Trademark License Agreement.

(b) Promptly after the Closing Seller shall change its corporate name and any dba, and amend its charter accordingly, to one not using any trademark, service mark, trade dress, logo, trade name or corporate name contained in the Transferred Intellectual Property or any trademark, service mark, trade dress, logo, trade name or corporate name similar or related thereto, except as permitted in the Dazzle Trademark License Agreement. As promptly as practicable following the Closing, Seller shall remove or obliterate any Transferred Intellectual Property from letterheads and other materials remaining in its possession or under its control, and Seller shall not use or put into use after the Closing any materials that bear any trademark, service mark, trade dress, logo, trade name or corporate name contained in the Transferred Intellectual Property or any trademark, service mark, trade dress, logo, trade name or corporate name similar or related thereto, except as permitted in the Dazzle Trademark License Agreement.

SECTION 5.8. Covenant Not to Compete.

(a) In partial consideration of the payment of the Purchase Price, Seller covenants and agrees that for a period of three (3) years following the Closing Date, none of Seller or any of its subsidiaries shall, directly or indirectly, (i) engage in, carry on, manage, operate, perform or control the management or operation of any Restricted Business in any portion of the territory (the “Restricted Territory”) consisting of the world, or (ii) own any equity interest in any Person that is engaged in, carries on, manages, operates, performs or controls the management or operations of any Restricted Business in the Restricted Territory.

(b) For purposes of this Section 5.8, the term “Restricted Business” means each of the following: (i) the design, manufacture, distribution or sale of Video Products, and (ii) the licensing, transfer, assignment or granting of any rights to a third party for the design, manufacture, distribution or sale of Video Products. Notwithstanding the foregoing, “Restricted Business” does not include the Media Reader Business or the design, manufacture, distribution or sale of Security

Related Products or the licensing, transfer, assignment or granting of any rights to a third party for the design, manufacture, distribution or sale of Security Related Products.

(c) Notwithstanding Section 5.8(a), it will not constitute a breach of this Section 5.8 for Seller or its Subsidiaries to: (i) acquire (including through a merger other corporate transaction), invest in or own equity interests in any Person engaged in, carrying on, managing, operating, performing or controlling the management or operation of a Restricted Business, so long as (1) Seller and its subsidiaries do not own, directly or indirectly, in the aggregate in excess of 5% of the outstanding equity interests of such Person, and (2) none of Seller or any of its subsidiaries, directly or indirectly, manages, operates or controls the management or operation of such Person or any Restricted Business of such Person; (ii) take any action in connection with the satisfaction of any warranty obligation of any Seller existing on the Closing Date that was not assumed by Purchaser pursuant to Section 2.2(a)(ii), including delivery of Transferred Products (whether such Transferred Products are Inventory that were not sold pursuant to this Agreement or are acquired by Seller or one of its subsidiaries after the Closing Date), or (iii) sell or dispose of any assets (whether tangible, intangible, real or personal) owned by any Seller as of the Closing that are not the Assets or any equity interests in any Seller, any Affiliate of any Seller or any subsidiary of any Seller, subject to Section 5.8(f).

(d) Purchaser and Seller acknowledge and agree that compliance with the covenants contained in this Section 5.8 is necessary to protect Purchaser and that a breach of any such covenant would result in irreparable and continuing damage for which there would be no adequate remedy at Law. Seller agrees that in the event of any breach of such covenant, Purchaser shall be entitled to preliminary and permanent injunctive relief and to such other and further relief as is proper under the circumstances without the posting of any bond by Purchaser. Seller agrees that these covenants shall be deemed to be a series of separate covenants not to compete for each year within the applicable periods of non-competition and separate covenants not to compete for each state within the United States and each country in the world. If any court of competent jurisdiction determines any of the foregoing covenants to be unenforceable with respect to the term thereof or the scope of the subject matter or geography covered thereby, then such covenant shall nonetheless be enforceable by such court against Seller or other relevant Person upon such shorter term or within such lesser scope as may be determined by the court to be reasonable and enforceable. In the event Seller or any of its subsidiaries is in violation of the aforementioned restrictive covenants, then the time limitation thereof shall be extended for a period of time during which such breach or breaches shall occur, unless a court of competent jurisdiction renders a final non-appealable judgment to the effect that such extension is illegal or unenforceable.

(e) Seller further covenants and agrees that, without the prior written consent of the Purchaser, neither Seller nor any of its subsidiaries will, for a period of one (1) year following the Closing Date, solicit for employment as an employee, officer, agent, consultant, advisor, or in any other capacity whatsoever, any employee of Purchaser employed in the Business. As used herein, “solicit” means contact or communicate in any manner whatsoever, including, but not limited to, contacts or communications by or through intermediaries, agents, contractors, representatives, or other parties, provided that nothing herein shall be construed to prohibit Seller from (i) placing advertisements for employment that are aimed at the public at large in any newspaper, trade magazine, or other periodical in general circulation, or (ii) responding to any unsolicited inquiry by any Purchaser employee concerning employment.

(f) This Section 5.8 shall be binding upon any successor or assign to all or substantially all the assets of or business of Seller and the Business Subsidiaries, and Seller and the Business Subsidiaries will cause any such successor or assign to acknowledge and agree to be bound by this Section 5.8 for the benefit of Purchaser as a condition precedent to making such entity its successor or assign; provided, however, that any acquiror or other counterparty in any such transaction shall not be subject to any restriction hereunder with respect to competing activities in the Restricted Business that are carried on by parent, subsidiary or affiliate companies of such acquiror, that are not themselves successors or assigns of the affected Seller’s assets. If any Seller acquires a Person or business in violation of Section 5.8(a)(ii), Seller shall have a period of one hundred eighty (180) days from the date of such acquisition to cure such violation by divesting the portion of the Person or business that is engaged in the Restricted Business or by causing such Person or business to cease competing in the Restricted Business.

SECTION 5.9. Excluded Liabilities. Seller will pay and discharge the Excluded Liabilities as and when the same become due and payable.

SECTION 5.10. Bulk Transfer Laws. Purchaser hereby waives compliance by Seller with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale of the Assets to Purchaser (other than any obligations with respect to the application of the proceeds herefrom). Pursuant to Article IX, Seller has agreed to indemnify Purchaser against any and all liabilities which may be asserted by third parties against Purchaser as a result of Seller’s noncompliance with any such law.

SECTION 5.11. Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Laws, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement, including to transfer the Assets to Purchaser or evidence such transfer on the public records. Seller shall promptly deliver to Purchaser all Transferred Technology not delivered to Purchaser on the Closing Date.

SECTION 5.12. No Manipulation of Purchaser Securities. Until the later to occur of (i) the expiration of the Open Market Period or (ii) the date on which all of the Shares shall have been sold, either on the open market or in a Private Sale, neither Seller nor any of its Affiliates will engage, and neither Seller or any of its Affiliates will cause, advise, ask or assist any Person to engage, directly or indirectly, in “short sales” (as defined in Rule 3b-3 under the Securities Act)

(whether or not “against the box”) of shares of Purchaser Common Stock or any security or instrument whose value is otherwise based on the value of Purchaser Common Stock.

SECTION 5.13. Collection of Receivables. Notwithstanding Section 2.1(b) of this Agreement, Purchaser undertakes to use its commercially reasonable efforts to assist Seller in the collection of Receivables; provided, however, that Purchaser shall not be liable to Seller or any of its subsidiaries for any such Receivables that are currently uncollectible as of the date hereof or become uncollectible after the date hereof. In accordance with Purchaser’s undertaking to assist Seller in collecting Receivables pursuant to this Section 5.13, Purchaser shall be entitled to the following fees to be payable by Seller:

(i) If and when the aggregate Receivables collected by or on behalf of Seller after the Closing equal or exceed ninety percent (90%) of the net Receivables outstanding as of the Closing Date, calculated in a consistent methodology with Section 3.5 of the Disclosure Schedule (the “First Receivables Threshold”), then Purchaser shall be entitled to a fee payable by Seller in an amount equal to Five Hundred Thousand dollars ($500,000) (the “First Receivables Fee”).

(ii) If and when such aggregate Receivables collected by or on behalf of Seller after the Closing exceed the First Receivables Threshold, Purchaser shall be entitled to a fee in an amount equal to thirty seven and one half percent (37.5%) of the aggregate Receivables collected in excess of the First Receivables Threshold, until such aggregate Receivables collected by or on behalf of Seller after the Closing exceed the First Receivables Threshold in an amount equal to or in excess of Four Million dollars ($4,000,000) (the “Second Receivables Threshold”).

(iii) If and when such aggregate Receivables collected by or on behalf of Seller after the Closing exceed the Second Receivables Threshold, Purchaser shall be entitled to a fee in an amount equal to fifty percent (50.0%) of the aggregate Receivables collected in excess of the Second Receivables Threshold.

(iv) Receivables shall remain payable directly to Seller and Purchaser shall use commercially reasonable efforts to cause Receivables to be paid to Seller; provided, however, that to the extent Purchaser receives payment of Receivables on Seller’s behalf, Purchaser shall remit to Seller all such Receivables collected within fifteen (15) calendar days of the last day of each calendar month following the Closing Date by wire transfer in immediately available funds to an account directed by Seller.

Subject to any amounts to be offset pursuant to this Section 5.13 and Section 2.7 and Section 2.8 of this Agreement, Seller shall remit to Purchaser any fees due pursuant to this Section 5.13 within fifteen (15) calendar days of the last day of each calendar month following the Closing Date by wire transfer in immediately available funds to an account directed by Purchaser.

SECTION 5.14. Product Returns. Purchaser undertakes to purchase any Product Returns made after the Closing Date at the fair market value of applicable Transferred Product, taking into consideration the condition and salability of the applicable Transferred Product as of the date of return. Purchaser and Seller shall use good faith efforts to reach agreement on the fair market value of any Transferred Products returned pursuant to this Section 5.14; provided, however, that if Purchaser and Seller are not able to reach agreement on the fair market value of any Transferred Products returned pursuant to this Section 5.14, “Fair Market Value” shall mean the materials or Inventory purchase cost for such returned Transferred Products. Subject to any amounts to be offset pursuant to Section 2.7 and Section 2.8 of this Agreement, Purchaser shall remit to Seller any amount due pursuant to this Section 5.14 within fifteen (15) calendar days of the last day of each calendar month following the Closing Date by wire transfer in immediately available funds to an account directed by Seller.

SECTION 5.15. Post-Closing Sales Orders. Purchaser undertakes to fulfill any Sales Orders, as agent for Seller, under any Contract with any Distribution Channel Participant to which Seller or any Business Subsidiary is a party placed after the Closing Date and during the applicable notice period for termination, if any, under each such Contract (whether or not such notice is actually given) on the terms specified in such Contracts, and shall be entitled to payment in full by the purchaser for any such completed Sales Orders. Purchaser shall remit to Seller out of the proceeds of any such sale any royalties to third parties payable by Seller in connection with such sale. Seller undertakes to remit to Purchaser any amounts paid to Seller in respect of any of the foregoing Sales Orders within fifteen (15) Business Days of such payment by wire transfer in immediately available funds to an account directed by Purchaser.

SECTION 5.16. Sale of Media Reader Business. Seller shall not consummate any sale of the Media Reader Business prior to the Closing Date.

SECTION 5.17. Financial Statements. Seller shall provide Purchasers with audited financial statements covering each product line of the Transferred Products dated as of the Closing Date and meeting the requirements of Item 7(a) of Form 8-K under the Exchange Act within forty-five (45) days of the Closing Date if Purchaser is required to file a current report on Form 8-K including the financial statements required by Item 7(a) of Form 8-K under the Exchange Act. Purchaser and Seller shall each bear one-half of the fees payable to Seller’s Accountants in connection with such audit.

SECTION 5.18. Termination of Contracts. Within sixty (60) days of the Closing Date, Seller shall terminate each contract with a Distribution Channel Participant to which Seller or any of its subsidiaries is a Party related to Transferred Products (or the portions thereof that relate to Transferred Products), and shall pay all rebates, refunds, payments and credits owing thereunder based on Transferred Products sold or shipped in the periods prior to the Closing, except to the extent being contested in good faith.

ARTICLE VI

EMPLOYEE MATTERS

SECTION 6.1. Employment Offers. Purchaser shall be entitled to (i) enter into discussions with any or none of the Employment Candidates set forth on Schedule 6.1 delivered herewith and (ii) offer at-will employment to any such Employment Candidates, which employment offer shall be effective as of no earlier than the Closing Date, provided, however, that Purchaser shall not be obligated to either enter into such discussions with, or make employment offers to, any Employment Candidates. Such offers of employment shall be at-will and provide comparable benefits in the aggregate as those provided to similarly situated employees of Purchaser (“Employment Offers”), and Purchaser shall use commercially reasonable efforts to cooperate with Seller with a view toward avoiding any severance obligations Seller may otherwise have to such Employment Candidates. Employment Candidates who accept Employment Offers shall become Purchaser employees effective on the Closing Date (collectively “Transferred Employees”).

SECTION 6.2. Access to Employees and Employee Information.

(a) Seller agrees to provide Purchaser with reasonable access to the Employment Candidates prior to the Closing Date during normal business hours following the date of the execution of this Agreement in order to, among other things, deliver Employment Offers and to provide information to such Employment Candidates about Purchaser. All communications by Purchaser with the Employment Candidates shall be conducted in a manner that does not disrupt or interfere with Seller’s operation of its business.

(b) At the request of Purchaser, Seller will provide Purchaser with any records reasonably requested by Purchaser relating to the Employment Candidates, including the name, the place of employment, the current annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation, “golden parachute” and other like benefits paid or payable (in cash or otherwise) in 2001 and 2002, the date of employment and a description of the position and job function of each Employment Candidate, subject to Seller’s generally applicable policies regarding confidentiality of employee information (in which case Seller will use commercially reasonable efforts to obtain such Employment Candidate’s consent to the disclosure of such information to Purchaser).

SECTION 6.3. Benefits. Effective at the Closing Date, Transferred Employees shall cease all participation in the Seller Benefit Plans. Purchaser shall use commercially reasonable efforts to cause applicable Purchaser benefit plans to waive, to the extent waived or satisfied under the analogous Seller Benefit Plans, (i) any pre-existing condition or (ii) any waiting period limitation that would otherwise be applicable to Transferred Employees on or after the Closing Date under Purchaser’s benefit plans.

SECTION 6.4. Seller Benefits Liabilities. From and after the Closing Date, Seller and any ERISA Affiliates (which, for purposes of this Section 6.4 shall not include the Purchaser) shall (i) sponsor and (ii) assume or retain, as the case may be, and be solely responsible for all Seller Benefits Liabilities whether incurred before, on or after the Closing, but excluding any liabilities arising after the Closing Date under Purchaser’s benefit plans, which shall be Purchaser’s responsibility.

SECTION 6.5. COBRA Continuation Coverage . The Seller agrees and acknowledges that the selling group (as defined in Treasury Regulation Section 54.4980B-9, Q&A-3(a)) of which it is a part (the “Selling Group”) will continue to offer a group health plan to employees after the Closing Date and, accordingly, that Seller and the Selling Group shall be solely responsible for providing continuation coverage under COBRA to those individuals who are M&A qualified beneficiaries (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(a)) with respect to the transactions contemplated by this Agreement (collectively, the “M&A Qualified Beneficiaries”). Seller shall indemnify, defend and hold harmless Purchaser for, from and against any and all claims, liabilities, losses, costs and expenses (including attorney’s fees) relating to, arising out of, or resulting from any and all COBRA obligations, liabilities and claims related to M&A Qualified Beneficiaries and all other qualified beneficiaries (as defined in Code Section 4980B(g)(1)) with respect to Seller’s group health plans. Seller further agrees and acknowledges that in the event that the Selling Group ceases to provide any group health plan to any employee prior to the expiration of the continuation coverage period for all M&A Qualified Beneficiaries (pursuant to Treasury Regulation Section 54.4980B-9, Q&A-8(c)), each Seller shall provide Purchaser with (i) written notice of such cessation as far in advance of such cessation as is reasonably practicable (and, in any event, at least thirty (30) days prior to such cessation), and (ii) all information necessary or appropriate for Purchaser to offer continuation coverage to such M&A Qualified Beneficiaries.

ARTICLE VII

TAX MATTERS

SECTION.7.1. Indemnity.

(a) Seller agrees to indemnify and hold harmless Purchaser against the following Taxes and against any loss, damage, liability or expense, including reasonable fees for attorneys and other outside consultants, incurred in contesting or otherwise in connection with any such Taxes: (i) Taxes imposed on Seller for any taxable period attributable to the Business with respect to any taxable periods (or any portion thereof) ending on or before the Closing Date other than Taxes arising out of the ordinary course of the Business on the Closing Date as a result of actions taken by or at the request of Purchaser or its Affiliates; (ii) with respect to any taxable period (or portion thereof) beginning before the Closing Date and ending after the Closing Date, Taxes imposed on the Business which are allocable, pursuant to Section 7.1(b) other than Taxes arising out of the ordinary course of the Business on the Closing Date as a result of actions taken by or at the request of

Purchaser or its Affiliates, to the portion of such period ending on the Closing Date; (iii) Taxes imposed on Seller or any member of any affiliated group with which Seller files, has filed or should have filed a Tax return on a consolidated or combined basis for a taxable period (or a portion thereof) ending on or before the Closing Date; and (iv) Taxes imposed on Purchaser as a result of any breach of warranty or misrepresentation under Section 3.14 of this Agreement. Purchaser agrees to indemnify and hold harmless the Seller against Taxes and reasonable fees and associated expenses not allocated to Seller pursuant to the first sentence of this Section 7.1(a) or Section 7.7.

(b) In the case of Taxes that are attributable to the Business and that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be:

(i) in the case of Taxes that are either (x) based upon or related to income, expenses, receipts or the like, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, as provided under Section 7.7), deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(ii) in the case of Taxes imposed on a periodic basis with respect to the assets of Seller, any Assets or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

SECTION 7.2. Returns and Payments.

(a) From the date of this Agreement through and after the Closing Date, Seller shall prepare and file or otherwise furnish in proper form to the appropriate Governmental Authority (or cause to be prepared and filed or so furnished) in a timely manner all Tax returns, reports and forms (“Returns”) relating to Seller and the Business that are due on or before or relate to any taxable period ending on or before the Closing Date (and Purchaser shall do the same for Returns relating to the Business with respect to any taxable period ending after the Closing Date). Returns of the Business not yet filed for any taxable period that begins before the Closing Date shall be prepared in a manner consistent with past practices (except to the extent counsel for Purchaser reasonably acceptable to such Seller renders a legal opinion that there is no reasonable basis in Law therefor or that a Return cannot be so prepared and filed without being subject to penalties). With respect to any Return required to be filed by Purchaser or Seller with respect to the Business and as to which an amount of Tax is allocable to the other party under Section 7.1(b), the filing party shall provide the other party and its authorized representatives with a copy of such completed Return and a statement certifying the amount of Tax shown on such Return that is allocable to such other party pursuant to Section 7.1(b), together with appropriate supporting information and schedules at least

20 Business Days prior to the due date (including any extension thereof) for the filing of such Return, and such other party and its authorized representatives shall have the right to review and comment on such Return and statement prior the filing of such Return. If the parties disagree regarding the contents of such Return, the Return shall not be filed until the matter is resolved (or, if earlier, the last date for filing without penalty, taking into account extensions of time to file), and the matter shall be submitted promptly to a firm of certified public accountants, mutually acceptable to the parties, for final resolution. If such Return is filed prior to the submission to such accounting firm, such Return shall be amended to comply with the determination of such accounting firm. The fees for such accounting firm shall be borne equally by Seller, on one hand, and Purchaser, on the other hand. Neither party shall have a right to amend any Return that was the subject of review by the other party without that other party’s consent, not to be unreasonably withheld.

(b) Seller shall pay or cause to be paid when due and payable all Taxes required to be paid with respect to Seller and the Business for any taxable period ending on or before the Closing Date to the extent Seller is responsible for such Taxes pursuant to Section 7.1(a) and 7.1(b), and Purchaser shall so pay or cause to be paid Taxes for the Business for any taxable period ending after the Closing Date (subject to its right of indemnification from Seller by the date set forth in Section 7.5 for Taxes attributable to the pre-Closing Date portion of any taxable period that includes the Closing Date pursuant to Sections 7.1(a) and 7.1(b)).

SECTION 7.3. Refunds.

(a) Any Tax refund (including any interest with respect thereto) relating to Seller or the Business for any taxable period prior to the Closing Date shall be the property of Seller, and if received by Purchaser shall be paid promptly to Seller.

(b) In the event that any of the Assets is acquired by an Affiliate of Purchaser and such acquisition would give rise to any refundable withholding Tax obligation, the parties shall cooperate to abate such withholding Taxes and Seller shall timely apply for a refund of such withholding Taxes in accordance with applicable law, and shall promptly remit to Purchaser any refund of such withholding Taxes received by Seller.

SECTION 7.4. Contests.

(a) After the Closing, Purchaser shall promptly notify Seller in writing of any written notice of all audits proposed assessment or claim in an audit or administrative or judicial proceeding of Purchaser which, if determined adversely to the taxpayer, could result in grounds for indemnification under this Article VII; provided, however, that a failure to give such notice will not affect Purchaser’s right to indemnification under this Agreement except to the extent, if any, that, but for such failure, Seller could have avoided all or a portion of the Tax liability in question.

(b) In the case of an audit or administrative or judicial proceeding that relates to periods ending on or before the Closing Date, provided that Seller acknowledges in writing its liability with respect to any Taxes arising therefrom in accordance with this Article VII, Seller shall have the right at its expense to participate in and control the conduct of such audit or proceeding, but only to the extent that such audit or proceeding relates solely to a potential adjustment for which Seller has acknowledged its liability hereunder; Purchaser also may participate in any such audit or proceeding, and, if Seller does not assume the defense of any such audit or proceeding, Purchaser may defend the same in such manner as it may deem appropriate, including, without limitation, settling such audit or proceeding in accordance with Section 7.4(d). In the event that issues relating to a potential adjustment for which Seller has acknowledged its liability are required to be dealt with in the same proceeding as separate issues relating to a potential adjustment for which Purchaser would be liable, Purchaser shall have the right, at its expense, to control the audit or proceeding with respect to the latter issues, provided that Purchaser shall use reasonable efforts to bifurcate the issues in such proceeding as reasonably requested by Seller.

(c) With respect to issues relating to a potential adjustment for which both Seller (as evidenced by its acknowledgment under this Section 7.4) and Purchaser could be liable, (i) each party may participate in the audit or proceeding, and (ii) the audit or proceeding shall be controlled by that party which would bear the burden of the greater portion of the sum of the adjustment and any corresponding adjustments that may reasonably be anticipated for future Tax periods. The principle set forth in the preceding sentence shall govern also for purposes of deciding any issue that must be decided jointly (in particular, choice of judicial forum) in situations in which separate issues are otherwise controlled under this Article VII by Purchaser and Seller.

(d) Neither Purchaser nor Seller shall enter into any compromise or agree to settle any claim pursuant to any Tax audit or proceeding which would adversely affect the other party for such year or a subsequent year without the written consent of the other party, which consent may not be unreasonably withheld. Purchaser and Seller agree to cooperate in the defense against or compromise of any claim in any audit or proceeding.

SECTION 7.5. Time of Payment. Payment by Seller or Purchaser of any amounts due under this Article VII in respect of Taxes shall be made (i) at least three Business Days before the due date of the applicable estimated or final Return required to be filed by Purchaser or Seller, respectively, on which is required to be reported income for a period ending before or after the Closing Date, respectively, for which Seller or Purchaser is responsible under Sections 7.1(a) and 7.1(b) without regard to whether the Return shows overall net income or loss for such period, and (ii) within three Business Days following the occurrence of the earlier of an agreement between Seller and Purchaser that an indemnity amount is payable, an assessment of a Tax by a taxing authority, or a “determination” as defined in Section 1313(a) of the Code. If liability under this Article VII is in respect of costs or expenses other than Taxes, payment of any amounts due under this Article VII shall be made within five (5) Business Days after the date when the party obligated to make the payment has been notified by the other party that the obligated party has a liability for a determinable amount under this Article VII and is provided with calculations or other materials supporting such liability.

SECTION 7.6. Cooperation and Exchange of Information. Upon the terms set forth in Section 5.2, Seller and Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Return, amended Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes, participating in or conducting any audit or other proceeding in respect of Taxes or making representations to or furnishing information to parties subsequently desiring to purchase all or a part of the Business from Purchaser. Such cooperation and information shall include providing copies of relevant Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities. The parties shall make their employees available on a basis mutually convenient to both parties to provide explanations of any documents or information provided hereunder. Each of Seller and Purchaser shall retain all Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of Seller and the Business for each taxable period first ending after the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods, or (ii) six (6) years following the due date (without extension) for such Returns. Any information obtained under this Section 7.6 shall be kept confidential in accordance with Section 5.3 except as may be otherwise necessary in connection with the filing of Returns or claims for refund or in conducting an audit or other proceeding.

SECTION 7.7. Conveyance Taxes . Notwithstanding anything in this Article VII to the contrary, Purchaser shall bear one-half of all Conveyance Taxes (up to a maximum of $25,000) which become payable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, irrespective of whether such Conveyance Taxes are levied against Seller or Purchaser, and Seller shall bear the remainder of all such Conveyance Taxes. Seller, after the review and consent by Purchaser, shall file such applications and documents as shall permit any such Conveyance Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure. Purchaser shall execute and deliver all instruments and certificates necessary to enable Seller to comply with the foregoing. Purchaser shall complete and execute a resale or other exemption certificate with respect to the inventory items sold hereunder, and shall provide Seller with an executed copy thereof. The parties shall agree on the amount of such Taxes due as a result of the Closing, and Purchaser shall pay its share to Seller, or Seller shall pay its share to Purchaser (depending on the party required to pay such Taxes to the applicable Taxing Authority), at the Closing and Seller and Purchaser, as the case may be, shall promptly pay such amounts to the applicable taxing authority. Purchaser shall be responsible for one hundred percent (100%) of any value added Taxes imposed upon the sale of the Assets to Purchaser.

SECTION 7.8. Miscellaneous.

(a) Seller and Purchaser agree to treat all payments made by either to or for the benefit of the other under this Article VII, under other indemnity provisions of this Agreement and for any misrepresentations or breach of warranties or covenants, as adjustments to the Purchase Price or as capital contributions for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the laws of a particular jurisdiction provide otherwise. All payments shall be made in an amount sufficient to indemnify the relevant party on an after-Tax basis.

(b) Notwithstanding any provision in this Agreement to the contrary, the obligations of the parties to indemnify and hold each other harmless pursuant to this Article VII, and the representations and warranties of Seller contained in Section 3.14, shall terminate at the close of business on the 120th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

(c) From and after the date of this Agreement, Seller shall not without the prior written consent of Purchaser (which may, in its sole and absolute discretion, withhold such consent) make, or cause or permit to be made, any Tax election that would affect the Business following the Closing.

(d) For purposes of this Article VII, “Purchaser” and “Seller,” respectively, shall include each member of the affiliated group of corporations of which it is or becomes a member.

(e) The prevailing party shall be entitled to recover professional fees and related costs that it may reasonably incur to enforce the provisions of this Article VII.

ARTICLE VIII

CONDITIONS TO CLOSING

SECTION 8.1. Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants. The representations and warranties of Purchaser contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of another date, the covenants and agreements contained in this Agreement to be complied with by Purchaser on or before the Closing shall have been complied with in all material respects, and Seller shall have received a certificate from Purchaser to such effect signed by a duly authorized officer thereof;

(b) No Proceeding or Litigation. No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect. No Action shall have been commenced by or before any Governmental Authority against either Seller or Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of Seller, is likely to render it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this Section 8.1(b) shall not apply if Seller has directly or indirectly solicited or encouraged any such Action;

(c) Legal Opinion. Seller shall have received from Wilson Sonsini Goodrich & Rosati, Professional Corporation, a legal opinion, addressed to Seller and dated the Closing Date, in customary form for transactions of this type and reasonably acceptable to Seller;

(d) Consents and Approvals. Purchaser and Seller shall have received, each in form and substance reasonably satisfactory to Seller, all authorizations, consents, orders and approvals of all Governmental Authorities and officials and all third party consents set forth on Part I of Schedule 8.1(d); and

(e) Ancillary Agreements. Purchaser shall have executed and delivered to Seller each of the Ancillary Agreements to which it is a party.

SECTION 8.2. Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants. The representations and warranties of Seller contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, the covenants and agreements contained in this Agreement to be complied with by Seller on or before the Closing shall have been complied with in all material respects, and Purchaser shall have received a certificate of Seller to such effect signed by a duly authorized officer thereof;

(b) No Proceeding or Litigation. No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect. No Action shall have been commenced or threatened by or before any Governmental Authority against either Seller or Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of Purchaser is likely to render it impossible or unlawful to consummate the transactions contemplated by this Agreement or which could reasonably be expected to have a Material Adverse Effect or otherwise render inadvisable, in Purchaser’s reasonable good faith determination, the consummation by Purchaser of the transactions contemplated by this Agreement; provided, however, that the provisions of this Section 8.2(d) shall not apply if Purchaser has solicited or encouraged any such Action;

(c) Legal Opinion. Purchaser shall have received from Gibson Dunn & Crutcher LLP an opinion, addressed to Purchaser and dated the Closing Date, in customary form for transactions of this type and reasonably acceptable to Purchaser;

(d) Transfer of Inventory. Seller shall have provided notice to any warehouses or other facilities not owned or leased by Seller or its subsidiaries which hold Inventory of the sale of such Inventory to Purchaser pursuant to Sections 2.1 and 2.5 of this Agreement;

(e) Ancillary Agreements. Seller and its subsidiaries shall have executed and delivered to Purchaser each of the Ancillary Agreements to which they are a party;

(f) Consents and Approvals. Purchaser and Seller shall have received, each in form and substance reasonably satisfactory to Purchaser, all authorizations, consents, orders and approvals of all Governmental Authorities and officials and all third party consents set forth on Part I of Schedule 8.2(f);

(g) Financial Statements. Purchaser shall have received unaudited pro forma profit and loss statements for the Business dated as of December 31, 2002 and for the twelve (12) month period ending December 31, 2002 covering each product line of Transferred Products and including revenue, cost of goods sold and an allocation of operating expenses based upon such lines of Transferred Products, meeting the requirements of Item 7(a) of Form 8-K under the Exchange Act;

(h) No Material Adverse Effect. No circumstance, change in, or effect on the Business shall have occurred which has or could reasonably be expected to have a Material Adverse Effect.

(i) Conveyance Taxes. The parties shall have agreed on the amounts of Conveyance Taxes payable by each of them pursuant to Section 7.7.

ARTICLE IX

INDEMNIFICATION

SECTION 9.1. Survival of Representations and Warranties. The representations and warranties of Seller and Purchaser contained in this Agreement and the Ancillary Agreements, and all statements contained in the Acquisition Documents, shall survive the Closing until 5:00 p.m. California time on the date that is the twelve (12) month anniversary thereof; provided, however, that (a) the representations and warranties dealing with Tax matters shall survive as provided in

Section 7.8(b), and (b) insofar as any claim is made by Purchaser for the breach of the representation and warranty set forth in Section 3.11, such representation and warranty shall, for purposes of such claims by Purchaser, survive the Closing until the thirty six (36) month anniversary of the Closing. Neither the period of survival nor the liability of Seller with respect to Seller’s representations and warranties or of Purchaser with respect to Purchaser’s representations and warranties shall be reduced by any investigation made at any time by or on behalf of Purchaser or Seller respectively. Upon the expiration of a representation or warranty pursuant to this Section 9.1, such representation or warranty shall be deemed to be of no further force or effect, as if never made, and no action may be brought based on the same, whether for indemnification, breach of contract, tort or under any other legal theory, unless written notice of a claim based on such representation or warranty specifying in reasonable detail the facts on which the claim is based shall have been delivered in accordance with Section 9.2(c) of this Agreement and prior to the expiration of such representation or warranty by Purchaser to Seller or by Seller to Purchaser, as applicable, then the relevant representations and warranties shall survive as to such claim until the claim has been finally resolved.

SECTION 9.2. Indemnification.

(a) Subject to the provisions of Section 9.1, from and after the Closing Date, Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns (each a “Purchaser Indemnified Party”) shall be indemnified and held harmless by Seller for any and all Liabilities, losses, damages (other than lost profits or consequential damages), claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (including, without limitation, any Action brought or otherwise initiated by any of them) (a “Loss”), arising out of or resulting from:

(i) the breach of any representation or warranty made by Seller contained in the Acquisition Documents; or

(ii) the breach of any covenant or agreement by Seller contained in the Acquisition Documents; or

(iii) any Excluded Liabilities; or

(iv) Liabilities arising from or related to any failure to comply with laws relating to bulk transfers or bulk sales with respect to the transactions contemplated by this Agreement (notwithstanding the waiver contained in Section 5.10).

To the extent that Seller’s undertakings set forth in this Section 9.2(a) may be unenforceable, Seller shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by Purchaser.

(b) Subject to the provisions of Section 9.1, from and after the Closing Date, Sellers and their Affiliates, officers, directors, employees, agents, successors and assigns (each a “Seller Indemnified Party”) shall be indemnified and held harmless by Purchaser for any and all Losses arising out of or resulting from:

(i) the breach of any representation or warranty made by Purchaser contained in the Acquisition Documents; or

(ii) the breach of any covenant or agreement by Purchaser contained in the Acquisition Documents; or

(iii) any Assumed Liabilities.

To the extent that Purchaser’s undertakings set forth in this Section 9.2(b) may be unenforceable, Purchaser shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by Sellers.

(c) A Purchaser Indemnified Party or a Seller Indemnified Party (each as the applicable context requires, an “Indemnified Party”)shall give Seller or Purchaser, as applicable (each as the applicable context requires, an “Indemnitor”) notice of an Indemnification Claim by delivery of a certificate signed by an officer of such Indemnified Party (an “Officer’s Certificate”) within sixty (60) calendar days of determining the existence of any such Indemnification Claim, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The Indemnitor may object to any Indemnification Claim set forth in an Officer’s Certificate by delivery to the Indemnified Party of a written statement of objection (an “Objection Notice”) within thirty (30) calendar days of receipt of an Officer’s Certificate. The obligations and Liabilities of Indemnitor under this Article IX with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article IX (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give Indemnitor notice of such Third Party Claim within ten (10) Business Days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release Indemnitor from any of its obligations under this Article IX except to the extent Indemnitor is materially prejudiced by such failure and shall not relieve Indemnitor from any other obligation or liability that it may have to any Indemnified Party otherwise than under this Article IX. If Indemnitor acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then Indemnitor shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within five days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party for the same counsel to represent both the Indemnified Party and Indemnitor, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of Indemnitor. In the event Indemnitor exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with Indemnitor in such defense and make available to Indemnitor, at Indemnitor’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by Indemnitor. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, Indemnitor shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at Indemnitor’s expense, all such witnesses, records, materials and information in Indemnitor’s possession or under Indemnitor’s control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by Indemnitor without the written consent of the Indemnified Party unless the Indemnified Party shall be fully indemnified for all Losses by the Indemnitor.

SECTION 9.3. Limits on Indemnification. No Purchaser Indemnified Party shall be entitled to indemnification for any Losses arising pursuant to Section 9.2(a)(i) until the aggregate amount of all Losses under all claims of Purchaser Indemnified Party pursuant to Section 9.2(a)(i) shall exceed Two Hundred and Fifty Thousand Dollars ($250,000) (the “Purchaser Indemnitee Deductible”), at which time all Losses incurred in excess of the Purchaser Indemnitee Deductible shall be subject to indemnification hereunder. The amount of any Losses otherwise recoverable under Section 9.2(a) or applicable to the Purchaser Indemnitee Deductible shall be reduced by any amounts actually received by a Purchaser Indemnified Party under insurance policies (net of any costs incurred in connection with the collection thereof and any increase in insurance premium or reduction in policy limits attributable thereto); provided, that Purchaser shall have no obligation to file any insurance claim in respect of any indemnifiable Loss hereunder. The Purchaser Indemnitee Deductible shall not apply to Losses covered by Section 9.2(a)(ii), (iii) or (iv). Notwithstanding anything to the contrary contained in this Agreement, the maximum amount of indemnifiable Losses which may be recovered from Seller arising out of or resulting from the causes enumerated in Section 9.2 (other than Liabilities arising under Article VII), whether arising as a contract or tort claim or otherwise under or in respect of this Agreement, shall be an amount equal to 40% of the Purchase Price as it may be adjusted in accordance with the terms hereof (the “Cap”); provided, however, that the Cap shall not apply to any Losses arising or resulting from any Excluded Liabilities, from any breach of the covenants set forth in Sections 5.8 or 5.17, or from fraud.

SECTION 9.4. Resolution of Conflicts; Arbitration

(a) If Indemnitor delivers an Objection Notice to the Indemnified Party in accordance with Section 9.2(c) hereof, Indemnitor and the Indemnified Party shall meet in good faith to attempt to agree upon the rights of the respective parties with respect to each Indemnification Claim. If Indemnitor and the Indemnified Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

(b) If no such agreement can be reached after good faith negotiation and prior to thirty (30) calendar days after delivery of an Objection Notice, either Indemnitor or the Indemnified Party may demand arbitration of the matter unless the amount of the Loss that is at issue is the subject of pending litigation with respect to a Third Party Claim, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Seller and the Indemnified Party. In the event that, within thirty (30) calendar days after submission of any dispute to arbitration, Indemnitor and the Indemnified Party cannot mutually agree on one arbitrator, then, within fifteen (15) calendar days after the end of such thirty (30) calendar day period, Indemnitor and the Indemnified Party shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator. If the Indemnitor fails to select an arbitrator during this fifteen (15) day period, then the parties agree that the arbitration will be conducted by one arbitrator selected by the Indemnified Party.

(c) Any such arbitration shall be held in Santa Clara County, California, under the rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including without limitation, the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any Indemnification Claim in such Officer’s Certificate shall be final, binding, and conclusive upon Indemnitor and the Indemnified Party. Such decision shall be written and shall be supported by written findings of fact and conclusions that shall set forth the award, judgment, decree or order awarded by the arbitrator(s). Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The foregoing arbitration provision shall apply to any dispute between Indemnitor and any Indemnified Party pursuant to this Article IX hereof.

SECTION 9.5. Payment of Indemnification. In the event that (a) Indemnitor shall not have objected to the amount claimed by an Indemnified Party for indemnification with respect to any Loss in accordance with the procedures set forth in Section 9.2(c) of this Agreement or (b) Indemnitor shall have delivered an Objection Notice as to the amount of any indemnification requested by an Indemnified Party and either (i) Indemnitor and the Indemnified Party shall have, subsequent to the giving of such notice, mutually agreed that Indemnitor is obligated to indemnify the Indemnified Party for a specified amount, (ii) a final award shall have been rendered in an arbitration pursuant to Section 9.4(c), or (iii) a final nonappealable judgment shall have been rendered by the court having jurisdiction over the matters relating to such Indemnification Claim by an Indemnified Party for indemnification from Indemnitor, then Indemnitor shall pay any such indemnification owed to the Indemnified Party within thirty (30) calendar days of such mutual agreement or final nonappealable judgment, as applicable, by wire transfer in immediately available funds to an account directed by the Indemnified Party.

SECTION 9.6. Tax Matters. Anything in this Article IX to the contrary notwithstanding, the rights and obligations of the parties with respect to indemnification for any and all Tax matters shall be governed by Article VII (except that the dispute resolution provisions of Section 9.4 shall govern except to the extent such provisions are inconsistent with Article VII).

SECTION 9.7. Purchase Price Adjustments. Anything in this Article IX to the contrary notwithstanding, any adjustments, distributions and disputes arising pursuant to Article II of this Agreement shall be governed by such Article II.

SECTION 9.8. Exclusive Remedy. Notwithstanding any other provision of this Agreement to the contrary, the provisions of this Article IX (which include by reference the provisions of Article VII related to Taxes) shall be the sole and exclusive remedy of the Indemnified Parties from and after the Closing Date for any claims arising under this Agreement, including claims of breach of any representation, warranty, covenant or agreement contained in this Agreement, other than for any claims of breach of Sections 5.8 or 5.17, or for fraud; provided, however, that the foregoing clause of this sentence shall not be deemed a waiver by any party of any right to specific performance or injunctive relief.

ARTICLE X

TERMINATION AND WAIVER

SECTION 10.1. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by Purchaser if, between the date hereof and the time scheduled for the Closing: (i) an event or condition occurs that has resulted in or that may reasonably be expected to result in a Material Adverse Effect that cannot by its nature be cured prior to the Termination Date; or (ii) Seller makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against Seller seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization; or

(b) by either Seller or Purchaser if the Closing shall not have occurred by August 14, 2003 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, shall have resulted in, or shall have materially contributed to the failure of the Closing to occur on or prior to such date;

(c) by either Purchaser or Seller in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

(d) by Purchaser if there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Seller and as a result of such breach the conditions set forth in Section 8.2(a) would not then be satisfied; provided, however, that if such breach is curable by Seller within fifteen (15) days through the exercise of its reasonable efforts, then for so long as Seller continues to exercise such reasonable efforts Purchaser may not terminate this Agreement under this Section 10.1(d) unless such breach is not cured within such fifteen (15) day period (but no cure period shall be required for a breach which by its nature cannot be cured and provided, however, that the cure period shall not act to extend the Termination Date);

(e) by Seller if there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Purchaser and as a result of such breach the conditions set forth in Section 8.1(a) would not then be satisfied; provided, however, that if such breach is curable by Purchaser within fifteen (15) days through the exercise of its reasonable efforts, then for so long as Purchaser continues to exercise such reasonable efforts Seller may not terminate this Agreement under this Section 10.1(e) unless such breach is not cured within such fifteen (15) day period (but no cure period shall be required for a breach which by its nature cannot be cured and provided, however, that the cure period shall not act to extend the Termination Date);

(f) by the mutual written consent of Seller and Purchaser.

SECTION 10.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (a) as set forth in Sections 5.3, 10.2(b) and 11.1 and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement occurring prior to the date of termination.

SECTION 10.3. Waiver. Seller, on the one hand, and Purchaser, on the other, may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

SECTION 11.2. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, or by courier service, telecopy, telegram, or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at their addresses set forth on the signature pages to this Agreement (or at such other address for a party hereto as shall be specified in a notice given in accordance with this Section 11.2).

SECTION 11.3. Public Announcements. No party to this Agreement shall make, or cause to be made, any press release in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other party, except as required by applicable Law or the rules of Nasdaq, and the parties shall cooperate as to the timing and contents of any such press release or any other public announcement in respect of this Agreement or the transactions contemplated hereby.

SECTION 11.4. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning, construction or interpretation of this Agreement.

SECTION 11.5. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 11.6. Entire Agreement. This Agreement, the Confidentiality Agreement and the Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements, representations, undertakings and understandings, both written and oral, between Seller and Purchaser with respect to the subject matter hereof.

SECTION 11.7. Assignment. This Agreement may not be assigned by operation of Law or otherwise without the express written consent of Seller and Purchaser (which consent may be granted or withheld in the sole discretion of such party); provided, however, that Purchaser may assign any of its rights or obligations under this Agreement in any country to any of its Affiliates and may delegate its obligations under this Agreement in any country to any of its Affiliates without the consent of Seller; provided, however, that such assignment or delegation shall not relieve Purchaser of its responsibilities for performance of its obligations under this Agreement.

SECTION 11.8. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including, without limitation, any union or any employee or former employee of Seller, any legal or equitable right, benefit or remedy of any nature whatsoever, including, without limitation, any rights of employment for any specified period, under or by reason of this Agreement.

SECTION 11.9. Amendment. This Agreement may not be amended, modified or supplemented except (a) by an instrument in writing signed by, or on behalf of, Seller and Purchaser or (b) by a waiver in accordance with Section 10.3.

SECTION 11.10. Governing Law. THIS AGREEMENT AND THE OBLIGATIONS OF EACH PARTY ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICT OF LAWS, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

SECTION 11.11. Jurisdiction and Venue. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Santa Clara County, State of California, and the U.S. District Court, Northern District of California in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

SECTION 11.12. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 11.13. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity, without the necessity of demonstrating the inadequacy of money damages.

SECTION 11.14. Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SCM MICROSYSTEMS, INC.

By	/s/ Robert Schneider
Name:	Robert Schneider
Title:	Chief Executive Officer

466 Kato Terrace
Fremont, California 94539
Attention:
Telecopy:

DAZZLE MULTIMEDIA, INC.

By	/s/ Robert Schneider
Name:	Robert Schneider
Title:	Chief Executive Officer

225 Charcot Ave.
San Jose, California 95131
Attention:
Telecopy:

PINNACLE SYSTEMS, INC.

By	/s/ Arthur D. Chadwick
Name:	Arthur D. Chadwick
Title:	Vice President of Finance, Chief Financial Officer

280 North Bernardo Avenue
Mountain View, California 94043
Attention:
Telecopy:

ASIC SUPPLY AGREEMENT

This ASIC Supply Agreement (the “Agreement”) is made and entered into as of the              day of July 2003 (“Effective Date”) by and between SCM MICROSYSTEMS, INC. (“Seller”), a Delaware corporation located at 466 Kato Terrace, Fremont, California 94539, and PINNACLE SYSTEMS, INC. (“Purchaser”), a California corporation located at 280 North Bernardo Avenue, Mountain View, California 94043.

In mutual consideration of the promises and conditions contained herein, the parties agree as follows:

1. PRODUCTS AND INSPECTION

1.1. Products and Services Available. Subject to the terms and conditions of this Agreement, Seller shall supply the ASICs described in Exhibit A (“ASICs”) to Purchaser, and Purchaser shall purchase such ASICs from Seller.

1.2. Seller’s Test and Inspection. Seller will supply to Purchaser with each shipment of ASICs written reports containing the results of (i) all tests performed on such goods as set forth in Exhibit A or any updated tests mutually agreed upon by the parties; and (ii) visual inspections.

1.3. Return. In the event that any goods delivered hereunder are incomplete or contain visibly broken or otherwise damaged units, and such incompleteness or damage is clearly visible without opening the product packaging as received by Purchaser (a “Visible Defect”), Purchaser may within 30 days after receipt reject such goods in writing, receive a return material authorization number from Seller, and then return such goods to Seller, at Seller’s expense, for a full refund or replacement, at Purchaser’s option.

2. ORDERING PROCEDURE

2.1. Forecasts. In each calendar month during the term of this Agreement, Purchaser will submit a non-binding rolling forecast for ASICs that Purchaser will require for the next 6 months.

2.2. Purchase Orders. All purchases of ASICs under this Agreement will be initiated by an authorized Purchaser purchase order. This Agreement does not constitute a purchase order and nothing contained herein obligates Purchaser to purchase any ASICs. Purchase orders shall state ASICs unit quantities, requested delivery dates, shipping instructions and the price (as specified in Exhibit A) for each product ordered. Additional reasonable instructions located in the front of the Purchaser purchase order not inconsistent with this Agreement shall govern any particular purchases hereunder unless rejected in writing by Seller at the time Seller receives the purchase order.

2.3. Acknowledgment. Seller shall accept all ASICs purchase orders submitted by Purchaser within forecasts. Seller shall deliver a written acknowledgment of the purchase order in the form of a confirmation of sales report within 3 business days after receipt of the purchase order. Seller’s failure to deliver such an acknowledgment shall be deemed an acceptance of the purchase order.

2.4. Cancellation and Rescheduling. Purchaser may cancel or reschedule purchase order(s) or any portions thereof for any reason by notifying Seller in writing 20 days prior to the scheduled delivery date on the purchase order(s). Cancellation shall be effective upon Seller’s receipt of the written cancellation notice from Purchaser. Seller shall cease working on canceled purchase order(s) in accordance with the cancellation notice.

2.5. Delivery. All products delivered pursuant to the terms of this Agreement shall be suitably packed for shipment, identified by purchase order number, and marked for shipment as specified in Purchaser’s purchase order and as acknowledged by Seller pursuant to Section 2.3. Shipping shall be FOB Seller’s facilities. Purchaser shall designate the method of shipment, and Seller shall ship products in the manner so specified. Purchaser shall be entitled to designate third party assembly facilities as its delivery destinations. Title to and all risk of loss or damage with respect to the products shall pass to Purchaser upon their delivery by Seller at the FOB point.

2.6. Effect of Depletion of Inventory. Seller has a certain quantity of ASICs in its current inventory. Seller will use commercially reasonable efforts to notify Purchaser of any disposition of the entire remaining amount of such inventory at least 60 days prior to such disposition. Seller has the ASICs made for Seller by an Affiliate of Samsung Semiconductor. Seller will use its commer-cially reasonable efforts to notify Purchaser of its knowledge of the termination of Seller’s relation-ship with such Affiliate of Samsung Semiconductor, or other situation which would preclude Seller from obtaining the ASICs from such Affiliate of Samsung Semiconductor. Notwithstanding any provision herein to the contrary, after Seller has depleted its current inventory of ASICs, the terms of this Agreement shall no longer apply to sales from Seller to Purchaser of ASICs. However, after such depletion of inventory, at the discretion of Purchaser, Seller shall either (a) use Seller’s com-mercially reasonable efforts to enable Purchaser to order ASICs from Samsung; or (b) sell ASICs to Purchaser under the terms under which Seller obtains such ASICS from Samsung. Notwithstanding the foregoing, if Seller’s supply relationship with such Affiliates of Samsung Semiconductor has terminated for any reason, Seller shall have no obligation hereunder to sell ASICs to Purchaser once Seller has depleted its existing inventory.

3. PRICE AND PAYMENT

3.1. Purchase Price. For the ASICs ordered hereunder by Purchaser, Seller shall charge Purchaser the pricing set forth in Exhibit A.

3.2. Payment. As provided in this paragraph, Purchaser shall pay invoices received for ASICs delivered to Purchaser within 30 days after receipt of invoice. Payment shall be in United States dollars. Seller may submit invoices not earlier than the date that Seller supplies the associated products or services to Purchaser.

3.3. Taxes. Prices set forth herein are exclusive of all taxes and customs duties imposed by the United States government, and Purchaser shall pay all taxes and customs duties imposed by the United States government, however designated, levied, or based on amounts payable to Seller hereunder, except for any taxes based upon the aggregate income of Seller. Prices set forth herein are inclusive of all taxes and customs duties imposed by any non-United States taxing jurisdiction, and Seller shall pay all taxes and customs duties imposed by any non-United States taxing jurisdiction, however designated, levied, or based on amounts payable to Seller hereunder, except for

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any taxes based upon the aggregate income of Purchaser. Purchaser may withhold from payments to Seller such taxes as are required to be withheld under United States laws. If any tax is withheld by Purchaser, Purchaser shall provide Seller with a valid tax exemption certificate authorized by the appropriate taxing authority.

4. TERM AND TERMINATION

4.1. Term. This Agreement shall be in effect for an initial term of 3 years from the Effective Date (“Initial Term”) unless terminated earlier in accordance with Section 4.2. The term shall automatically renew for successive 12-month periods (“Renewal Terms”) unless either party gives the other written notice of nonrenewal at least 60 days in advance of the expiration of the Initial Term or any Renewal Term.

4.2. Termination.

(a) Termination for Cause. If one party (the “Breaching Party”) materially fails to meet an obligation under this Agreement or otherwise materially breaches this Agreement, then the other party (the “Nonbreaching Party”) may notify the Breaching Party in writing of the breach or failure, specifying with particularity the nature of the breach or failure, and giving to the Breaching Party 30 days within which to correct its breach or failures. If the Breaching Party fails to correct its breach or failure within 30 days, then for so long as the breach or failure remains incurred, the Nonbreaching Party shall be entitled to terminate this Agreement immediately upon written notice to the Breaching Party.

(b) Termination for Insolvency. Either party may terminate this Agreement upon written notice, if the other party ceases to conduct business in the ordinary course, makes a general assignment for the benefit of creditors, files a petition for total liquidation in bankruptcy, permits a petition in bankruptcy to be filed against it which is not dismissed within 60 days, or if a receiver is appointed for a substantial part of its assets.

(c) Effect of Termination.

(i) Subject to the terms and conditions set forth below in this Section 4.2(c), termination of this Agreement for any reason shall not release any party from any liabilities accruing prior to the effective date of termination.

(ii) A party’s failure to exercise any right of termination hereunder shall not prejudice any other right of termination.

(iii) Upon termination or expiration of this Agreement, both parties shall return to the other party all items provided to it under this Agreement, including without limitation all Confidential Information.

(iv) Sections 4.2(c), 4.2(d), 5, 6, 7, 8 and 9 will survive any termination of this Agreement for any reason whatsoever.

(d) Limitation of Liability on Termination or Expiration. Neither party shall, by reason of the expiration or termination of this agreement, be liable to the other for compensation,

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reimbursement or damages on account of any loss of prospective profits or anticipated sales or on account of expenditures, investments, leases, or commitments made in connection with this agreement or the anticipation of extended performance hereunder.

5. PROPRIETARY RIGHTS AND CONFIDENTIALITY

5.1. Ownership. Except as expressly provided in this Agreement, neither party grants any right, title, or interest in or to such party’s designs, technology, proprietary information, or other intellectual property including without limitation copyright, patent, trade secret, trademark, trade name, and mask work rights.

5.2. Confidentiality.

(a) Confidential Information. “Confidential Information” means any technical data, trade secret, know-how, or other information disclosed by any party hereunder, either directly or indirectly, in writing, orally, by drawing or by inspections, and which shall be marked by the disclosing party as “Confidential” or “Proprietary.” If such information is disclosed orally, through demonstration or by inspection, in order to be deemed Confidential Information, it must be specifically designated as being of a confidential nature at the time of disclosure and confirmed in writing to be received by the receiving party within 30 days of such disclosure by the disclosing party.

(b) Exceptions. Confidential Information shall not include information to the extent that the party receiving information (the “Receiving Party”) can demonstrate such information (i) was known to it at the time of disclosure to it by the party disclosing information (the “Disclosing Party”); (ii) has become publicly known through no wrongful act of the Receiving Party; (iii) has been rightfully received from a third party authorized by the Disclosing Party to make such disclosure without restriction; (iv) has been approved for release by written authorization of the Disclosing Party; or (v) has been disclosed by court order or as otherwise required by law, provided that the Receiving Party has notified the Disclosing Party immediately upon learning of the possibility of any such court order or legal requirement and has given the Disclosing Party a reasonable opportunity (and cooperated with the Disclosing Party) to contest or limit the scope of such required disclosure (including without limitation application for a protective order).

(c) Preservation of Confidentiality. The Receiving Party agrees that it will hold all of the Disclosing Party’s Confidential Information in trust for the sole benefit of the Disclosing Party and for the exercise of the limited rights expressly granted to the Receiving Party under this Agreement. The Receiving Party shall take all steps necessary to preserve the confidentiality of the Disclosing Party’s Confidential Information, including, but not limited to, those steps that the Receiving Party takes to protect the confidentiality of its own confidential information.

(d) Return of Confidential Information. After expiration or termination of this Agreement, upon the request of the Disclosing Party, the Receiving Party will promptly return all Confidential Information furnished hereunder and all copies thereof and destroy all intangible copies thereof.

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(e) Remedy for Breach of Confidentiality. If the Receiving Party breaches any of its obligations with respect to confidentiality and unauthorized use of Confidential Information hereunder, the Disclosing Party shall be entitled to equitable relief to protect its interest therein, including but not limited to injunctive relief, as well as money damages.

6. LIMITATION OF LIABILITY

Except for liability under Section 5 or Section 7, in no event shall either party be liable under this agreement for any lost profits or data, loss of goodwill, overhead, or other indirect, special, incidental or consequential damages arising out of or related to this agreement, however caused, and whether based in contract, tort (including negligence), strict liability, or otherwise. In no event shall either party be liable under this Agreement for any amount in excess of the aggregate purchase price paid by Purchaser to Seller hereunder other than for ASICs delivered but not paid for. These limitations shall apply even if the party has been advised of the possibility of such damage, and notwithstanding the failure of essential purpose of any limited remedy herein.

7. INDEMNITY

Seller agrees to indemnify and hold Purchaser harmless from any loss, cost, liability or expense (including court costs and reasonable fees of attorneys and other professionals) to the extent it arises out of or results from any claim against Purchaser that technology incorporated in the ASICs contributed by Seller, alone and not in combination with any other product, infringe the intellectual property rights of any third party. In the event of any such claim, Purchaser agrees promptly to notify Seller of the claim and to permit Seller, at Seller’s expense, to assume control of the defense thereof with counsel of Seller’s choosing, and cooperate with Seller in such defense at Seller’s expense. Notwithstanding the foregoing, Seller shall not enter into any settlement agreement covering Purchaser without Purchaser’s prior written consent. Seller shall pass through to Purchaser, to the extent it is able to do so, any indemnification obligation of Seller’s foundries that have manufactured the ASICs.

8. WARRANTY AND DISCLOSURE

8.1. Warranty.

(a) Seller shall pass through to Purchaser, warranties for the ASICs obtained from Seller’s foundries that have manufactured the ASICs.

8.2. Notice. Upon discovery of defective goods by Purchaser, Purchaser shall promptly notify Seller in writing of the nature of the defects or failures in detail, and on Seller’s request, shall return such defective goods to Seller at Seller’s expense.

8.3. Disclaimers. The warranty set forth above is exclusive and no other warranty, whether written or oral, is expressed or implied. Seller specifically disclaims the implied warranties of merchantability and fitness for a particular purpose.

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9. MISCELLANEOUS

9.1. Independent Contractor. The relationship of the parties established by this Agreement is that of independent contractor, and nothing contained in this Agreement shall be construed to (i) give either party the power to direct or control the day to day activities of the other, or (ii) allow either party to create or assume any obligation on behalf of the other party. All work performed by Seller under this Agreement shall be performed by Seller as an independent contractor and not as an agent of Purchaser. All persons furnished by Seller shall be considered solely Seller’s employees or agents, and Seller shall be responsible for compliance with all applicable laws, rules, and regulations relating to labor, working conditions, wages and payment of all unemployment, social security and other payroll taxes, including contributions when required by law.

9.2. Severability. If any provision in this Agreement shall be held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, the remainder of this Agreement shall be valid and enforceable and the parties shall negotiate, in good faith, a substitute provision which most nearly effects the parties” intent in entering into this Agreement.

9.3. Assignment. Except as explicitly provided for in this Agreement neither this Agreement nor any rights extended hereunder may be assigned, extended or otherwise transferred by either party without the other party’s written consent. Any assignment, extension or transfer without the consent and approval of the other party shall be null and void. Notwithstanding the foregoing, upon written notice to the other, either party may assign this Agreement without the consent of the other to a third party as part of the sale of all or substantially all of its assets, or pursuant to a merger or consolidation, in which case this Agreement shall continue in full force and effect as if such assignment had not taken place. The assignee shall in all respects succeed to the rights herein granted to or by either Purchaser or Seller as the case may be, provided that such assignee agrees in writing to assume all of the obligations herein assumed by Purchaser or Seller, as applicable.

9.4. Notices. All notices sent under this Agreement shall be effective when received or, if not received because of some fault of the addressee, when tendered.

9.5. Governing Law. This Agreement shall be governed by the laws of California without reference to its conflict of law principles. The parties hereby submit to the jurisdiction of the courts located in Santa Clara County, California, and hereby waive all objection to the venue of such courts.

9.6. Entire Agreement. The terms and conditions herein contained constitute the entire agreement between the parties and supersede all previous agreements and understandings, whether oral or written, between the parties with respect to the subject matter of this Agreement.

9.7. No Oral Modification. No alteration, amendment, waiver, cancellation or any other change in any term or condition of this Agreement shall be valid or binding on either party unless mutually agreed in writing.

9.8. Force Majeure. Nonperformance of either party shall be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental acts, orders or restrictions, or

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any other reason where failure to perform is beyond the control and not caused by the negligence of the non-performing party.

9.9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

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IN WITNESS WHEREOF, the duly authorized representatives of each of the parties hereto have executed this Agreement as of the day and year first written above.

SCM MICROSYSTEMS, INC.	PINNACLE SYSTEMS, INC.

By:	By:

Name:	Name:

Title:	Title:

[Signature Page to ASIC Supply Agreement]

EXHIBIT A

ASICs and Prices

EUSBDM-E, SKU No. 105427 and firmware therein.

Price is $2.30 per ASIC. This pricing is good for the first six (6) months of this Agreement.

INTELLECTUAL PROPERTY CROSS-LICENSE AGREEMENT

This INTELLECTUAL PROPERTY CROSS-LICENSE AGREEMENT (this “Agreement”), dated as of July     , 2003 (the “Effective Date”), is made by and between SCM MICROSYSTEMS, INC. (“SCM”), a Delaware corporation located at 466 Kato Terrace, Fremont, California 94539 and PINNACLE SYSTEMS, INC. (“Pinnacle”), a California corporation located at 280 North Bernardo Avenue, Mountain View, California 94043.

RECITALS

WHEREAS, SCM and Pinnacle have entered into an Asset Purchase Agreement (the “APA”) dated as of June 29, 2003 pursuant to which Pinnacle is purchasing from SCM certain assets and properties relating to the Business (as defined in the APA);

WHEREAS, in connection with the APA, SCM desires to grant a nonexclusive license to Pinnacle under certain of SCM’s patents and other intellectual property related to the Business; and

WHEREAS, in connection with the APA, Pinnacle desires to grant a nonexclusive license-back to SCM under certain of the patents and other intellectual property purchased by Pinnacle from SCM under the APA.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1. Definitions

1.1 “Business” has the meaning given to it in the APA.

1.2 “Closing Date” has the meaning given to it in the APA.

1.3 “Copyrights” means copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world.

1.4 “Disclosure Schedule” has the meaning given to it in the APA.

1.5 “Grantee” means the party receiving a license hereunder.

1.6 “Grantor” means the party granting a license hereunder.

1.7 “Intellectual Property” has the meaning given to it in the APA.

1.8 “Inventory” has the meaning given to it in the APA.

1.9 “Knowledge” has the meaning given to it in the APA.

1.10 “Licensed Patents” means, as the context indicates, either: (i) Patents included within Licensed Transferred IP licensed to SCM hereunder (it being agreed and understood that, SCM represents in the APA there are no Patents included in the Transferred IP) or (ii) Patents included within Seller Cross License IP licensed to Pinnacle hereunder.

1.11 “Licensed Products” means, as the context indicates, either: (i) SCM Licensed Products or (ii) Pinnacle Licensed Products.

1.12 “Licensed Transferred IP” means Transferred IP other than Transferred Trademarks and Domain Names that is used in the SCM Security Business or the Media Reader Business at the Closing Date.

1.13 “Media Reader Business Successor” means a purchaser of all or a majority of the tangible assets of the consumer/retail portion of the Media Reader Business (as defined in the APA).

1.14 “Media Reader Products” has the meaning given to it in the APA.

1.15 “Patents” has the meaning given to it in the APA.

1.16 “Person” means any individual, partnership, joint venture, corporation, trust, unincorporated organization or government or any department or agency thereof.

1.17 “Pinnacle Exclusive Field” means the design, development, manufacture, use, import, sale, licensing or other exploitation of Video Products.

1.18 “Pinnacle Field” means the Pinnacle Exclusive Field and the Pinnacle Non-Exclusive Field.

1.19 “Pinnacle Licensed Products” means any products within the Pinnacle Field that are sold as products of Pinnacle. For the avoidance of doubt, “Pinnacle Licensed Products” shall in no event include any Security-Related Products or Media Reader Products.

1.20 “Pinnacle Non-Exclusive Field” means any and all fields and applications of any kind or nature, excluding only the SCM Exclusive Field and the Pinnacle Exclusive Field.

1.21 “Security-Related Products” has the meaning given to it in the APA.

1.22 “Seller Cross License IP” has the meaning given to it in the APA.

1.23 “Seller Owned Intellectual Property” has the meaning given to it in the APA.

1.24 “SCM Exclusive Field” means the design, development, manufacture, use, import, sale, licensing or other exploitation of Security-Related Products or media reader products that enable the reading and writing of digital content directly on flash memory cards.

1.25 “SCM Field” means the SCM Exclusive Field and the SCM Non-Exclusive Field.

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1.26 “SCM Licensed Products” means any products that are sold as products of SCM. For the avoidance of doubt, “SCM Licensed Products” shall in no event include any Video Products.

1.27 “SCM Non-Exclusive Field” means any and all fields and applications of any kind or nature, excluding only the SCM Exclusive Field and the Pinnacle Exclusive Field.

1.28 “Source Code” means a human readable version of software code.

1.29 “Subsidiary” means, with respect to the referenced entity, any other entity (i) of which 50% or more of either the equity interests in, or the voting control of, such entity is, directly or indirectly, beneficially owned by the referenced entity, (ii) of which the referenced entity has the ability to (A) elect 50% or more of the directors or members of the governing board of such entity or (B) appoint either the general partner of a general partnership or limited partnership or the managing member of a limited liability company.

1.30 “Trade Secrets” has the meaning given to it in the APA.

1.31 “Trademarks” has the meaning given to it in the APA.

1.32 “Transferred IP” has the meaning given to it in the APA.

1.33 “Transferred Products” has the meaning given to it in the APA.

1.34 “Transferred Trademarks and Domain Name” has the meaning given to it in the APA.

1.35 “Video Business Shared IP” has the meaning given to it in the APA.

1.36 “Video Products” has the meaning given to it in the APA.

Section 2. Grants of Rights

2.1 Subject to the terms and conditions of this Agreement, SCM, on behalf of itself and its Subsidiaries, hereby grants to Pinnacle a worldwide, perpetual, irrevocable, fully paid up, royalty-free license, with the right to grant sublicenses with respect to Seller Cross License IP (other than Patents) as described in Section 2.9, and with a limited right to grant sublicenses under Patents within Seller Cross License IP as described in Section 2.7, to use and exploit the Seller Cross License IP, solely within the Pinnacle Field, to: (a) make (including the right to use any apparatus and practice any method in making), have made (but solely for Pinnacle subject to Section 2.3), use, import, offer for sale, lease, sell and/or otherwise transfer Pinnacle Licensed Products under any Patents included within the Seller Cross License IP; (b) reproduce, distribute, prepare derivative works of, and publicly perform, display and digitally transmit any work of authorship embodied in the Seller Cross License IP; and (c) use any Trade Secret embodied in any Seller Cross License IP. The license granted to Pinnacle under this Section 2.1 shall be exclusive in the Pinnacle Exclusive Field and non-exclusive in the Pinnacle Non-Exclusive Field. SCM further sublicenses to Pinnacle the right to sell all Inventory under SCM’s rights licensed from the licensors set forth on Exhibit A attached hereto.

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2.2 Subject to the terms and conditions of this Agreement, Pinnacle, on behalf of itself and its Subsidiaries, hereby grants to SCM a worldwide, perpetual, irrevocable, fully paid up, royalty-free license, with the right to grant sublicenses with respect to Licensed Transferred IP (other than Patents) as described in Section 2.10 and with a limited right to grant sublicenses under Patents within Licensed Transferred IP as described in Section 2.7, to use and exploit the Licensed Transferred IP, solely in the SCM Field, to: (a) make (including the right to use any apparatus and practice any method in making), have made (but solely for SCM pursuant to Section 2.3), use, import, offer for sale, lease, sell and/or otherwise transfer SCM Licensed Products under Patents that hereafter may be deemed to be included within the Licensed Transferred IP (it being understood that, as of the date hereof, no such Patents are understood by SCM to be so included within the Licensed IP); (b) reproduce, distribute, prepare derivative works of, and publicly perform, display and digitally transmit any work of authorship embodied in the Licensed Transferred IP; and (c) use any Trade Secret embodied in any Licensed Transferred IP. For purposes of effecting the foregoing licenses, (i) SCM shall retain one or more copies of all items related to the Licensed Transferred IP that it is required to deliver to Pinnacle under the APA. The license granted to SCM under this Section 2.2 shall be exclusive in the SCM Exclusive Field and non-exclusive in the SCM Non-Exclusive Field, provided that a license for Licensed Transferred IP other than Video Business Shared IP shall be exclusive only with respect to Intellectual Property that SCM demonstrates to Pinnacle was used in the SCM Security Business or the Media Reader Business at the Closing Date, and such exclusivity shall apply only after such demonstration is made and sublicenses granted by Pinnacle to third parties to such Intellectual Property prior to such demonstration shall not be affected by such exclusivity.

2.3 The licenses granted in Sections 2.1 and 2.2 to the applicable Grantee to have products made by another manufacturer: (i) applies only when the specifications for such Grantee’s Licensed Products were created by Grantee (either solely or jointly with one or more third parties), (ii) extends only to those claims of Grantor’s Licensed Patents the infringement of which would be necessitated by compliance with such specifications, and (iii) does not apply to any methods used, or any products in substantially the same form manufactured or marketed, by said other manufacturer prior to Grantee’s furnishing of said specifications.

2.4 No license or immunity is granted under this Agreement by either party, either directly or by implication, estoppel or otherwise to any third parties acquiring items from either party for the combination of such acquired items with other items (including items acquired from either party hereto) or for the use of such combination, even if such items have no substantial use other than as part of such a combination.

2.5 No breach of this Agreement will entitle Grantor to terminate or rescind the licenses granted in Section 2.1 or 2.2 or entitle Grantor to injunctive or other equitable relief to terminate such licenses, it being agreed that Grantor’s sole remedy, if any, in the event of such a breach will be an action for damages.

2.6 If neither a party nor any of its Subsidiaries has the right to grant a license under any particular Licensed Patent of the scope set forth in Section 2, then the license granted herein under said Licensed Patent shall be the broadest scope that party or any of its Subsidiaries has the right to grant.

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2.7 Subject to Section 2.8, the licenses granted herein include the right of SCM to grant sublicenses under the Licensed Patents licensed by Pinnacle to SCM’s Subsidiaries and to a Media Reader Business Successor, provided that if a sublicense has been granted to a Media Reader Business Successor, SCM shall have the right to such Licensed Patents, but not to grant further sublicenses. Subject to Section 2.8, the licenses granted herein include the right of Pinnacle to grant sublicenses under the Licensed Patents licensed by SCM to Pinnacle’s Subsidiaries. No sublicense shall be broader in any respect at any time during the life of this Agreement than the license held at that time by the party that granted the sublicense.

2.8 A sublicense granted to a Subsidiary as described in Section 2.7 will terminate on the date such Subsidiary ceases to be a Subsidiary. If a Subsidiary ceases to be a Subsidiary and holds any patents under which a party hereto is licensed as Grantee, such license to the Grantee shall continue for the term of such license.

2.9 Pinnacle shall have the right to sublicense SCM’s Copyrights licensed hereunder to third parties, provided such sublicenses are made under terms and conditions that preserve SCM’s proprietary and intellectual property rights in and to the SCM Copyrights. Pinnacle agrees to reproduce any SCM copyright notice or other proprietary notices or legends that appear on or in any SCM Copyrights licensed hereunder. Pinnacle also agrees to treat SCM’s Trade Secrets licensed hereunder with at least the same degree of care and protection that it uses with respect to its own most valuable confidential information and trade secrets, and in no event less than reasonable care. Pinnacle may disclose SCM’s Trade Secrets licensed hereunder to third parties in the normal course of operating Pinnacle’s business. Any such disclosure shall be made under terms and provisions of a written confidentiality agreement that protect the confidentiality of the disclosed information and are at least as restrictive as those that Pinnacle uses for its own confidential information of a similar nature. Notwithstanding the foregoing, Pinnacle shall not disclose or sublicense any Source Code that is licensed to Pinnacle by SCM hereunder other than to a Subsidiary without the prior written consent of SCM, which consent shall not be unreasonably withheld or delayed.

2.10 SCM shall have the right to sublicense Pinnacle’s Copyrights licensed hereunder to third parties, provided such sublicenses are made under terms and conditions that preserve Pinnacle’s proprietary and intellectual property rights in and to the Pinnacle Copyrights. SCM agrees to reproduce any Pinnacle copyright notice or other proprietary notices or legends that appear on or in any Pinnacle Copyrights licensed hereunder. SCM also agrees to treat Pinnacle’s Trade Secrets licensed hereunder with at least the same degree of care and protection that it uses with respect to its own most valuable confidential information and trade secrets, and in no event less than reasonable care. SCM may disclose Pinnacle’s Trade Secrets licensed hereunder to third parties in the normal course of operating SCM’s business. Any such disclosure shall be made under terms and provisions of a written confidentiality agreement that protect the confidentiality of the disclosed information and are at least as restrictive as those that SCM uses for its own confidential information of a similar nature. Notwithstanding the foregoing, SCM shall not disclose or sublicense any Source Code that is licensed to SCM by Pinnacle hereunder other than to a Subsidiary or to a Media Reader Business Successor to which a sublicense has been granted pursuant to this Section 2.10, without the prior written consent of Pinnacle, which consent shall not be unreasonably withheld or delayed, provided that once such Source Code has been sublicensed to a Media Reader Business Successor, SCM shall have the right to use or make derivate works of such Source Code, or distribute object

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code versions of such Source Code or derivatives thereof, but not to grant further sublicenses of Source Code.

2.11 If, after the Closing Date, a party or any of its Subsidiaries (“Acquiring Party”) either acquires an entity or acquires substantially all of the assets from an entity, and said entity is, as of the date of acquisition, licensed by the other party (“Licensor”) under one or more Licensed Patents through an existing agreement pursuant to which royalties or other payments are made by said entity to Licensor, then (a) the license and other rights granted herein to the Acquiring Party with respect to said Licensed Patents will apply to products manufactured by said entity or through the use of said assets, and (b) the Acquiring Party or said entity shall continue to pay such royalties or other payments to be made by the Acquiring Party or said entity to the Licensor with respect to such products notwithstanding that the Acquiring Party may have been licensed for the same Licensed Products before the acquisition.

Section 3. Representations and Warranties

3.1 SCM represents and warrants that it has the right to grant the licenses granted in Section 2. SCM further represents and warrants that to SCM’s knowledge, that it has secured all rights necessary from the licensors set forth on Exhibit A attached hereto to permit Pinnacle to sell the Inventory.

3.2 Pinnacle represents and warrants that it has the right to grant the licenses granted in Section 2, to the extent Licensed Transferred IP has been conveyed to Pinnacle pursuant to the APA.

3.3 Except as set forth in this Section 3, all Patents, Copyrights and Trade Secrets are licensed hereunder by each party on an “AS IS” basis without warranty of any kind.

3.4 EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 3, NEITHER PARTY MAKES ANY OTHER REPRESENTATION OR WARRANTY, WHETHER STATUTORY, EXPRESS OR IMPLIED, AND EACH PARTY HEREBY DISCLAIMS AND EXCLUDES ALL OTHER WARRANTIES, WHETHER STATUTORY, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF NON-INFRINGEMENT OF THIRD PARTY RIGHTS, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY UNDER THIS AGREEMENT IN RESPECT OF ANY INFRINGEMENT OF PATENTS, COPYRIGHTS, MASKWORKS, TRADEMARKS OR MISAPPROPRIATION OF TRADE SECRETS OR OTHER RIGHTS OF THIRD PARTIES DUE TO THE OTHER PARTY’S OPERATION UNDER THE LICENSE HEREIN GRANTED.

Section 4. Term of Agreement

The term of the licenses granted under this Agreement shall commence on the Closing Date and terminate (a) with respect to Licensed Patents, on the date of expiration of the last to expire Licensed Patent, and (b) with respect to Seller Cross License IP other than Patents Licensed Transferred IP other than Patents, as applicable, on the date the last of such Seller Cross License IP or Licensed Transferred IP enters into the public domain.

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Section 5. Miscellaneous

5.1 Assignment/Binding Agreement. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred without the prior written consent of the non-assigning party, which consent will not be unreasonably withheld. However, either party may assign this Agreement in connection with its merger or sale of all or substantially all of its assets or equity and SCM may partially assign this Agreement, to the extent the license granted by Pinnacle in Section 2.2 relates to the design, development, manufacture, use, import, sale, licensing or other exploitation of Media Reader Products. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and assigns. Any assignment in violation of the foregoing will be null and void.

5.2 Independent Contractors. The relationship of the parties under this Agreement is that of independent contractors. Neither party will be deemed to be an employee, agent, partner or legal representative of the other for any purpose and neither will have any right, power or authority to create any obligation or responsibility on behalf of the other.

5.3 Notices. Any notice required or permitted under the terms of this Agreement or required by law must be in writing and must be: (a) delivered in person; (b) sent by first class registered mail, or air mail, as appropriate; or (c) sent by overnight courier, in each case properly posted and fully prepaid to the appropriate address set forth in the preamble to this Agreement. Either party may change its address for notice by notice to the other party given in accordance with this Section. Notices will be considered to have been given at the time of actual delivery in person, three business days after deposit in the mail as set forth above, or one day after delivery to an overnight air courier service.

5.4 Force Majeure. Neither party will be liable to the other party on account of any loss or damage resulting from any delay or failure to perform all or any part of this Agreement if such delay or failure is caused, in whole or in part, by events, occurrences, or causes beyond the control and without negligence of the parties. Such events, occurrences, or causes will include, without limitation, acts of God, strikes, lockouts, riots, acts of war, acts of terrorism, earthquake, fire and explosions, but the inability to meet financial obligations is expressly excluded.

5.5 Waiver. Any waiver of the provisions of this Agreement or of a party’s rights or remedies under this Agreement must be in writing to be effective. Failure, neglect, or delay by a party to enforce the provisions of this Agreement or its rights or remedies at any time, will not be construed as a waiver of such party’s rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice such party’s right to take subsequent action. No exercise or enforcement by either party of any right or remedy under this Agreement will preclude the enforcement by such party of any other right or remedy under this Agreement or that such party is entitled by law to enforce.

5.6 Severability. If any term, condition, or provision in this Agreement is found to be invalid, unlawful or unenforceable to any extent, the parties shall endeavor in good faith to agree to such amendments that will preserve, as far as possible, the intentions expressed in this Agreement. If the parties fail to agree on such an amendment, such invalid term, condition or provision will be

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severed from the remaining terms, conditions and provisions, which will continue to be valid and enforceable to the fullest extent permitted by law.

5.7 Integration. This Agreement contains the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the parties with respect to said subject matter. No terms, provisions or conditions of any purchase order, acknowledgement or other business form that either party may use in connection with the transactions contemplated by this Agreement will have any effect on the rights, duties or obligations of the parties under, or otherwise modify, this Agreement, regardless of any failure of a receiving party to object to such terms, provisions or conditions. This Agreement may not be amended, except by a writing signed by both parties.

5.8 Governing Law. This Agreement will be interpreted and construed in accordance with the laws of the State of California and the United States of America, without regard to conflict of law principles. All disputes arising out of this Agreement will be subject to the exclusive jurisdiction of the state and federal courts located in Santa Clara County, California, and each party hereby consents to the personal jurisdiction thereof.

5.9 Counterparts. This Agreement may be executed in counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SCM MICROSYSTEMS, INC.:	PINNACLE SYSTEMS, INC.:

By:	By:

Name:	Name:

Title:	Title:

[Signature Page to Intellectual Property Cross-License Agreement]

Exhibit A

DVDCre8

Enterprise Corporation International

Main Concept

TRADEMARK LICENSE AGREEMENT

This Trademark License Agreement (the “Agreement”) is made and entered into as of the              day of July     , 2003 (“Effective Date”) by and between SCM MICROSYSTEMS, INC. (“Licensee”), a Delaware corporation located at 466 Kato Terrace, Fremont, California 94539, and PINNACLE SYSTEMS, INC. (“Licensor”), a California corporation located at 280 North Bernardo Avenue, Mountain View, California 94043.

RECITALS

WHEREAS, pursuant to the Asset Purchase Agreement between Licensor and Licensee dated June     , 2003 (the “APA”), Licensor has acquired from Licensee the marks listed on Exhibit A (the “Licensed Marks”); and

WHEREAS, Licensor wishes to grant to Licensee a license to use the Licensed Marks in connection with Media Reader Products (as defined in the APA) on the terms and conditions described in this Agreement;

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and obligations contained herein, the sufficiency of which is acknowledged by the parties, the parties agree as follows:

1. Grant and Scope of License

1.1 Grant of License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, and Licensee hereby accepts, an exclusive, worldwide, royalty-free, fully-paid license, without the right to grant sublicenses except as set forth in Section 1.3 hereof, to use and display the Licensed Marks, solely for the uses set forth below (“Licensed Uses”):

(a) on Media Reader Products or derivatives thereof (collectively, “Licensed Products”), and

(b) in connection with the advertising, marketing, sale and distribution of Licensed Products (collectively, “Promotional Materials”).

1.2 Limited Purpose. Licensee shall not use the Licensed Marks in connection with any activities other than the Licensed Uses, including without limitation use of the Licensed Marks in connection with the Restricted Business (as defined in the APA). Licensee shall not bundle Licensed Products bearing the Licensed Marks with Video Products or audio products or permit the sale of such Licensed Products with Video Products or audio products. Notwithstanding the foregoing, the parties agree that the Licensed Products when sold on a stand-alone basis, are not “audio products.”

1.3 Sublicenses. Licensee may grant sublicenses to any of its Affiliates (as defined in the APA) and to any Media Reader Business Successor under the license granted in Section 1.1 hereof; provided, that (i) Licensee enters into a written sublicense agreement with any such sublicensee, and (ii) such agreement does not include the right to grant further sublicenses. Licensee shall provide copies of such written sublicense agreements to the Licensor upon request. If Licensee grants any sublicense rights pursuant to this Section 1.3 to an Affiliate and any such Affiliate thereafter ceases to be an Affiliate, then the sublicense granted to such Affiliate pursuant to this Section 1.3 shall terminate immediately upon the date of such cessation. For the purposes hereof, “Media Reader Business Successor” shall mean a purchaser of a majority of the consumer/retail portion of the Media Reader Business. If the license has been sublicensed to a Media Reader Business Successor, Licensee shall have no rights to the Licensed Marks.

2. Form of Use

2.1 Form. Licensee shall use the Licensed Marks in a manner substantially consistent with the manner in which Licensee used the Licensed Marks prior to the Closing or in forms otherwise approved in writing by Licensor, which approval shall not be unreasonably withheld. Licensee shall include where appropriate the designations ® or ™ and a statement that the Licensed Marks are used under license from Licensor, and other proprietary notices as reasonably required by Licensor from time to time. Licensee shall comply with all applicable laws and regulations pertaining to the proper use and designation of trademarks in each country in which Licensee uses the Licensed Marks. Furthermore:

(a) During the first 12 months of the Term, Licensee may use the Licensed Marks without other marks for the Licensed Uses.

(b) Following the first 12 months of the Term, Licensee’s use of the Licensed Marks must be in combination with other words, logos or symbols to form a composite mark comprised of the Licensed Marks and such other words, logos or symbols (“Composite Mark”) to distinguish such Composite Mark from the Licensed Marks standing alone.

2.2 Samples. Licensee shall make available to Licensor, for its approval, samples of any uses of the Licensed Marks on Licensed Product and on Promotional Materials that deviate in any material respect from the uses made of the Licensed Marks by Licensee prior to the Closing. Licensor shall have the right to make reasonable objections to any such sample on the grounds that Licensor believes that the use of such materials by Licensee will be damaging to or dilutive of the value of, or reputation associated with, the Licensed Marks. Licensor shall exercise its approval rights in good faith and shall not unreasonably withhold or delay any such approval. Any request for modification of a submission shall include an appropriate explanation.

3. Quality Control and Use of Licensed Marks

3.1 Quality Standards. The nature and quality of all Licensed Products bearing any of the Licensed Marks must conform to or exceed the level of quality historically associated with the Licensed Products with which the Licensed Marks were used by Licensee prior to Closing, and must conform to any additional specific standards reasonably adopted by Licensor from time to

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time that are not inconsistent with the standards to which Licensee adhered in connection with its use of the Licensed Marks prior to the Closing.

3.2 Quality Control. Licensor shall have the right to monitor the quality of the Licensed Products provided by Licensee, and Licensee shall assist Licensor in monitoring quality by providing to Licensor samples of Licensed Products and reasonable access to its premises at reasonable hours to inspect the quality of the Licensed Products as and to the extent necessary for Licensor to confirm that Licensee is adhering to the quality control standards imposed hereunder. Licensee shall undertake such other steps as Licensor may reasonably request to assist Licensor in monitoring the quality of the Licensed Products provided by Licensee under the Licensed Marks. Licensor has the right to take all action that it reasonably deems necessary to ensure that Licensee’s activities under and uses of the Licensed Marks are consistent with the reputation for quality and prestige of products bearing the Licensed Marks, as reflected by the Licensed Products with which the Licensed Marks were used by Licensee prior to the Closing.

3.3 Compliance with Law. Licensee shall comply with all applicable laws and regulations and obtain all appropriate government approvals pertaining to its use of the Licensed Marks, and its sale, distribution and advertising of the Licensed Products under the Licensed Marks.

3.4 No Mutilation of Licensed Marks. Unless Licensee obtains Licensor’s prior written approval (which approval shall not be unreasonably withheld or delayed), Licensee shall not use any of the Licensed Marks in a form different from those used by the Licensee prior to the Closing in connection with the Licensed Products.

3.5 No Disparagement of Licensor or Licensed Marks. Licensee shall not use any of the Licensed Marks in connection with any activity that disparages Licensor or its products or services, or that damages the reputation for quality inherent in the Licensed Marks.

4. Hypertext Link

Licensor agrees to include a prominent hypertext link on the home page of its website that will take visitors to the home page of the website of the owner of the Media Reader Business, provided that Licensor will not be required to include such link if such owner is engaged in the Restricted Business.

5. Ownership

5.1 Ownership of Licensed Marks. Licensee acknowledges that it has no interest in the Licensed Marks other than the license granted under this Agreement and that Licensor will remain the sole and exclusive owner of all right, title and interest in the Licensed Marks. Licensee agrees that Licensee’s use of the Licensed Marks and any goodwill in the marks resulting from Licensee’s use will inure solely to the benefit of Licensor and will not create any right, title or interest for Licensee in the Licensed Marks. If Licensee uses, registers or applies to register any mark in violation of its obligations under this Agreement, Licensee agrees, at Licensor’s request, immediately to cease the use of that mark and to assign to Licensor all its rights in that mark, including any application or registration for that mark.

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5.2 No Contest. Licensee shall not contest, oppose or challenge Licensor’s ownership of the Licensed Marks. Licensee agrees that it will not knowingly take any action that reasonably would be expected to impair Licensor’s ownership or rights in the Licensed Marks. In particular, Licensee shall not register or attempt to register the Licensed Marks in any jurisdiction and will not oppose Licensor’s registration or use of the Licensed Marks, alone or with other words or designs, in any jurisdiction.

5.3 Enforcement Actions by Licensor Generally. Licensor shall have the right to bring any action on account of any such infringements, and Licensee shall cooperate reasonably with Licensor, as Licensor may reasonably request, in connection with any such action brought by Licensor. All such actions shall be at the expense of Licensor. Nothing herein, however, shall be deemed to require Licensor to enforce the Licensed Marks against others. If such infringements relate substantially to the marketing, distribution or sale of Licensed Products and reasonably could be expected to adversely affect the exercise by Licensee of the license granted by Licensor to Licensee hereunder, Licensor will use reasonable efforts to give Licensee written notice of such infringements. Any recoveries obtained by Licensor in or as result of such action, including through any settlement, shall be applied, first, in payment of the costs and expenses reasonably incurred by Licensor in connection with such action, and, second, shall be shared between Licensor and Licensee based on the amount of damages attributable to infringement of the Licensed Marks in connection with the marketing, distribution or sale of Licensed Products, as compared to the relative amount of damages attributable to infringement of the Licensed Marks in connection with any and all other uses of the Licensed Marks. In the event that the parties are unable to mutually agree upon an apportionment of the damages and such apportionment is not otherwise determined pursuant to any adjudication or settlement in connection with any recovery under this Section 5.3, then Licensor and Licensee agree that they shall submit to binding arbitration to resolve the issues pursuant to the Commercial Rules of the American Arbitration Association.

5.4 Enforcement Actions by or at the Request of Licensee. If Licensee learns of any infringement of any of the Licensed Marks in connection with the marketing, distribution or sale of Licensed Products as to which it desires to take further action, it may notify the Licensor of such infringement. Within a reasonable time thereafter, Licensor, at Licensor’s expense, shall take such action as it in its reasonable discretion deems advisable for the protection of the rights in and to such Licensed Marks or advise Licensee that Licensor shall not take such action. If Licensor takes such action, it shall control such action in all respects, but it shall keep Licensee apprised of developments in respect of and the status of such action and also shall consult with Licensee with respect to the settlement thereof and, if such settlement would adversely affect the rights of Licensee hereunder, such settlement shall be subject to the approval of Licensee, which approval shall not be unreasonably withheld. Any recoveries obtained by Licensor in or as result of such action, including through any settlement, shall be applied, first, in payment of the costs and expenses reasonably incurred by Licensor in connection with such action, and, second, shall be shared between Licensor and Licensee based on the relative amount of damages attributable to infringement of the Licensed Marks in connection with the marketing, distribution or sale of Licensed Products, which amounts shall be paid to Licensee, as compared to the relative amount of damages attributable to infringement of the Licensed Marks in connection with any and all other uses of the Licensed Marks or other rights in and to the Licensed Marks held by Licensor, which amounts shall be paid to Licensor. In the event the parties are unable to mutually agree upon an apportionment of the damages and such

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apportionment is not otherwise determined pursuant to any adjudication or settlement in connection with any recovery under this Section 5.4, then Licensor and Licensee agree that they shall submit to binding arbitration pursuant to the Commercial Rules of the American Arbitration Association. Licensor shall not be required to take action in any particular circumstance if it deems it inadvisable to do so. If the accused infringer’s use is in connection with the marketing or distribution of Licensed Products, and Licensor (i) has not demanded, within 30 days after the receipt of notice of the infringement from Licensee that the accused infringer cease infringement and (ii) has not filed an action with respect to such infringement within 60 days after the receipt of such notice or otherwise is not actively seeking to resolve the situation at that time or thereafter, Licensee may take any action with respect to such infringement at its own discretion, provided that Licensee has not been provided with a copy of an opinion of Licensor’s counsel that pursuing such action would have a material adverse effect on any of the Licensed Marks and the likelihood of such effect is more than minimal as a result of identified facts or circumstances. The costs of such action brought by Licensee shall be borne by Licensee. Any recoveries obtained by Licensor in or as result of such action, including through any settlement, shall be applied, first, in payment of the costs and expenses reasonably incurred by Licensee in connection with such action, and, second, shall be shared between Licensor and Licensee in accordance with an apportionment of damages awarded or amounts received based on relative apportionment of the total amount of such recovery based on the relative amount of damages attributable to infringement of the Licensed Marks in connection with the marketing, distribution or sale of Licensed Products, which amounts shall be paid to Licensee, as compared to the relative amount of damages attributable to infringement of the Licensed Marks in connection with any and all other uses of the Licensed Marks or other rights in and to the Licensed Marks held by Licensor, which amounts shall be paid to Licensor. In the event the parties are unable to mutually agree upon an apportionment of the damages and such apportionment is not otherwise determined pursuant to any adjudication or settlement in connection with any recovery under this Section 5.4, then Licensor and Licensee agree that they shall submit to binding arbitration pursuant to the Commercial Rules of the American Arbitration Association for the sole purpose of determining the amount of any apportionment. Licensor retains the right to intervene in any such action brought by Licensee hereunder, in which event, Licensor shall pay half the costs of such action, but such intervention by Licensor shall not affect the allocation of any recoveries obtained in connection therewith. Although Licensee shall have day-to-day control over any such action taken by Licensee, Licensee shall consult with Licensor concerning developments in respect of and the status of any such action and no settlement thereof may be made without the approval of Licensor, which approval shall not be unreasonably withheld or delayed. In any action taken by Licensor or Licensee contemplated by this 5.4, Licensor and Licensee shall cooperate fully with each other in connection therewith, including without limitation by joining as plaintiff or co-plaintiff in lawsuits and by causing its officers to execute pleadings and other related documents and to give testimony and otherwise as appropriate or reasonably requested.

5.5 Assistance. Licensee shall reasonably assist Licensor, at Licensor’s cost and upon Licensor’s reasonable request, in complying with any formalities to protect the Licensed Marks under U.S. or foreign law, such as registering the Licensed Marks, registering this Agreement or recording Licensee as a registered user. Licensee shall execute any documents reasonably requested by Licensor, including, but not limited to, applications for recordation of Licensee as a registered user and additional licenses for recording with the appropriate authorities. Upon termination or

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expiration of this Agreement, Licensee shall execute any documents reasonably requested by Licensor to effect cancellation of any recordations made under this Section.

6. Disclaimer of Warranties and Indemnification.

6.1 No Warranties. LICENSOR LICENSES THE LICENSED MARKS TO LICENSEE ON AN “AS IS” BASIS. LICENSOR MAKES NO WARRANTIES OF ANY KIND WITH RESPECT TO THE LICENSED MARKS, INCLUDING THE VALIDITY OF LICENSOR’S RIGHTS IN THE LICENSED MARKS IN ANY COUNTRY OR JURISDICTION, AND DISCLAIMS ALL WARRANTIES INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGMENT.

6.2 Indemnification. Upon Licensor’s request, Licensee shall defend, indemnify and hold Licensor harmless from and against any liabilities, losses, claims, damages, costs, expenses and settlement amounts (including without limitation reasonable attorneys’ fees) arising out of or in connection with any claims regarding quality, performance, safety or conformance or lack of conformance with the quality standards described in Section 3, or arising out of Licensee’s use of the Licensed Marks in breach of this Agreement, excluding any claim by a third party asserting that any use of the Licensed Marks by Licensee in accordance with the terms of this Agreement infringes a trademark of such third party (“Indemnified Claim”). Licensor agrees to give Licensee timely written notice of the Indemnified Claim, so as not to prejudice its settlement or defense, and sole control over and reasonable assistance with its settlement and defense, at Licensee’s expense.

7. Term and Termination

7.1 Term. The term of this Agreement will begin on the Effective Date and continue for a period of 5 years, unless earlier terminated in accordance with the provisions of this Agreement (the “Term”).

7.2 Termination by Licensor.

(a) Breach. In the event Licensee breaches this Agreement, Licensor may give notice in writing to Licensee of the breach. In the event Licensee does not correct or eliminate the breach within 30 days from the date of receipt of such notice, this Agreement, including the license to use the Licensed Marks, shall terminate at the end of the 30-day period.

(b) Restricted Business. Licensor will have the right to terminate this Agreement and the license granted in it by giving written notice to Licensee in the event Licensee engages in the Restricted Business.

(c) Change of Control. Licensor will have the right to terminate this Agreement and the license granted in it by giving written notice to Licensee in the event of a Change of Control of Licensee. A “Change of Control” means a transaction in which there is a change in the person or persons holding a controlling interest in the equity or assets of Licensee or where the license herein has been sublicensed to a Media Reader Business Successor, and such new person or

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persons or their affiliates or Media Reader Business Successor is engaged in the sale of any Video Products or audio products.

7.3 Automatic Termination.

(a) In the event that Licensee dissolves or liquidates or ceases to engage in its business, files a petition in bankruptcy, is adjudicated a bankrupt or files a petition or otherwise seeks relief under or pursuant to any bankruptcy, insolvency or reorganization statute or proceeding, or if a petition in bankruptcy is filed against it and is not discharged within 60 days thereafter or if Licensee makes an assignment for the benefit of its creditors or if a custodian, receiver or trustee is appointed for it or for a substantial portion of its business or assets and such appointment is not discharged within 60 days thereafter, then this Agreement will terminate automatically.

(b) In the event Licensee ceases to use the Licensed Marks with an intent not to resume, the licenses granted under this Agreement will terminate automatically.

7.4 Effect of Termination. In the event of any termination of this Agreement, Licensee shall discontinue immediately all use of the Licensed Marks; provided that, in the event of termination of the Agreement pursuant of Section 7.2(c), for a period not to exceed 120 days after the effective date of termination, Licensee (but not any successor that is engaged in the Restricted Business) shall be permitted to sell any stock of Licensed Products displaying the Licensed Marks that remain in inventory at the time of such termination. Subject to the foregoing and except as necessary to sell inventory following termination of this Agreement as permitted in the immediately preceding sentence, in the event of such termination, Licensee shall promptly destroy or return to Licensee, at Licensee’s expense, all advertising and promotional materials, stationery and other materials that bear the Licensed Marks.

7.5 Survival. The provisions of Sections 5, 6, 7.4, 7.5 and 8 shall survive termination of this Agreement regardless of the reason for termination.

8. Miscellaneous

8.1 Assignment/Binding Agreement. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by Licensee, in whole or in part, whether voluntarily or by operation of law, including by way of sale of assets or equity, merger or consolidation, without the prior written consent of Licensor, which consent will not be unreasonably withheld. Notwithstanding the foregoing, Licensee may assign this Agreement to a purchaser of all or a majority of the tangible assets of Licensee’s Media Reader Products business (whether by stock purchase, asset purchase or merger), upon written notice to Licensor if such purchaser is not then engaged in the sale of Video Products or audio products. Licensor expressly reserves its unilateral right to assign or transfer its interest in this Agreement to any purchaser of the Licensed Marks. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and assigns. Any assignment in violation of the foregoing will be null and void.

8.2 Independent Contractors. The relationship of the parties under this Agreement is that of independent contractors. Neither party will be deemed to be an employee,

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agent, partner or legal representative of the other for any purpose and neither will have any right, power or authority to create any obligation or responsibility on behalf of the other.

8.3 Notices. Any notice required or permitted under the terms of this Agreement or required by law must be in writing and must be: (a) delivered in person; (b) sent by first class registered mail, or air mail, as appropriate; or (c) sent by overnight courier, in each case properly posted and fully prepaid to the appropriate address set forth in the preamble to this Agreement. Either party may change its address for notice by notice to the other party given in accordance with this Section. Notices will be considered to have been given at the time of actual delivery in person, three business days after deposit in the mail as set forth above, or one day after delivery to an overnight air courier service.

8.4 Force Majeure. Neither party will be liable to the other party on account of any loss or damage resulting from any delay or failure to perform all or any part of this Agreement if such delay or failure is caused, in whole or in part, by events, occurrences, or causes beyond the control and without negligence of the parties. Such events, occurrences, or causes will include, without limitation, acts of God, strikes, lockouts, riots, acts of war, acts of terrorism, earthquake, fire and explosions, but the inability to meet financial obligations is expressly excluded.

8.5 Waiver. Any waiver of the provisions of this Agreement or of a party’s rights or remedies under this Agreement must be in writing to be effective. Failure, neglect, or delay by a party to enforce the provisions of this Agreement or its rights or remedies at any time, will not be construed as a waiver of such party’s rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice such party’s right to take subsequent action. No exercise or enforcement by either party of any right or remedy under this Agreement will preclude the enforcement by such party of any other right or remedy under this Agreement or that such party is entitled by law to enforce.

8.6 Severability. If any term, condition, or provision in this Agreement is found to be invalid, unlawful or unenforceable to any extent, the parties shall endeavor in good faith to agree to such amendments that will preserve, as far as possible, the intentions expressed in this Agreement. If the parties fail to agree on such an amendment, such invalid term, condition or provision will be severed from the remaining terms, conditions and provisions, which will continue to be valid and enforceable to the fullest extent permitted by law.

8.7 Integration. This Agreement (including the Exhibits and any addenda hereto signed by both parties) contains the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the parties with respect to said subject matter. No terms, provisions or conditions of any purchase order, acknowledgement or other business form that either party may use in connection with the transactions contemplated by this Agreement will have any effect on the rights, duties or obligations of the parties under, or otherwise modify, this Agreement, regardless of any failure of a receiving party to object to such terms, provisions or conditions. This Agreement may not be amended, except by a writing signed by both parties.

8.8 Governing Law. This Agreement will be interpreted and construed in accordance with the laws of the State of California and the United States of America, without regard

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to conflict of law principles. All disputes arising out of this Agreement will be subject to the exclusive jurisdiction of the state and federal courts located in Santa Clara County, California, and each party hereby consents to the personal jurisdiction thereof.

8.9 Counterparts. This Agreement may be executed in counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same agreement.

8.10 Equitable Relief. Licensee acknowledges and agrees that any breach of its obligations under this Agreement with respect to limitations upon its use of the Licensed Marks will result in irreparable harm to Licensor which cannot be reasonably or adequately compensated in damages, Licensor will be entitled to injunctive and/or equitable relief to prevent a breach and to secure enforcement thereof, in addition to any other relief or award to which Licensor may be entitled.

[Remainder of Page Left Blank Intentionally]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PINNACLE SYSTEMS, INC.	SCM MICROSYSTEMS, INC.

By:	By:

Name:	Name:

Title:	Title:

[Signature Page to Trademark License Agreement]

EXHIBIT A

Licensed Marks

DAZZLE

MEDIA READER LICENSE AGREEMENT

This MEDIA READER LICENSE AGREEMENT (this “Agreement”), dated as of July     , 2003 (the “Effective Date”), is made by and between SCM MICROSYSTEMS, INC. (“SCM”), a Delaware corporation located at 466 Kato Terrace, Fremont, California 94539, and PINNACLE SYSTEMS, INC. (“Pinnacle”), a California corporation located at 280 North Bernardo Avenue, Mountain View, California 94043.

RECITALS

WHEREAS, SCM and Pinnacle have entered into an Asset Purchase Agreement (the “APA”) dated as of June     , 2003 pursuant to which Pinnacle is purchasing from SCM certain assets and properties relating to the Business (as defined in the APA); and

WHEREAS, in connection with the APA, SCM desires to grant a nonexclusive license to Pinnacle under certain of SCM’s intellectual property related to the Business.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1. Definitions

1.1 “Business” has the meaning given to it in the APA.

1.2 “Closing” has the meaning given to it in the APA.

1.3 “Copyrights” means copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world.

1.4 “Designated Transferred Products” means those current versions of Transferred Products into which any Media Reader Products are incorporated immediately prior to the Closing.

1.5 “Intellectual Property” has the meaning given to it in the APA.

1.6 “Licensed Intellectual Property” means the Intellectual Property owned by Seller, which when used in conjunction with the ASICs to be purchased by Pinnacle under the ASIC Agreement (as defined in the APA) includes all Intellectual Property owned by SCM on the date hereof that is required to make the Media Reader Component Product(s) and incorporate the Media Reader Component Product(s) into the current versions of any Transferred Products immediately prior to the Closing (as defined in the APA).

1.7 “Licensed Patents” means any Patent owned by SCM on the date hereof that has claims that necessarily are infringed by the making, using, and importing of Media Reader Component Products for the purpose of incorporation in Licensed Products, and the sale and offering for sale of Licensed Product, into which the Media Reader Component Products have been incorporated.

1.8 “Licensed Products” means Designated Transferred Products or derivatives thereof into which a Media Reader Component Product or derivative thereof is incorporated and that are sold as product of Pinnacle.

1.9 “Media Reader Component Product” means any Media Reader Product (as defined by the APA) identified in Exhibit A attached hereto, which Media Reader Product(s) represents the only Media Reader Product(s) that are incorporated into the current versions of any Transferred Products immediately prior to the Closing (as defined in the APA).

1.10 “Patents” has the meaning given to it in the APA.

1.11 “Person” means any individual, partnership, joint venture, corporation, trust, unincorporated organization or government or any department or agency thereof.

1.12 “Subsidiary” means, with respect to the referenced entity, any other entity (i) of which 50% or more of either the equity interests in, or the voting control of, such entity is, directly or indirectly, beneficially owned by the referenced entity, (ii) of which the referenced entity has the ability to (A) elect 50% or more of the directors or members of the governing board of such entity or (B) appoint either the general partner of a general partnership or limited partnership or the managing member of a limited liability company.

1.13 “Technology” has the meaning given to it in the APA.

1.14 “Trademarks” has the meaning given to it in the APA.

1.15 “Trade Secrets” has the meaning given to it in the APA.

Section 2. Grants of Rights

2.1 Subject to the terms and conditions hereof, SCM, on behalf of itself and its Subsidiaries, hereby grants to Pinnacle a nonexclusive, worldwide, perpetual, irrevocable, fully paid up, royalty-free license, with the limited right to grant sublicenses to the extent provided in Section 2.6, to use and exploit the Licensed Intellectual Property (i) solely to make (including the right to use any apparatus and practice any method in making), have made, use, import and create derivative works based on any work of authorship embodied in the Media Reader Component Products solely for incorporation in Licensed Products and to use any Trade Secret embodied in any Licensed Intellectual Property solely in furtherance of the foregoing, and (ii) to sell, offer for sale, distribute and support Licensed Products into which the Media Reader Component Products or derivatives thereof have been incorporated. For the avoidance of doubt, the foregoing license does not grant Pinnacle any right to, and Pinnacle agrees that it shall not, sell or otherwise dispose of any

2

Media Reader Component Products on a stand alone basis or in any other manner other than as incorporated into Licensed Products.

2.2 The license granted in Section 2.1 to Pinnacle to have products made by another manufacturer: (i) applies only when the specifications for the Licensed Products were created by Pinnacle (either solely or jointly with one or more third parties), (ii) extends only to those claims of the Licensed Patents, the infringement of which would be necessitated by compliance with such specifications, and (iii) does not apply to any methods used, or any products in substantially the same form manufactured or marketed, by said other manufacturer prior to Pinnacle’s furnishing of said specifications.

2.3 No license or immunity is granted under this Agreement by SCM, either directly or by implication, estoppel or otherwise to any third parties acquiring items from either party for the combination of such acquired items with other items (including items acquired from either party hereto) or for the use of such combination, even if such items have no substantial use other than as part of such a combination.

2.4 No breach of this Agreement will entitle SCM to terminate or rescind the license granted in Section 2.1 or entitle SCM to injunctive or other equitable relief to terminate such licenses, it being agreed that SCM’s sole remedy, if any, in the event of such a breach will be an action for damages.

2.5 If neither SCM nor any of its Subsidiaries has the right to grant a license under any particular Licensed Patent of the scope set forth in Section 2, then the license granted herein under said Licensed Patent shall be the broadest scope SCM or any of its Subsidiaries has the right to grant.

2.6 The license granted herein includes the right of Pinnacle to grant sublicenses under the Licensed Patents to Subsidiaries. No sublicense shall be broader in any respect at any time during the life of this Agreement than the license held at that time by the party that granted the sublicense. A sublicense granted to a Subsidiary of Pinnacle hereunder will terminate on the date such Subsidiary ceases to be a Subsidiary of Pinnacle. If a Subsidiary of SCM ceases to be a Subsidiary and holds any patents included in the Licensed Patents, such license to the Pinnacle shall continue for the term of such license. Pinnacle also shall have the right to sublicense to the Licensed Intellectual Property (other than the Licensed Patents) to third parties that have been engaged by Pinnacle in connection with the manufacture, assembly or support of Licensed Products, provided such sublicenses are made under terms and conditions that preserve SCM’s proprietary and intellectual property rights in and to the Copyrights. Pinnacle agrees to reproduce any SCM copyright notice or other proprietary notices or legends that appear on or in any SCM Copyrights licensed hereunder. Pinnacle also agrees to treat SCM’s Trade Secrets licensed hereunder with at least the same degree of care and protection that it uses with respect to its own most valuable confidential information and Trade Secrets, and in no event less than reasonable care. Pinnacle may disclose SCM’s Trade Secrets licensed hereunder to third parties that have been engaged by Pinnacle in connection with the manufacture, assembly or support of Licensed Products; provide that such disclosure shall be made under terms and provisions of a written confidentiality agreement that protect the confidentiality of the disclosed information and are at least as restrictive as those that Pinnacle uses for its own confidential information of a similar nature.

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2.7 Delivery. SCM shall deliver promptly after the Closing, all materials required to enable Pinnacle to exercise fully the rights granted under this Agreement.

Section 3. Representations and Warranties

3.1 SCM represents and warrants that it has the right to grant the license granted in Section 2.

3.2 Except as set forth in this Section 3, all Licensed Intellectual Property is licensed by SCM hereunder on an “AS IS” basis without warranty of any kind.

3.3 EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 3, NEITHER PARTY MAKES ANY OTHER REPRESENTATION OR WARRANTY, WHETHER STATUTORY, EXPRESS OR IMPLIED, AND EACH PARTY HEREBY DISCLAIMS AND EXCLUDES ALL OTHER WARRANTIES, WHETHER STATUTORY, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF NON-INFRINGEMENT OF THIRD PARTY RIGHTS, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY UNDER THIS AGREEMENT IN RESPECT OF ANY INFRINGEMENT OF PATENTS, COPYRIGHTS, MASKWORKS, TRADEMARKS OR MISAPPROPRIATION OF TRADE SECRETS OR OTHER RIGHTS OF THIRD PARTIES DUE TO THE OTHER PARTY’S OPERATION UNDER THE LICENSE HEREIN GRANTED.

Section 4. Term of Agreement

The term of the licenses granted under this Agreement shall commence on the Closing Date (as defined in the APA) and terminate (a) with respect to Licensed Patents, on the date of expiration of the last to expire Licensed Patent, and (b) with respect to Licensed Intellectual Property other than Licensed Patents on the date the last of such Licensed Intellectual Property enters into the public domain.

Section 5. Miscellaneous

5.1 Assignment/Binding Agreement. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by Pinnacle without the prior written consent of SCM, which consent will not be unreasonably withheld. However, Pinnacle may assign this Agreement in connection with its merger or sale of all or substantially all of its assets or equity. SCM expressly reserves its unilateral right to assign or transfer its interest in this Agreement to any purchaser of the Licensed Intellectual Property. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and assigns. Any assignment in violation of the foregoing will be null and void.

5.2 Independent Contractors. The relationship of the parties under this Agreement is that of independent contractors. Neither party will be deemed to be an employee, agent, partner or legal representative of the other for any purpose and neither will have any right, power or authority to create any obligation or responsibility on behalf of the other.

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5.3 Notices. Any notice required or permitted under the terms of this Agreement or required by law must be in writing and must be: (a) delivered in person; (b) sent by first class registered mail, or air mail, as appropriate; or (c) sent by overnight courier, in each case properly posted and fully prepaid to the appropriate address set forth in the preamble to this Agreement. Either party may change its address for notice by notice to the other party given in accordance with this Section. Notices will be considered to have been given at the time of actual delivery in person, three business days after deposit in the mail as set forth above, or one day after delivery to an overnight air courier service.

5.4 Force Majeure. Neither party will be liable to the other party on account of any loss or damage resulting from any delay or failure to perform all or any part of this Agreement if such delay or failure is caused, in whole or in part, by events, occurrences, or causes beyond the control and without negligence of the parties. Such events, occurrences, or causes will include, without limitation, acts of God, strikes, lockouts, riots, acts of war, acts of terrorism, earthquake, fire and explosions, but the inability to meet financial obligations is expressly excluded.

5.5 Waiver. Any waiver of the provisions of this Agreement or of a party’s rights or remedies under this Agreement must be in writing to be effective. Failure, neglect, or delay by a party to enforce the provisions of this Agreement or its rights or remedies at any time, will not be construed as a waiver of such party’s rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice such party’s right to take subsequent action. No exercise or enforcement by either party of any right or remedy under this Agreement will preclude the enforcement by such party of any other right or remedy under this Agreement or that such party is entitled by law to enforce.

5.6 Severability. If any term, condition, or provision in this Agreement is found to be invalid, unlawful or unenforceable to any extent, the parties shall endeavor in good faith to agree to such amendments that will preserve, as far as possible, the intentions expressed in this Agreement. If the parties fail to agree on such an amendment, such invalid term, condition or provision will be severed from the remaining terms, conditions and provisions, which will continue to be valid and enforceable to the fullest extent permitted by law.

5.7 Integration. This Agreement contains the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the parties with respect to said subject matter. No terms, provisions or conditions of any purchase order, acknowledgement or other business form that either party may use in connection with the transactions contemplated by this Agreement will have any effect on the rights, duties or obligations of the parties under, or otherwise modify, this Agreement, regardless of any failure of a receiving party to object to such terms, provisions or conditions. This Agreement may not be amended, except by a writing signed by both parties.

5.8 Governing Law. This Agreement will be interpreted and construed in accordance with the laws of the State of California and the United States of America, without regard to conflict of law principles. All disputes arising out of this Agreement will be subject to the exclusive jurisdiction of the state and federal courts located in Santa Clara County, California, and each party hereby consents to the personal jurisdiction thereof.

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5.9 Counterparts. This Agreement may be executed in counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same agreement.

[Remainder of Page Left Blank Intentionally]

6

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SCM MICROSYSTEMS, INC.	PINNACLE SYSTEMS, INC.

By:	By:

Name:	Name:

Title:	Title:

[Signature Page to Media Reader License Agreement]

EXHIBIT A

Media Reader Component Product

Fusion Products

DCS-200